    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1999


                                                      REGISTRATION NO. 333-84177
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              EDISON SCHOOLS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                DELAWARE                                   8200                                  13-3915075
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                            ------------------------

                          521 FIFTH AVENUE, 15TH FLOOR
                               NEW YORK, NY 10175
                                 (212) 419-1600
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             H. CHRISTOPHER WHITTLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              EDISON SCHOOLS INC.
                          521 FIFTH AVENUE, 15TH FLOOR
                               NEW YORK, NY 10175
                                 (212) 419-1600
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                   DAVID SYLVESTER, ESQ.                                      MICHAEL W. BLAIR, ESQ.
                   BRENT B. SILER, ESQ.                                        DEBEVOISE & PLIMPTON
                     HALE AND DORR LLP                                           875 THIRD AVENUE
              1455 PENNSYLVANIA AVENUE, N.W.                                    NEW YORK, NY 10022
                  WASHINGTON, D.C. 20004                                     TELEPHONE: (212) 909-6000
                 TELEPHONE: (202) 942-8400                                   TELECOPY: (212) 909-6836
                 TELECOPY: (202) 942-8484

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
------------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with a U.S. and Canadian offering of the registrant's class A common stock and one to be used in a concurrent international offering of the class A common stock. The international prospectus will be identical to the U.S. prospectus except that it will have a different front cover page, underwriting section and back cover page. The U.S. prospectus is included herein and is followed by the alternate front cover page, underwriting section and back cover page to be used in the international prospectus, which each have been labeled "Alternative Page for International Prospectus."

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED OCTOBER 19, 1999


PROSPECTUS

                                6,800,000 SHARES


                             [EDISON SCHOOLS LOGO]

                              CLASS A COMMON STOCK
                             ----------------------
     This is Edison Schools Inc.'s initial public offering of class A common stock. The U.S. underwriters will offer 5,440,000 shares of class A common stock in the United States and Canada and the international managers will offer 1,360,000 shares of class A common stock outside the United States and Canada.

     We expect the public offering price to be between $21.00 and $23.00 per share. After pricing of the offering, we expect that the class A common stock will trade on the Nasdaq National Market under the symbol "EDSN."


      INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

                             ----------------------

                                                                 PER SHARE         TOTAL
                                                                 ---------         -----
Public offering price......................................         $                $
Underwriting discount......................................         $                $
Proceeds, before expenses, to Edison Schools Inc. .........         $                $

     The U.S. underwriters may also purchase up to an additional 816,000 shares of class A common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an aggregate of an additional 204,000 shares of class A common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the shares of class A common stock will be ready for
delivery in New York, New York on or about              , 1999.

                             ----------------------
MERRILL LYNCH & CO.
                   BANC OF AMERICA SECURITIES LLC
                                      CREDIT SUISSE FIRST BOSTON
                                                    DONALDSON, LUFKIN & JENRETTE
                                                               J.P. MORGAN & CO.
                             ----------------------
             THE DATE OF THIS PROSPECTUS IS                , 1999.

     Description of graphical material on inside front cover:

        Photograph of children in classroom with the following caption:

           "The most necessary task of civilization is to teach people to think."

               -- Thomas Edison

     Description of graphical material on inside of gatefold:

        Multiple photographs of children in classrooms with the following text:

           The 10 fundamentals of Edison Schools

               1. Schools organized for every student's success

               2. A better use of time

               3. A rich and challenging curriculum

               4. Teaching methods that motivate

               5. Assessment that provides accountability

               6. Educators who are true professionals

               7. Technology for an Information Age

               8. A partnership with families

               9. Schools tailored to the community

               10. The advantages of system and scale

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................     4
RISK FACTORS................................................    10
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    21
OUR ADDRESS.................................................    21
USE OF PROCEEDS.............................................    22
DIVIDEND POLICY.............................................    22
CAPITALIZATION..............................................    23
DILUTION....................................................    25
SELECTED FINANCIAL AND OTHER DATA...........................    26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    28
BUSINESS....................................................    40
MANAGEMENT..................................................    57
RELATED PARTY TRANSACTIONS..................................    66
PRINCIPAL STOCKHOLDERS......................................    74
DESCRIPTION OF CAPITAL STOCK................................    79
SHARES ELIGIBLE FOR FUTURE SALE.............................    83
UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S.
  HOLDERS...................................................    86
UNDERWRITING................................................    88
LEGAL MATTERS...............................................    93
EXPERTS.....................................................    93
WHERE YOU CAN FIND MORE INFORMATION.........................    93
INDEX TO FINANCIAL STATEMENTS...............................   F-1


                             ----------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
                             ----------------------

     Technology as a Second Language(R) and Edison's logo are trademarks or service marks of Edison. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and our financial statements and the related notes included in this prospectus, before deciding to invest in shares of our class A common stock.


                              EDISON SCHOOLS INC.



     Edison is the nation's largest private operator of public schools serving students from kindergarten through 12th grade. We contract with local school districts and public charter school boards to assume educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. We opened our first four schools in August 1995, and are currently serving approximately 38,000 students in 79 schools located in 16 states across the country and the District of Columbia, an increase of 14,000 students from the 1998-1999 school year. Approximately 26,700 students are enrolled in our schools in grades K-5, approximately 9,700 in grades 6-8 and approximately 1,600 in grades 9-12.



     Our model offers public school authorities, who face concern about student achievement, the benefits of a large private sector company with national support systems. These benefits contribute to an enhanced educational experience that has proven attractive to public school authorities, parents and teachers alike. Elements of that experience include a longer school day and year and a strong emphasis on technology.



     We recognize that there are many excellent public schools in the United States. We also believe, however, that the overall performance of public schools has been compromised by several inherent constraints that may inhibit many districts from implementing a systemic program of improvement. These constraints may include a lack of consistency in leadership due to the relatively brief tenure of superintendents and school boards, the inability to exploit the advantages of scale because school districts tend to be small and independent operations and the inability to invest for the future due to school districts' annual budget cycles. We believe our school design addresses these issues through system-wide accountability and incentives, economies of scale and an investment in research and development.



     During the 1996-1997 school year, over 14,000 school districts comprising 88,000 K-12 schools enrolled an estimated 45.6 million students. We currently concentrate our business development efforts on the approximately 1,800 medium and large school districts that each have more than 5,000 students. We estimate that these districts had annual operating budgets aggregating $190 billion for the 1998-1999 school year.



     We are retained by public school authorities to implement our school design and curriculum in one of two ways. In most instances, an elected school board votes to enter into a contract with us to manage one or more schools in the district. In other cases, we manage the school pursuant to a contract granted by a public charter school board. Thirty-six states and the District of Columbia have now enacted charter school legislation. Under a typical charter school statute, identified entities, such as a state board of education or state university, are authorized to grant a "charter" to create and operate a public school. In some cases, we operate charter schools under a charter granted by the local school board, which provides the facility. In these cases, we categorize these schools as contract schools because we do not provide the facility and therefore the economics of these arrangements closely resemble those of a contract school.



     We have a limited operating history on which you can base your evaluation of our business and prospects. We have incurred substantial net losses in every fiscal period since we began operations. As of June 30, 1999, our accumulated deficit since November 1996, when we converted from a partnership to a corporation, was approximately $79.3 million. Our net loss per student was $1,597 in fiscal 1997, $1,739 in fiscal 1998 and $2,068 in fiscal 1999. Net loss per student includes noncash stock-based compensation and non-recurring design-team compensation charges per student of $6, $263 and $937 for these periods.

                                  RISK FACTORS



     The success of our business is subject to a number of risks, including risks relating to:



     - public acceptance of private, for-profit management of public schools;



     - our ability to improve the academic achievement of students;



     - our ability to hire and retain highly skilled teachers and principals;



     - our reliance upon public funding and our continued qualification to receive funding from special government education programs; and



     - the possibility that we might not be repaid amounts we have advanced to charter schools or that we could continue to have financial obligations for charter schools past the time when we have ceased to operate the school. As of June 30, 1999, we had advanced or lent charter boards $13.4 million to finance the purchase or renovation of school facilities we manage, we had aggregate future lease obligations totalling $24.9 million, with varying maturities over the next 18 years, and we had guaranteed loans totalling $4.9 million.



     For a more complete discussion of these risks and others that are material to your investment, please see "Risk Factors."



                                  THE OFFERING


Class A common stock offered:

     U.S. offering............   5,440,000 shares

     International offering...   1,360,000 shares

       Total..................   6,800,000 shares


Common stock to be outstanding
after the U.S. and
  International offerings:
    Class A common stock......   38,693,519 shares



     Class B common stock.....    3,543,800 shares



       Total..................   42,237,319 shares


Use of proceeds...............   We estimate that the net proceeds from this
                                 offering (without exercise of the overallotment option) will be approximately $136.9 million.
                                 We intend to use these net proceeds for general corporate purposes, including funding operating losses, working capital and capital expenditures. See "Use of Proceeds."

Proposed Nasdaq National
Market symbol.................   EDSN

     The number of shares to be outstanding after the offering is based on shares outstanding at October 18, 1999, after giving effect to the expected exercise of stock options prior to the completion of this offering. The number of outstanding shares excludes:



     - 7,192,935 shares of class A common stock and 799,248 shares of class B common stock that may be issued upon the exercise of outstanding options with a weighted average exercise price of $21.22 per share;



     - 3,624,300 shares of class A common stock and 402,749 shares of class B common stock that may be issued upon exercise of outstanding warrants with a weighted average exercise price of $13.06 per share; and



     - 2,751,304 additional shares of common stock reserved for issuance under our stock option plans.


                          DESCRIPTION OF COMMON STOCK

     In general, holders of class A common stock have the same rights as the holders of class B common stock, except that:

     - holders of class A common stock have one vote per share and holders of class B common stock have ten votes per share; and

     - beginning with the first annual meeting of stockholders occurring after the completion of this offering, holders of class B common stock will be entitled, as a separate class, to elect four of the 11 members of our board of directors and the holders of class A common stock will be entitled, as a separate class, to elect the remaining seven directors.

The holders of class A common stock and class B common stock will have cumulative voting rights in the election of their respective directors. On other matters presented to the stockholders for their vote or approval, the holders of class A common stock and class B common stock will vote together as a single class, except as to matters affecting the rights of the two classes of common stock or as may be required by Delaware law. Class B common stock may be converted into class A common stock at any time on a one-for-one basis. Each share of class B common stock will automatically convert into one share of class A common stock upon its transfer in most circumstances or upon the occurrence of other specified events. For a description of cumulative voting and the events that will cause conversion of the class B common stock into class A common stock, see "Description of Capital Stock -- Common Stock."

                             PROSPECTUS ASSUMPTIONS

     Except where otherwise indicated, all information in this prospectus:


     - reflects the conversion of each outstanding share of our existing common stock and preferred stock into 0.45 shares of class A common stock and
       0.05 shares of class B common stock, which will occur automatically upon the completion of this offering;



     - gives effect to the expected exercise of stock options to purchase 652,500 shares of class A common stock and 72,500 shares of class B common stock prior to the completion of this offering; and


     - assumes the underwriters do not exercise their option to purchase additional shares in this offering to cover over-allotments, if any.

                      SUMMARY FINANCIAL AND OPERATING DATA

    The following table sets forth summary financial data for our business. You should read this information together with our financial statements and the related notes included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Please note that:


    - The pro forma balance sheet data reflect the sale of shares of preferred stock in private placements in July 1999, the automatic conversion of all outstanding shares of our existing common stock and preferred stock, including the shares issued in the July 1999 private placements, into shares of class A common stock and class B common stock upon the closing of this offering, and the expected exercise of stock options prior to completion of this offering and the loan by us to the holder of these options of the amounts necessary to exercise the options and to pay taxes due in connection with this exercise.


    - The pro forma as adjusted balance sheet data also reflect the sale of the class A common stock offered by us in this offering, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

    - Note 2 to our financial statements includes information regarding net loss attributable to common stockholders and shares used in computing basic and diluted and pro forma basic and diluted net loss per share applicable to common stockholders.


    - We operated as a partnership prior to fiscal 1997.


    - We recognize revenue for each school pro rata over the 11 months from August through June.

    The table also sets forth some of the operating data we believe you might find useful in analyzing our business. The following information is intended to help you understand our operating data:


    - EBITDA, net of other charges, means the net loss we would have shown if we did not take into consideration our net interest expense, gain or loss from disposal of property and equipment, income tax expense, depreciation and amortization, stock-based compensation and non-recurring design team compensation. This is not a measurement in accordance with generally accepted accounting principles and you should not consider it to be an alternative to, or more meaningful than, operating income or loss, net income or loss or cash flows as defined by generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA, net of other charges, may not be comparable to EBITDA or similarly titled measures reported by other companies. However, we believe EBITDA, net of other charges, serves as an important operating measurement when evaluating our financial performance. In particular, we use this metric to evaluate the degree to which our aggregate gross site contribution equals, exceeds or falls below our administration, curriculum and development expenses. We have excluded from this measurement stock-based compensation and non-recurring design team compensation because they are not directly related to operating performance.



    - We consider grades K-5, 6-8 and 9-12 each to be a school, and we count grades K-5, 6-8 and 9-12 as separate schools even if they are located in the same building. As we expand, we often introduce new grade levels gradually rather than simultaneously opening all grade levels within a school. We consider ourselves to have opened a new school if we introduce at least one grade level at a different school level, for example, if we add grade 6 at a location housing an existing K-5 school. In some cases, we count grades K-6 as one school if it is the local practice to configure elementary schools in this manner.


    - We define gross site contribution as revenue from educational services less direct site expenses. Gross site contribution is a measurement of ongoing site-level operating performance of our schools and, for that reason, does not include site-level pre-opening expenses or depreciation and amortization or interest expenses related to site-level investments in technology, curriculum materials and capital improvements. Gross site contribution also does not include central administration, curriculum and development expenses. Accordingly, gross site contribution does not represent site-level profitability, but we believe that it serves as a useful operating measurement when evaluating our schools' financial performance.

    - We define gross site margin as gross site contribution expressed as a percentage of revenue from educational services.

    - Throughout this prospectus, when we refer to total revenue, we mean the amount of our revenue from educational services.

                                                              FISCAL YEAR ENDED JUNE 30,
                                           ----------------------------------------------------------------
                                             1995         1996          1997          1998          1999
                                           ---------    ---------    ----------    ----------    ----------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER STUDENT DATA)
STATEMENT OF OPERATIONS DATA:
Revenue from educational services........  $      --    $  11,773    $   38,559    $   69,407    $  132,762
                                           ---------    ---------    ----------    ----------    ----------
Education and operating expenses:
  Direct site expenses...................         --       11,415        32,150        59,576       114,097
  Administration, curriculum and
    development..........................     14,286        7,717        12,755        18,258        49,984
  Depreciation and amortization..........         --        1,166         3,552         7,232        12,526
  Pre-opening expenses...................         --        1,476         1,487         2,486         5,457
  Design team compensation...............         --           --            --         2,724            --
                                           ---------    ---------    ----------    ----------    ----------
      Total education and operating
         expenses........................     14,286       21,774        49,944        90,276       182,064
                                           ---------    ---------    ----------    ----------    ----------
Loss from operations.....................    (14,286)     (10,001)      (11,385)      (20,869)      (49,302)
Other income (expense), net..............        161         (102)          (37)       (1,046)         (131)
                                           ---------    ---------    ----------    ----------    ----------
Net loss.................................    (14,125)     (10,103)      (11,422)      (21,915)      (49,433)
Dividends on preferred stock.............         --           --            --        (4,290)           --
Preferred stock accretion................         --           --            --          (278)       (1,027)
                                           ---------    ---------    ----------    ----------    ----------
Net loss attributable to common
  stockholders...........................  $ (14,125)   $ (10,103)   $  (11,422)   $  (26,483)   $  (50,460)
                                           =========    =========    ==========    ==========    ==========
Basic and diluted net loss per share
  attributable to common stockholders....                            $    (1.84)   $    (4.26)   $    (8.12)
                                                                     ==========    ==========    ==========
Weighted average number of common shares
  outstanding used in computing basic and
  diluted net loss per share attributable
  to common stockholders.................                             6,214,709     6,214,711     6,214,711
                                                                     ==========    ==========    ==========
Pro forma basic and diluted net loss per
  share..................................                                                        $    (1.42)
                                                                                                 ==========
Pro forma weighted average number of
  shares outstanding used in computing
  pro forma basic and diluted net loss
  per share..............................                                                        34,712,146
                                                                                                 ==========
STUDENT AND PER STUDENT DATA:
Student enrollment.......................         --        2,250         7,150        12,600        23,900
Total revenue per student................               $   5,232    $    5,393    $    5,508    $    5,555
Net loss per student.....................               $  (4,490)   $   (1,597)   $   (1,739)   $   (2,068)
EBITDA, net of other charges, per
  student................................               $  (3,927)   $   (1,089)   $     (820)   $     (603)
Cash used in operating activities per
  student................................               $  (3,652)   $   (1,530)   $     (837)   $     (673)
Cash used in investing activities per
  student................................               $  (2,203)   $   (1,822)   $   (1,594)   $   (1,269)
Cash provided by financing activities per
  student................................               $   6,385    $    5,008    $    1,776    $    2,797
OTHER OPERATING DATA:
Capital expenditures.....................  $     233    $   4,970    $   15,553    $   21,181    $   34,023
Gross site contribution..................               $     358    $    6,409    $    9,831    $   18,665
Gross site margin........................                     3.0%         16.6%         14.2%         14.1%
EBITDA, net of other charges.............  $ (14,286)   $  (8,836)   $   (7,787)   $  (10,328)   $  (14,404)
Cash used in operating activities........  $ (14,360)   $  (8,216)   $  (10,941)   $  (10,550)   $  (16,079)
Cash used in investing activities........  $  (3,163)   $  (4,956)   $  (13,030)   $  (20,082)   $  (30,328)
Cash provided by financing activities....  $  17,973    $  14,365    $   35,809    $   22,383    $   66,838
Total number of schools..................         --            4            12            25            51


                                               (continued on the following page)

                                                                       AS OF JUNE 30, 1999
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                               ACTUAL      PRO FORMA    AS ADJUSTED
                                                              ---------    ---------    -----------
                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  27,923    $ 60,277      $197,177
Working capital.............................................     23,127      55,481       192,381
Total assets................................................    106,870     150,787       287,687
Total debt, including current portion.......................     21,535      21,535        21,535
Accumulated deficit.........................................    (78,929)    (78,929)      (78,929)
Total stockholders' equity..................................     63,042     106,959       243,859

                                  RISK FACTORS

     Investing in our class A common stock will provide you with an equity ownership interest in Edison. As a stockholder of Edison you may be exposed to the risks inherent in our business. The performance of your shares will reflect the performance of our business relative to the competition, industry conditions and general economic and market conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following risk factors as well as other information contained in this prospectus before deciding to invest in shares of our class A common stock.

RISKS RELATED TO OUR BUSINESS AND THE EDUCATION INDUSTRY

  WE ARE A YOUNG COMPANY, AND OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS

     We opened our first schools and recorded our first revenue in fiscal 1996. As a result, we have only a limited operating history on which you can base your evaluation of our business and prospects. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies like us who operate in new and rapidly evolving markets. Our failure to address these risks and uncertainties could cause our operating results to suffer and result in the loss of all or part of your investment.

  WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES IN THE FUTURE


     We have incurred substantial net losses in every fiscal period since we began operations. For the fiscal year ended June 30, 1999, our net loss was $49.4 million. As of June 30, 1999, our accumulated deficit since November 1996, when we converted from a partnership to a corporation, was approximately $79.3 million. In addition, prior to November 1996, we incurred losses of approximately $61.8 million, which are reflected in our additional paid-in capital. We have not yet demonstrated that public schools can be profitably managed by private companies and we are not certain when we will become profitable, if at all. Our ability to become profitable will depend upon our ability to generate and sustain higher levels of both gross site contribution and total revenue to allow us to reduce central expenses as a percentage of total revenue. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to become and remain profitable may adversely affect the market price of our class A common stock and our ability to raise capital and continue operations.


  THE PRIVATE, FOR-PROFIT MANAGEMENT OF PUBLIC SCHOOLS IS A RELATIVELY NEW AND UNCERTAIN INDUSTRY, AND IT MAY NOT BECOME PUBLICLY ACCEPTED

     Our future is highly dependent upon the development, acceptance and expansion of the market for private, for-profit management of public schools. This market has only recently developed and we are among the first companies to provide these services on a for-profit basis. We believe the first meaningful example of a school district contracting with a private company to provide core instructional services was in 1992, and we opened our first schools in August 1995. The development of this market has been accompanied by significant press coverage and public debate concerning for-profit management of public schools. If this business model fails to gain acceptance among the general public, educators, politicians and school boards, we may be unable to grow our business and the market price of our class A common stock would be adversely affected.

  THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO IMPROVE THE ACADEMIC ACHIEVEMENT OF THE STUDENTS ENROLLED IN OUR SCHOOLS, AND WE MAY FACE DIFFICULTIES IN DOING SO IN THE FUTURE

     We believe that our growth will be dependent upon our ability to demonstrate general improvements in academic performance at our schools. Our management agreements contain performance requirements related to test scores. As average student performance at our schools increases, whether due to improvements in achievement over time by individual students in our schools or changes in the average performance levels of new students entering our schools, aggregate absolute improvements in student performance will be more difficult to achieve. If academic performance at our schools declines, or simply fails to improve, we could lose business and our reputation could be seriously damaged, which would impair our ability to gain new business or renew existing school management agreements.

  WE COULD INCUR LOSSES AT OUR SCHOOLS IF WE ARE UNABLE TO ENROLL ENOUGH
  STUDENTS


     Because the amount of revenue we receive for operating each school depends on the number of students enrolled, and because many facility and on-site administrative costs are fixed, achieving site-specific enrollment objectives is an important factor in our ability to achieve satisfactory financial performance at a school. We may be unable to recruit enough students to attend all grades in our new schools or maintain enrollment at all grades in our existing schools. We sometimes do not have enough students to fill some grades in some schools, particularly the higher grades. It is sometimes more difficult to enroll students in the higher grades because older students and their parents are reluctant to change schools. To the extent we are unable to meet or maintain enrollment objectives at a school, the school will be less financially successful and our financial performance will be adversely affected.


  WE ARE EXPERIENCING RAPID GROWTH, WHICH MAY STRAIN OUR RESOURCES AND MAY NOT BE SUSTAINABLE

     We have grown rapidly since we opened our first four schools in August 1995. For the 1999-2000 school year, we have grown to 79 schools. This rapid growth has sometimes strained our managerial, operational and other resources, and we expect that continued growth would strain these resources in the future. If we are to manage our rapid growth successfully, we will need to continue to hire and retain management personnel and other employees. We must also improve our operational systems, procedures and controls on a timely basis. If we fail to successfully manage our growth, we could experience client dissatisfaction, cost inefficiencies and lost growth opportunities, which could harm our operating results. We cannot guarantee that we will continue to grow at our historical rate.

  WE MAY NOT BE ABLE TO ATTRACT AND RETAIN HIGHLY SKILLED PRINCIPALS AND TEACHERS IN THE NUMBERS REQUIRED TO GROW OUR BUSINESS

     Our success depends to a very high degree on our ability to attract and retain highly skilled school principals and teachers. We expect that we will need to hire approximately 20 new principals and 750 new teachers to meet the needs of our new schools for the 1999-2000 school year, in addition to satisfying our needs resulting from normal turnover at existing schools. Currently, there is a well-publicized nationwide shortage of teachers and other educators in the United States. In addition, we may find it difficult to attract and retain principals and teachers for a variety of reasons, including the following:

     - we generally require our teachers to work a longer day and a longer year than most public schools;

     - we tend to have a larger proportion of our schools in challenging locations, such as low-income urban areas, which may make attracting principals and teachers more difficult; and

     - we believe we generally impose more accountability on principals and teachers than do public schools as a whole.

     These factors may increase the challenge we face in an already difficult market for attracting principals and teachers. We have also experienced higher levels of turnover among teachers than is generally found in public schools nationally, which we attribute in part to these factors. If we fail to attract and retain principals and teachers in sufficient numbers or of a sufficient quality, we could experience client dissatisfaction and lost growth opportunities, which would adversely affect our business.

  WE ARE CURRENTLY IMPLEMENTING NEW INFORMATION SYSTEMS, WHICH COULD CAUSE DISRUPTIONS TO OUR BUSINESS

     We are currently in the process of implementing a new student information system, as well as a new accounting, financial reporting and management information system. We may face difficulties in integrating these systems with our existing information and other systems. If we fail to successfully implement and integrate these new systems, we may not have access on a timely basis to the information we need to effectively manage our schools, our business and our growth.

  WE MUST OPEN A LARGE NUMBER OF NEW SCHOOLS IN A SHORT PERIOD OF TIME AT THE BEGINNING OF EACH SCHOOL YEAR AND, IF WE ENCOUNTER DIFFICULTIES IN THIS PROCESS, OUR BUSINESS AND REPUTATION COULD SUFFER

     It is the nature of our business that virtually all of the new schools we open in any year must be opened within a few weeks of each other at the beginning of the school year. Each new school must be substantially functional when students arrive on the first day of school. This is a difficult logistical and management challenge, and the period of concentrated activity preceding the opening of the school year places a significant strain on our management and operational functions. We expect this strain will increase if we are successful in securing larger numbers of school management agreements in the future. If we fail to successfully open schools by the required date, we could lose school management agreements, incur financial losses and our reputation would be damaged. This could seriously compromise our ability to pursue our growth strategy.

  OUR BUSINESS COULD SUFFER IF WE LOSE THE SERVICES OF KEY EXECUTIVES

     Our future success depends upon the continued services of a number of our key executive personnel, particularly Benno C. Schmidt, Jr., our Chairman of the Board of Directors, and H. Christopher Whittle, our President and Chief Executive Officer. Mr. Schmidt and Mr. Whittle have been instrumental in determining our strategic direction and focus and in publicly promoting the concept of private management of public schools. If we lose the services of either Mr. Schmidt or Mr. Whittle, or any of our other executive officers or key employees, our ability to grow our business would be seriously compromised and the market price of our class A common stock may be adversely affected. Also, we do not maintain any key man insurance on any of our executives.

  WE DEPEND UPON COOPERATIVE RELATIONSHIPS WITH TEACHERS' UNIONS, BOTH AT THE LOCAL AND NATIONAL LEVELS

     With respect to contract schools, but generally not charter schools, union cooperation at the local level is often critical to us in obtaining new management agreements and maintaining existing management agreements. In those school districts where applicable, provisions of collective bargaining agreements must typically be waived in areas such as length of school day, length of school year, negotiated compensation policies and prescribed methods of evaluation in order to implement the Edison design at a contract school. We regularly encounter resistance from local teachers' unions during school board debates over whether to enter into a management agreement with us. If we fail to achieve and maintain cooperative relationships with local teachers' unions, we could lose business and our ability to grow could suffer, which could adversely affect the market price of our class A common stock. In addition, at the national level, the American Federation of Teachers and the National Education Association have substantial financial and other resources that could be used to influence legislation and public opinion in a way that would hurt our business.

  WE COULD BE LIABLE FOR EVENTS THAT OCCUR AT OUR SCHOOLS

     We could become liable for the actions of principals, teachers and other personnel in our schools. In the event of on-site accidents, injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for the injury. We could also face allegations that teachers or other personnel committed child abuse, sexual abuse or other criminal acts. In addition, if our students commit acts of violence, we could face allegations that we failed to provide adequate security or were otherwise responsible for their actions, particularly in light of recent highly publicized incidents of school violence. Although we maintain liability insurance, this insurance coverage may not be adequate to fully protect us from these kinds of claims. In addition, we may not be able to obtain liability insurance in the future at reasonable prices or at all. A successful liability claim could injure our reputation and hurt our financial results. Even if unsuccessful, such a claim could cause unfavorable publicity, entail substantial expense and divert the time and attention of key management personnel.

  OUR MANAGEMENT AGREEMENTS WITH SCHOOL DISTRICTS AND CHARTER BOARDS ARE TERMINABLE UNDER SPECIFIED CIRCUMSTANCES AND GENERALLY EXPIRE AFTER A TERM OF FIVE YEARS

     Our management agreements generally have a term of five years. When we expand by adding an additional school under an existing management agreement, the term with respect to that school generally expires at the end of the initial five-year period. We have limited experience in renewing management agreements, having renewed only one management agreement covering four schools to date. We cannot be assured that any management agreements will be renewed at the end of their term. Management agreements representing 16 schools, accounting for 28.3% of our total revenue for fiscal 1999, will expire at the end of the 1999-2000 school year, and management agreements representing 10 schools, accounting for 21.1% of our total revenue for fiscal 1999, will expire at the end of the 2000-2001 school year. In addition, management agreements representing 13 schools, accounting for 25.8% of our total revenue for fiscal 1999, are terminable by the school district or charter board at will, with or without good reason, and all of our management agreements may be terminated for cause, including a failure to meet specified educational standards, such as academic performance based on standardized test scores. If we fail to renew a significant number of management agreements at the end of their term, or if management agreements are terminated prior to their expiration, our reputation and financial results would be adversely affected.

  OUR MANAGEMENT AGREEMENTS INVOLVE FINANCIAL RISK

     Under all of our management agreements, we agree to operate a school in return for per-pupil funding that generally does not vary with our actual costs. To the extent our actual costs under a management agreement exceed our budgeted costs, or our actual revenue is less than planned because we are unable to enroll as many students as we anticipated or for any other reason, we could lose money at that school. We are generally obligated by our management agreements to continue operating a school for the duration of the contract even if it becomes unprofitable to do so.

  WE HAVE LIMITED EXPERIENCE OPERATING FOUR-YEAR HIGH SCHOOLS

     An element of our strategy is to increase our business with existing customers by opening new schools in school districts with whom we have an existing relationship. An important aspect of this strategy is to open Edison high schools in districts in which we operate elementary and middle schools. In the 1998-1999 school year, we operated one high school through the 11th grade. In the current school year, we added the senior year to that school and opened our first four-year high school. Because we have just begun to operate all four years of a high school, our complete high school curriculum, school design and operating plan are not fully tested. In addition, school districts typically spend more per pupil on high school education than on elementary education. By contrast, some of our management agreements provide that we receive for each student, regardless of grade level, the average per-pupil funding spent by the school district for all grade levels. For this reason, in these schools we receive less per high school student than is spent by the school district for each of its high school students. In these situations, our success depends upon our ability to deliver our high school design for the same per-pupil spending as in our elementary schools. If we are unable to successfully and profitably operate high schools, our ability to pursue our growth strategy will be impaired, which could adversely affect the market price of our class A common stock.

  OUR LENGTHY SALES CYCLE COULD DELAY NEW BUSINESS

     The time between initial contact with a potential contract or charter client and the ultimate opening of a school, and related recognition of revenue, typically ranges between 10 and 20 months. Our sales cycle for contract schools is generally very long due to the approval process at the local school board level, the political sensitivity of converting a public school to private management and the need, in some circumstances, for cooperation from local unions. We also have a lengthy sales cycle for charter schools for similar reasons, as well as the need to arrange for facilities to house the school. As a result of this lengthy sales cycle, we have only a limited ability to forecast the timing of new management agreements. Any delay in completing, or failure to complete, management agreements could hurt our financial performance.

  WE COULD LOSE MONEY IF WE UNDERESTIMATE THE REAL ESTATE COSTS ASSOCIATED WITH ACQUIRING OR RENOVATING A CHARTER SCHOOL

     If we incur unexpected real estate cost overruns in acquiring or renovating a charter school, we could lose money in operating the school. Our decision to enter into a management agreement for a charter school, and our estimate of the financial performance of the charter school, is based, in part, on the estimated facility financing cost associated with renovating an existing facility or building a new facility to house the charter school. This cost varies widely from minimal amounts for minor upgrades to between $4.0 million to more than $8.0 million for new construction. Each charter school absorbs a portion of its facility financing costs each year through its leasing and similar expenses. If these expenses exceed our estimates for the charter school, the charter school could lose money and our financial results would be adversely affected.

  WE HAVE ADVANCED AND LOANED MONEY TO CHARTER SCHOOLS THAT MAY NOT BE REPAID


     As of June 30, 1999, we had advanced or lent charter boards $13.4 million to finance the purchase or renovation of school facilities we manage. We do not charge interest on these loans and advances. Approximately $7.3 million of these loans, representing six schools, are unsecured or subordinated to a senior lender. Loans of $6.1 million, representing two schools, may be accelerated upon termination of the corresponding management agreement with the charter school. If these loans are not repaid when due, our financial results could be adversely affected.


  WE COULD BECOME LIABLE FOR FINANCIAL OBLIGATIONS OF CHARTER BOARDS

     We could have facility financing obligations for charter schools we no longer operate, because the terms of our facility financing obligations for some of our charter schools exceeds the term of the management agreement for those schools. While the charter board is generally responsible for locating and financing its own school building, the holders of school charters, which are often non-profit organizations, typically do not have the resources required to obtain the financing necessary to secure and maintain the school building. For this reason, if we want to obtain a management agreement with the charter board, we must often help the charter board arrange for the necessary financing. For three of our charter schools, we have entered into a long-term lease for the school facility which exceeds the current term of the management agreement by as much as 14 years. If our management agreements were to be terminated, or not renewed in these charter schools, our obligations to make lease payments would continue, which could adversely affect our financial results. As of June 30, 1999, our aggregate future lease obligations totalled $24.9 million, with varying maturities over the next 18 years. In four of our charter schools, we have provided some type of permanent credit support for the school building, typically in the form of loan guarantees or cash advances. We do not charge interest on these advances. Although the term of these arrangements is coterminous with the term of the corresponding management agreement, our guarantee does not expire until the loan is repaid in full. The lenders under these facilities are not committed to release us from our obligations unless replacement credit support is provided. The default by any charter school under a credit facility that we have guaranteed could result in a claim against us for the full amount of the borrowings. Furthermore, in the event any charter board becomes insolvent or has its charter revoked, our loans and advances to the charter board may not be recoverable, which could adversely affect our financial results. As of June 30, 1999, the amount of loans we had guaranteed totaled $4.9 million.


  OUR FINANCIAL RESULTS ARE SUBJECT TO SEASONAL PATTERNS AND OTHER FLUCTUATIONS FROM QUARTER TO QUARTER


     We expect our results of operations to experience seasonal patterns and other fluctuations from quarter to quarter. The factors that could contribute to fluctuations, which could have the effect of masking or exaggerating trends in our business and which could hurt the market price of our class A common stock, include:


     - Because new schools are opened in the first fiscal quarter of each year, increases in student enrollment and related revenue and expenses will first be reflected in that quarter. Subsequent to the first quarter, student enrollment is expected to remain relatively stable throughout a school year, and, accordingly, trends in our business, whether favorable or unfavorable, will tend not to be reflected in our quarterly financial results, but will be evident primarily in year-to-year comparisons.


     - We recognize revenue for each school pro rata over the 11 months from August through June, and we recognize no school revenue in July. Most of our site costs are recognized over the 11 months from August through June. For this reason, the first quarter of our fiscal year has historically reflected less revenue and lower expenses than the other three quarters, and we expect this pattern to continue.

     - Our recognition of site-related expenses in the first fiscal quarter is proportionally greater than the revenue recognition because some site expenses are incurred in July and no revenue is recorded in July. This results in lower gross site margin in the first fiscal quarter than in the remaining fiscal quarters. We also recognize pre-opening costs primarily in the first and fourth quarters.


     Our financial results can vary among the quarters within any fiscal year for other reasons, including unexpected enrollment changes, greater than expected costs of opening schools or delays in opening new schools.


  WE EXPECT OUR MARKET TO BECOME MORE COMPETITIVE

     We expect the market for providing private, for-profit management of public schools will become increasingly competitive. Currently, we compete with a relatively small number of companies which provide these services, and they have to date primarily focused on the operation of charter schools. These companies could, however, begin to compete with us at any time for contract schools. In addition, a variety of other types of companies and entities could enter the market, including colleges and universities, other private companies that operate higher education or professional education schools and others. Our existing competitors and these new market entrants could have financial, marketing and other resources significantly greater than ours. We also compete for public school funding with existing public schools, who may elect not to enter into management agreements with private managers or who may pursue alternative reform initiatives, such as magnet schools and inter-district choice programs. In addition, in jurisdictions where voucher programs have been authorized, we will begin to compete with existing private schools for public tuition funds. Voucher programs provide for the issuance by local or other governmental bodies of tuition vouchers to parents worth a certain amount of money that they can redeem at any approved school of their choice, including private schools. If we are unable to compete successfully against any of these existing or potential competitors, our revenues could be reduced, resulting in increased losses.

 FAILURE TO RAISE NECESSARY ADDITIONAL CAPITAL COULD RESTRICT OUR GROWTH AND HINDER OUR ABILITY TO COMPETE

     We have had negative cash flow in every fiscal period since we began operations and are not certain when we will have positive cash flow, if at all. We do not currently have a line of credit. We have regularly needed to raise funds in order to operate our business and may need to raise additional funds in the future. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we issue additional equity securities, stockholders may experience dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of class A common stock. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

 WE MUST RECOGNIZE A PORTION OF ANY LOSSES OF APEX ONLINE LEARNING INC.

     In July 1999, we acquired a 16.5% ownership interest in APEX Online Learning Inc., a company which provides interactive advance placement courses for high school students over the Internet. We have invested $5.0 million in APEX and are obligated to invest up to an additional $5.0 million in the future, if any third party invests in APEX. Because of our significant ownership interest in APEX, we must recognize a pro rata portion of APEX's losses based upon our ownership interest, up to a maximum amount equal to our investment in APEX. We expect APEX to recognize an approximate $3.2 million loss in its fiscal year ended June 30, 1999, representing approximately six months of operations, and to continue to recognize losses into the future. If APEX does not become profitable, we will be required to recognize losses attributable to APEX, and our reported financial performance could suffer.

  WE MAY BE HURT BY THE YEAR 2000 PROBLEM

     We are currently in the process of testing the information and non-information technology systems we use internally for year 2000 compliance. We are also determining whether critical third parties with which we do business are year 2000 compliant. We are particularly dependent on the year 2000 compliance of our school district and charter board clients because their failure to be year 2000 compliant could cause our receipt of payment from them to be delayed. Our failure, or the failure of third parties with which we do business, to be year 2000 compliant could hurt our business in a number of other ways, including:

     - The Common, our Internet-based, internal messaging and information system, which connects all of our schools and allows parents to communicate by e-mail with teachers and administrators, could fail, requiring that we use other means of communications;

     - the computers we use in our schools and the computers we provide to our families could fail, disrupting the computer-based portion of our educational program;

     - we might be unable to receive materials and supplies from our vendors that are necessary for operating our existing schools or opening new schools;

     - heating and cooling, security and other operational systems and equipment at our schools could fail;

     - our voicemail system could fail; and

     - our payroll and human resources software, our financial reporting system software and other software we use could fail and cause disruption to our business, such as delaying payment of salaries and wages to our employees, preventing us from producing financial information needed to manage our business, or causing other unforeseen problems.

RISKS RELATED TO GOVERNMENTAL FUNDING AND REGULATION OF THE EDUCATION INDUSTRY

 WE RELY ON GOVERNMENT FUNDS FOR SPECIFIC EDUCATION PROGRAMS, AND OUR BUSINESS COULD SUFFER IF WE FAIL TO COMPLY WITH RULES CONCERNING THE RECEIPT AND USE OF THE FUNDS

     We benefit from funds from federal and state programs to be used for specific educational purposes. Funding from the federal government under Title I of the Elementary and Secondary Education Act, which provides federal funds for children from low-income families, accounts for approximately 6% of our total revenue. We estimate that funding from other federal and state programs accounts for an additional 12% of our total revenue. A number of factors relating to these government programs could lead to adverse effects on our business:

     - These programs have strict requirements as to eligible students and allowable activities. If we or our school district and charter board clients fail to comply with the regulations governing the programs, we or our clients could be required to repay the funds or be determined ineligible to receive these funds, which would harm our business.

     - If the income demographics of a district's population were to change over the life of our management agreement for a school in the district, resulting in a decrease in Title I funding for the school, we would receive less revenue for operating the school and our financial results could suffer.

     - Funding from federal and state education programs is allocated through formulas. If federal or state legislatures or, in some case, agencies were to change the formulas, we could receive less funding and the growth and financial performance of our business would suffer.

     - Federal, state and local education programs are subject to annual appropriations of funds. Federal or state legislatures or local officials could drastically reduce the funding amount of appropriation for any program, which would hurt our business and our ability to grow.

     - The Elementary and Secondary Education Act, including Title I, is scheduled for reauthorization by Congress in 1999. If Congress does not reauthorize or provide interim appropriation for the Elementary and Secondary Education Act, we would receive less funding and our growth and financial results would suffer.

     - Most federal education funds are administered through state and local education agencies, which allot funds to school boards and charter boards. These state and local education agencies are subject to extensive government regulation concerning their eligibility for federal funds. If these agencies were declared ineligible to receive federal education funds, the receipt of federal education funds by our school board or charter board clients could be delayed, which could in turn delay our payment from our school board and charter board clients.

     - We could become ineligible to receive these funds if any of our high-ranking employees commit serious crimes.

  WE COULD BE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION BECAUSE WE BENEFIT FROM FEDERAL FUNDS, AND OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD RESULT IN THE REDUCTION OR LOSS OF FEDERAL EDUCATION FUNDS

     Because we benefit from federal funds, we must also comply with a variety of federal laws and regulations not directly related to any federal education program, such as federal civil rights laws and laws relating to lobbying. Our failure to comply with these federal laws and regulations could result in the reduction or loss of federal education funds which would cause our business to suffer. In addition, our management agreements are potentially covered by federal procurement rules and regulations because our school district and charter board clients pay us, in part, with funds received from federal programs. Federal procurement rules and regulations generally require competitive bidding, awarding contracts based on lowest cost and similar requirements. If a court or federal agency determined that a management agreement was covered by federal procurement rules and regulations and was awarded without compliance with those rules and regulations, then the management agreement could be voided and we could be required to repay any federal funds we received under the management agreement, which would hurt our business.

  WE RECEIVE ALL OF OUR REVENUE FROM PUBLIC SOURCES AND ANY REDUCTION IN GENERAL FUNDING LEVELS FOR EDUCATION COULD HURT OUR BUSINESS

     All of our revenue is derived from public sources. If general levels of funding for public education were to decline, the field of school districts in which we could profitably operate schools would likewise diminish, and our ability to grow by adding new schools would suffer. In addition, our management agreements generally provide that we bear the risk of lower levels of per-pupil funding, which would be directly reflected in lower revenue to us, even if our costs do not decline accordingly.

 RESTRICTIONS ON GOVERNMENT FUNDING OF FOR-PROFIT SCHOOL MANAGEMENT COMPANIES COULD HURT OUR BUSINESS

     Any restriction on the use of federal or state government educational funds by for-profit companies could hurt our business and our ability to grow. From time to time, a variety of proposals have been introduced in state legislatures to restrict or prohibit the management of public schools by private, for-profit entities like us. For example, a bill filed in Minnesota that would have prohibited for-profit entities from managing charter schools in that state was defeated in both 1997 and 1998. A similar bill in Massachusetts was not voted out of committee. Additionally, Idaho's charter school law may, subject to interpretation, restrict our ability to manage schools in that state. If states were to adopt legislation prohibiting for-profit entities from operating public schools, the market for our services could suffer.

 THE OPERATION OF OUR CHARTER SCHOOLS DEPENDS ON THE MAINTENANCE OF THE UNDERLYING CHARTER GRANT

     Our 16 charter schools operate under a charter that is typically granted by a state authority to a third-party charter holder, such as a community group or established non-profit organization. Our management agreement in turn is with the charter holder or the charter board. If the state charter authority were to revoke the charter, which could occur based on actions of the charter board outside of our control, we would lose the right to operate that school. In addition, many state charter school statutes require periodic reauthorization. Charter schools accounted for 33.5% of our total revenue in fiscal 1999, or $44.5 million. If state charter school legislation were not reauthorized or were substantially altered in a meaningful number of states, our business and growth strategy would suffer and we could incur losses.

RISKS RELATED TO THIS OFFERING

 OUR OFFICERS AND DIRECTORS WILL EXERCISE SIGNIFICANT CONTROL OVER OUR AFFAIRS, WHICH COULD RESULT IN THEIR TAKING ACTIONS OF WHICH OTHER STOCKHOLDERS DO NOT APPROVE


     Immediately following the closing of this offering, our officers and directors and entities affiliated with them will together beneficially own 30,824,113 shares of class A common stock and 3,424,967 shares of class B common stock. These shares will represent approximately 75.2% of the voting power of the class A common stock, including the ability to elect six of the seven class A directors; approximately 90.1% of the voting power of the class B common stock, including the ability to elect all of the four class B directors; and approximately 82.4% of the combined voting power of the class A and class B common stock. Of the shares beneficially owned by our officers and directors and others affiliated with them, 2,299,951 shares of class A common stock and 255,569 shares of class B common stock are subject to options exercisable within 60 days of October 1, 1999. These stockholders, if they act together, will be able to exercise control over all matters requiring approval by our stockholders, including the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company and could prevent stockholders from receiving a premium over the market price if a change of control is proposed.



     In addition, immediately following the closing of this offering, H. Christopher Whittle, our President and Chief Executive Officer and a director, will beneficially own 10,064,329 shares of class A common stock and 1,333,051 shares of class B common stock. These shares will represent approximately 25.4% of the voting power of the class A common stock, including the ability to elect two of the seven class A directors; approximately 36.6% of the voting power of the class B common stock, including the ability to elect one of the four class B directors; and approximately 30.7% of the combined voting power of the class A and class B common stock. Of the shares beneficially owned by Mr. Whittle and his affiliates, 926,752 shares of class A common stock and 102,979 shares of class B common stock are subject to options exercisable within 60 days of October 1, 1999. Mr. Whittle and his affiliates also own options not exercisable within 60 days of October 1, 1999 covering 3,448,201 shares of class A common stock and 382,848 shares of class B common stock. To the extent Mr. Whittle exercises these options, his voting power will be increased. In addition, if the other holders of class B common stock sell a significant portion of their class B common stock, the voting power of Mr. Whittle's class B common stock will further concentrate. Also, if the other holders of class B common stock reduce their common stock holdings below a specified threshold, then their class B common stock will automatically convert into class A common stock, further increasing Mr. Whittle's voting power. The class B common stock generally converts into class A common stock upon its transfer. However, shares of class B common stock transferred to

Mr. Whittle do not automatically convert into class B common stock. Consequently, Mr. Whittle can also increase his voting power by acquiring shares of class B common stock from other stockholders.

 PLEDGES OF SHARES OF OUR COMMON STOCK BY MR. WHITTLE COULD RESULT IN VOTING POWER SHIFTING TO THE HANDS OF HIS LENDERS


     Immediately following the closing of this offering, Mr. Whittle and WSI Inc., a corporation controlled by Mr. Whittle, will directly or indirectly own 2,967,121 shares of class A common stock and 544,510 shares of class B common stock, including 852,429 shares of class A common stock and 94,715 shares of class B common stock which represents WSI's partnership interest in limited partnerships that hold Edison stock. These figures include shares issuable upon the exercise of options within 60 days of October 1, 1999. Mr. Whittle and WSI have pledged to Morgan Guaranty Trust Company of New York all of their direct and indirect interests in Edison to secure personal obligations. These obligations become due in August 2002 and interest on these obligations is payable quarterly. Of these shares, Morgan allowed WSI to pledge 500,002 shares to another lender. Upon satisfaction of WSI's obligation to the other lender, these shares would revert back to being pledged to Morgan. Morgan also allowed WSI to grant options to purchase an aggregate of 65,991 of these shares to other investors. If these options were not exercised, these shares would revert back to being pledged to Morgan. If Mr. Whittle and WSI were to default on their obligations to Morgan and Morgan were to foreclose on its pledge, the class B common stock transferred directly or indirectly to Morgan would be converted into class A common stock. Thereafter, based on current holdings, and assuming the shares pledged to the other lender and the shares subject to options to other investors revert to the Morgan pledge, Morgan, together with its affiliates who are currently stockholders of Edison, would beneficially own 6,067,992 shares of class A common stock, including shares subject to options exercisable within 60 days of October 1, 1999. The holdings of Morgan and its affiliates would then represent 15.4% of the voting power of the class A common stock, 9.5% of the voting power of the class B common stock and 12.0% of the combined voting power. This would enable Morgan to exercise greater influence over corporate matters.


  YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE

     Prior to this offering you could not buy or sell our class A common stock publicly. The initial public offering price will be determined through negotiations between the representatives of the underwriters and us. Following the offering you may not be able to resell your shares at or above the initial public offering price if the public market does not accept this valuation or if an active public market for our class A common stock does not develop or is not sustained.

  OUR STOCK PRICE MAY BE VOLATILE

     The market price of the class A common stock may fluctuate significantly in response to the risks discussed above, as well as other factors, some of which are beyond our control. These other factors include:

     - variations in our quarterly operating results;

     - changes in securities analysts' estimates of our financial performance;

     - changes in market valuations of similar companies;

     - future sales of our class A common stock or other securities; and

     - general stock market volatility.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

  OUR STOCK PRICE COULD BE AFFECTED BY SHARES BECOMING AVAILABLE FOR SALE


     Sales of a substantial number of shares of class A common stock in the public market after this offering could depress the market price of the class A common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, assuming no exercise of outstanding options, there will be outstanding 38,693,519 shares of class A common stock and 3,543,800 shares of class B common stock. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock. Of these shares, the shares sold in this offering will be freely tradable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 31,893,519 shares of class A common stock and all of the outstanding shares of class B common stock held by existing stockholders will be "restricted securities" and will become eligible for sale only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 of the Securities Act. Pursuant to Rule 144(k), 100,000 shares of common stock not subject to lock-up agreements with the underwriters are currently eligible for resale. Pursuant to Rule 701, 90 days after the date of this prospectus, 250,000 shares of common stock issuable upon exercise of outstanding options are not subject to lock-up agreements with the underwriters and will be eligible for resale. Upon expiration of lock-up agreements with the underwriters 180 days after the date of this prospectus, 30,216,548 shares of common stock will be eligible for resale in accordance with the provisions of Rule 144 under the Securities Act, including shares issuable upon exercise of outstanding options. In addition, warrants to purchase 516,067 shares of common stock are not subject to lock-up agreements with the underwriters.


  PURCHASERS IN THIS OFFERING WILL INCUR IMMEDIATE, SUBSTANTIAL DILUTION


     We expect that the initial public offering price of our class A common stock will be substantially higher than the book value per share of the common stock outstanding immediately prior to this offering. As a result, investors purchasing class A common stock in this offering will incur dilution of $16.25 per share from their investment. Dilution is a reduction in net tangible book value per share from the price you pay per share for our class A common stock. In the past, we issued options to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering.


 ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS COULD PREVENT OR DELAY A CHANGE IN CONTROL

     Provisions of Delaware law, our charter and our bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could limit the price that certain investors might be willing to pay in the future for shares of class A common stock, and could have the effect of delaying, deferring or preventing a change in control of Edison. These provisions include:

     - the high-vote nature of the class B common stock;

     - restrictions on removal of directors, which may only be effected for cause and only by a vote of the holders of 80% of the class of common stock that elected the director;

     - Section 203 of the General Corporation Law of Delaware which could have the effect of delaying transactions with interested stockholders;

     - a prohibition of stockholder action by written consent; and

     - procedural and notice requirements for calling and bringing action before stockholder meetings.

  WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING

     We plan to use the proceeds from this offering to fund operating losses and capital expenditures, and for general corporate purposes. Therefore, we will have broad discretion as to how we will spend the proceeds, and stockholders may not agree with the ways in which we use the proceeds. We may not be successful in investing the proceeds from this offering, in our operations or external investments, to yield a favorable return. We may also lose the proceeds of this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Result of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about our ability to, among other things:

     - implement our business strategy;

     - expand our customer base and increase the number of students enrolled in schools managed by us;

     - control costs;

     - improve the academic achievement of students in our schools; and

     - manage our rapid growth.

     In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these and other similar words.

     Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include those identified under "Risk Factors."

                                  OUR ADDRESS

     We are a Delaware corporation, and our principal executive offices are located at 521 Fifth Avenue, 15th Floor, New York, New York 10175 and our telephone number is (212) 419-1600. Our World Wide Web site address is www.edisonproject.com. We do not intend the information on our Web site to be incorporated into this prospectus.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 6,800,000 shares of class A common stock will be approximately $136.9 million, assuming an initial public offering price of $22.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option, we estimate that we will receive additional net proceeds of approximately $20.9 million.

     The principal purposes of this offering are to establish a public market for our class A common stock, to increase our visibility in the marketplace, to facilitate future access to public capital markets, to provide liquidity to existing stockholders and to obtain additional working capital.


     We expect to use the net proceeds to fund future operating losses and capital expenditures related to our growth, and for anticipated working capital needs and general corporate purposes. Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned. Pending such uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.


                                DIVIDEND POLICY

     We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business.

                                 CAPITALIZATION


     The following table describes our cash and cash equivalents, stockholder notes receivable, current portion of long-term debt and capitalization as of June 30, 1999:


     - on an actual basis;


     - on a pro forma basis reflecting our July 1999 private placements of preferred stock, the automatic conversion of all of our outstanding shares of common stock and preferred stock, including the shares issued in the July 1999 private placements, into shares of class A common stock and class B common stock upon the closing of this offering, the expected exercise of stock options prior to the completion of this offering and a loan from us to the holder of these options of the amounts necessary to exercise the options and to pay taxes due in connection with this exercise, with the taxes calculated based on an assumed initial public offering price of $22.00 per share; and


     - on a pro forma as adjusted basis reflecting also the sale of the shares of class A common stock offered by us in this offering and our receipt of the estimated net proceeds, after deducting the estimated underwriting discount and the estimated offering expenses that we expect to pay in connection with this offering.

     You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes and the other financial information included in this prospectus.


                                                                      AS OF JUNE 30, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                     (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $ 27,923    $ 60,277      $197,177
                                                              ========    ========      ========
Stockholder notes receivable................................  $  2,478    $ 14,041      $ 14,041
                                                              ========    ========      ========
Current portion of long-term debt...........................  $  6,661    $  6,661      $  6,661
                                                              ========    ========      ========
Long-term debt, less current portion........................  $  8,264    $  8,264      $  8,264
Stockholders' notes payable.................................     6,611       6,611         6,611
Stockholders' equity:
  Series A through I common stock, $.01 par value per share;
    97,466,152 shares authorized, 6,214,711 shares issued
    and outstanding (actual); no shares authorized, issued
    or outstanding (pro forma and pro forma as adjusted)....        62          --            --
  Non-voting common stock, $.01 par value per share;
    9,827,026 shares authorized, no shares issued or
    outstanding (actual); no shares authorized, issued or
    outstanding (pro forma and pro forma as adjusted).......        --          --            --
  Class A common stock, $.01 par value per share; no shares
    authorized, issued or outstanding (actual); 150,000,000
    shares authorized (pro forma and pro forma as adjusted);
    31,893,519 shares issued and outstanding (pro forma);
    38,693,519 shares issued and outstanding (pro forma as
    adjusted)...............................................        --         319           387
  Class B common stock, $.01 par value per share; no shares
    authorized, issued or outstanding (actual); 5,000,000
    shares authorized, 3,543,800 shares issued and
    outstanding (pro forma and pro forma adjusted)..........        --          35            35
  Convertible preferred stock, series A through G, $.01 par
    value per share; 77,931,054 shares authorized,
    56,422,341 shares issued and outstanding (actual); no
    shares authorized, issued or outstanding (pro forma and
    pro forma as adjusted)..................................     1,868          --            --
  Preferred stock, undesignated, $.01 par value per share;
    no shares authorized, issued or outstanding (actual);
    5,000,000 shares authorized, no shares issued or
    outstanding (pro forma and pro forma as adjusted).......        --          --            --
  Additional paid-in capital................................   145,877     191,370       328,202
  Unearned stock-based compensation.........................    (5,836)     (5,836)       (5,836)
  Accumulated deficit.......................................   (78,929)    (78,929)      (78,929)
                                                              --------    --------      --------
      Total stockholders' equity............................    63,042     106,959       243,859
                                                              --------    --------      --------
Total capitalization........................................  $ 77,917    $121,834      $258,734
                                                              ========    ========      ========

     The number of shares of class A and class B common stock outstanding as of June 30, 1999 does not reflect:


     - 6,489,490 shares of class A common stock and 721,077 shares of class B common stock that may be issued upon the exercise of outstanding options as of June 30, 1999 at a weighted average exercise price of $22.19 per share, of which options to purchase 1,697,422 shares of class A common stock and 188,649 shares of class B common stock were vested as of such date;


     - 3,610,800 shares of class A common stock and 401,249 shares of class B common stock that may be issued upon the exercise of warrants outstanding as of June 30, 1999 at a weighted average exercise price of $13.06 per share;


     - 703,445 shares of class A common stock and 78,171 shares of class B common stock issuable under options issued after June 30, 1999 at an exercise price of $12.30 per share;



     - 13,500 shares of class A common stock and 1,500 shares of class B common stock issuable under warrants issued after June 30, 1999 at an exercise price of $12.30 per share; and



     - 251,304 additional shares of common stock currently reserved for issuance under our stock option plans. Following this offering, we will have 2,500,000 shares reserved for issuance under our 1999 Stock Incentive Plan.



     At June 30, 1999, there were 97,466,145 shares of series A common stock authorized and 6,214,704 shares of series A common stock issued and outstanding. At that time, there was one share authorized and one share issued and outstanding of each of series B through H common stock, and 9,827,026 shares of non-voting common stock authorized and no shares issued and outstanding.


     At June 30, 1999, there were 31,000,000, 1,010,101, 6,258,608, 25,077,843,
6,759,420, 4,757,476 and 3,067,606 shares of series A, B, C, D, E, F and G preferred stock, respectively, authorized. There were 30,294,435, 1,010,101, 6,258,608, 14,101,721, 3,957,476 and 800,000 shares of series A, B, C, D, F and
G preferred stock, respectively, issued and outstanding at June 30, 1999 and no shares of series E preferred stock issued or outstanding at June 30, 1999.

     After June 30, 1999, we authorized an additional 7,000,000 shares of series A common stock, one share of series I common stock and an additional 7,000,000 shares of series F preferred stock. In our July 1999 private placements, we issued one share of series I common stock and 6,787,238, shares of series F preferred stock.

     There were no shares of series A, B, C, D, E, F and G preferred stock authorized, issued or outstanding on a pro forma or a pro forma as adjusted basis.


     More detailed information about our series A through I common stock and non-voting common stock and series A through G convertible preferred stock is included in note 9 to our financial statements included in this prospectus.


     The capitalization table gives effect to a change in the number of authorized shares of common stock and preferred stock after June 30, 1999 that will result from the filing of our amended and restated certificate of incorporation.

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 1999 was approximately $105.9 million or approximately $2.99 per share of common stock. The formula for calculating pro forma net tangible book value per share is pro forma total assets less deferred charter costs from total liabilities, divided by the total pro forma number of shares of class A and class B common stock outstanding, after giving effect to the July 1999 private placements, the conversion of our common stock and preferred stock, including the preferred stock that was issued in the July 1999 private placements, into class A common stock and class B common stock, and the expected exercise of stock options prior to the completion of this offering. After giving effect to the issuance and sale of the 6,800,000 shares of class A common stock offered by us in this offering, at an assumed initial public offering price of $22.00 per share, and the receipt of the net proceeds from the sale of these shares, our pro forma net tangible book value (representing pro forma net book value less deferred charter costs) at June 30, 1999 would have been $242.8 million, or $5.75 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.76 per share and an immediate dilution to new investors of $16.25 per share. The following table illustrates this per share dilution:




Assumed initial public offering price per share.............           $22.00
  Pro forma net tangible book value per share before this
     offering...............................................  $2.99
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................   2.76
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................           $ 5.75
                                                                       ------
Dilution per share to new investors.........................            16.25
                                                                       ======


     The following table summarizes, on the pro forma basis discussed above, as of June 30, 1999, the total number of shares of class A and class B common stock purchased, the total consideration paid and the average price paid by existing stockholders and to be paid by new investors in this offering:


                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                   ----------------------    -----------------------    AVERAGE PRICE
                                     NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                                   -----------    -------    ------------    -------    -------------
Existing stockholders............   35,437,319      83.9%    $232,297,667      60.8%       $ 6.56
New investors....................    6,800,000      16.1      149,600,000      39.2        $22.00
                                   -----------     -----     ------------    ------
     Total.......................   42,237,319     100.0%    $381,897,667     100.0%
                                   ===========     =====     ============    ======



     If the underwriters exercise their over-allotment option in full, the percentage of shares held by existing stockholders will decrease to 81.9% of the total shares outstanding, and the number of shares held by new investors will increase to 7,820,000, or 18.1% of the total shares outstanding.



     The above computations exclude 6,489,490 shares of class A common stock and 721,077 shares of class B common stock issuable upon the exercise of options with a weighted average exercise price of $22.19 per share and 3,610,800 class A common stock and 401,249 class B common stock issuable upon the exercise of warrants outstanding as of June 30, 1999 with a weighted average exercise price of $13.06 per share. It also excludes 703,445 shares of class A common stock and 78,171 shares of class B common stock issuable upon the exercise of options granted after June 30, 1999 with a weighted average exercise price of $12.30 per share and 13,500 shares of class A common stock and 1,500 shares of class B common stock issuable under warrants issued after June 30, 1999 at an exercise price of $12.30 per share. If any of those options and warrants are exercised, investors will incur further dilution. See "Management -- Benefit Plans" and note 10 of the notes to our financial statements included in this prospectus. It also excludes 2,751,304 additional shares of common stock reserved for issuances under our stock option plans.

                       SELECTED FINANCIAL AND OTHER DATA


     The following selected financial data should be read in conjunction with our financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The statement of operations data for the years ended June 30, 1997, 1998 and 1999, and the balance sheet data as of June 30, 1998 and 1999, are derived from, and are qualified by reference to, audited financial statements included in this prospectus. The statement of operations data for the years ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1995, 1996 and 1997 are derived from our audited financial statements that are not included in this prospectus. Administration, curriculum and development expenses for fiscal 1999 included $22.4 million of stock-based compensation expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Stock-Based and Other Non-Cash Compensation Expenses." Please see
note 2 in the notes to our financial statements for information concerning the calculation of pro forma basic and diluted net loss per share.



                                                                       FISCAL YEAR ENDED JUNE 30,
                                                    -----------------------------------------------------------------
                                                       1995         1996         1997          1998          1999
                                                    ----------   ----------   -----------   -----------   -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER STUDENT DATA)
STATEMENT OF OPERATIONS DATA:
Revenue from educational services.................   $     --     $ 11,773      $ 38,559      $ 69,407      $132,762
                                                    ---------    ---------    ----------    ----------    ----------
  Education and operating expenses:
    Direct site expenses..........................         --       11,415        32,150        59,576       114,097
    Administration, curriculum and development....     14,286        7,717        12,755        18,258        49,984
    Depreciation and amortization.................         --        1,166         3,552         7,232        12,526
    Pre-opening expenses..........................         --        1,476         1,487         2,486         5,457
    Design team compensation......................         --           --            --         2,724            --
                                                    ---------    ---------    ----------    ----------    ----------
       Total education and operating
         expenses.................................     14,286       21,774        49,944        90,276       182,064
                                                    ---------    ---------    ----------    ----------    ----------
Loss from operations..............................    (14,286)     (10,001)      (11,385)      (20,869)      (49,302)
Other income (expense), net.......................        161         (102)          (37)       (1,046)         (131)
                                                    ---------    ---------    ----------    ----------    ----------
Net loss..........................................    (14,125)     (10,103)      (11,422)      (21,915)      (49,433)
Dividends on preferred stock......................         --           --            --        (4,290)           --
Preferred stock accretion.........................         --           --            --          (278)       (1,027)
                                                    ---------    ---------    ----------    ----------    ----------
Net loss attributable to common
  stockholders....................................   $(14,125)    $(10,103)     $(11,422)     $(26,483)     $(50,460)
                                                    =========    =========    ==========    ==========    ==========
Basic and diluted net loss per share attributable
  to common
  stockholders....................................                              $  (1.84)     $  (4.26)     $  (8.12)
                                                                              ==========    ==========    ==========
Weighted average number of common shares
  outstanding used in computing basic and diluted
  net loss per share attributable to common
  stockholders....................................                              6,214,709    6,214,711      6,214,711
                                                                              ==========    ==========    ==========
Pro forma basic and diluted net loss per share....                                                          $  (1.42)
                                                                                                          ==========
Pro forma weighted average number of shares
  outstanding used in computing pro forma basic
  and diluted net loss per share..................                                                        34,712,146
                                                                                                          ==========


                                               (continued on the following page)

                                                                      FISCAL YEAR ENDED JUNE 30,
                                                    --------------------------------------------------------------
                                                      1995         1996         1997         1998          1999
                                                    ---------    ---------    ---------    ---------    ----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER STUDENT DATA)
STUDENT AND PER STUDENT DATA:
Student enrollment................................        --        2,250        7,150       12,600        23,900
Total revenue per student.........................               $  5,232     $  5,393     $  5,508     $   5,555
Net loss per student..............................               $ (4,490)    $ (1,597)    $ (1,739)    $  (2,068)
EBITDA, net of other charges, per student.........               $ (3,927)    $ (1,089)    $   (820)    $    (603)
Cash used in operating activities per student.....        --     $ (3,652)    $ (1,530)    $   (837)    $    (673)
Cash used in investing activities per student.....               $ (2,203)    $ (1,822)    $ (1,594)    $  (1,269)
Cash provided by financing activities per
  student.........................................               $  6,385     $  5,008     $  1,776     $   2,797

OTHER OPERATING DATA:
Capital expenditures..............................  $    233     $  4,970     $ 15,553     $ 21,181     $  34,023
Gross site contribution...........................               $    358     $  6,409     $  9,831     $  18,665
Gross site margin.................................                    3.0%        16.6%        14.2%         14.1%
EBITDA, net of other charges......................  $(14,286)    $ (8,836)    $ (7,787)    $(10,328)    $ (14,404)
Cash used in operating activities.................  $(14,360)    $ (8,216)    $(10,941)    $(10,550)    $ (16,079)
Cash used in investing activities.................  $ (3,163)    $ (4,956)    $(13,030)    $(20,082)    $  30,328
Cash provided by financing activities.............  $ 17,973     $ 14,365     $ 35,809     $ 22,383     $  66,838
Total number of schools...........................        --            4           12           25            51



                                                                         AS OF JUNE 30,
                                                    ---------------------------------------------------------
                                                      1995        1996        1997        1998        1999
                                                    --------    --------    --------    --------    ---------
                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $  2,710    $  3,904    $ 15,741    $  7,492    $  27,923
Working capital...................................     4,672       8,693      19,843       2,684       22,634
Total assets......................................     6,359      18,423      48,472      58,294      106,870
Total debt, including current portion.............        --       2,825       9,395      17,151       21,535
Accumulated deficit...............................   (47,845)    (57,215)     (7,581)    (29,496)     (78,929)
Total stockholders' equity........................     5,474      12,539      33,814      29,190       63,042

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Edison should be read in conjunction with "Selected Financial and Operating Data" and our financial statements and the related notes included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors that include, but are not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are the nation's largest private operator of public schools serving students from kindergarten through 12th grade. We contract with local school districts and public charter school boards to assume educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. We opened our first four schools in August 1995 and have grown rapidly in every subsequent year, currently serving 38,000 students in 79 schools located in 16 states across the country and the District of Columbia. Our total revenue has increased from $11.8 million in fiscal 1996 to $132.8 million in fiscal 1999.

     From our formation in 1992 until opening our first schools in fiscal 1996, we were a development stage company focused on research, development and marketing of the Edison school design and curriculum and raising capital to support our business plan. From 1992 until 1995, Edison's team of leading educators and scholars developed an innovative, research-backed curriculum and school design. We operated as a partnership prior to November 1996, when we converted to a corporation. As of June 30, 1999, our accumulated deficit since November 1996 was approximately $79.3 million. In addition, prior to November 1996, we incurred losses of approximately $61.8 million, which are reflected in our additional paid-in capital. Because of our rapid growth, and in view of the evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results may not be meaningful.

     Edison's curriculum expenses include the ongoing costs to maintain and support Edison's educational design. These expenses include the salaries and wages of trained educators in our central office curriculum department, the costs of providing professional training to our staff and teachers, including materials, and the ongoing costs of maintaining and updating the teaching methods and educational content of our program.

     We make a significant investment in each school we open. The investment generally includes:

     - initial staff training and professional development;

     - technology, including laptop computers for teachers and, after the first year of operation, a computer for the home of every child above the second grade;

     - books and other materials to support the Edison curriculum and school design, including enrollment fees for the Success for All reading program; and

     - upgrades in facilities.

  REVENUE FROM EDUCATIONAL SERVICES

     Our revenue is principally derived from contractual relationships to manage and operate contract and charter schools. We also receive small amounts of revenue, which represented less than 0.5% of total revenue in fiscal 1999, from the collection of after-school program fees and food service costs. We receive per-pupil revenue from local, state and federal sources, including Title I and special education funding, in return for providing comprehensive education to our students. The per-pupil revenue is generally comparable to the funding spent on other public schools in the area. We recognize revenue for each school pro rata over the 11 months from August through June. Because the amount of revenue we receive for operating each school depends on the number of students enrolled, achieving site-specific enrollment objectives is necessary for satisfactory financial performance at the school. Both the amount of per-pupil revenue and the initial enrollment at each school become known at the beginning of the school year and generally tend not to vary significantly throughout the year. For these reasons, our revenue for each school year is largely predictable at the beginning of the school year.

  DIRECT SITE EXPENSES

     Direct site expenses include most of the expenses incurred on-site at our schools. The largest component of this expense is salaries and wages, primarily for principals and teachers. The remaining direct site expenses include on-site administration, facility maintenance and, in some cases, transportation and food services. Once staffing levels for the school year are determined, most of these expenses are fixed and, accordingly, variations in enrollment will generally not change the overall cost structure of a school for that year. Direct site expenses do not include teacher training and other pre-opening expenses associated with new schools, financing costs or depreciation and amortization related to technology, including computers for teachers and students, curriculum materials and capital improvements to school buildings.

  GROSS SITE CONTRIBUTION AND GROSS SITE MARGIN

     We define gross site contribution as revenue from educational services less direct site expenses. Gross site margin is gross site contribution expressed as a percentage of revenue from educational services. Gross site contribution is a measurement of ongoing site-level operating performance of our schools. We believe it serves as a useful operating measurement when evaluating our schools' financial performance. Gross site contribution does not reflect all site-related costs, including depreciation and amortization or interest expense and principal repayment related to site-level investments, or on-site pre-opening expenses, and accordingly gross site contribution does not represent site-level profitability.

  ADMINISTRATION, CURRICULUM AND DEVELOPMENT EXPENSES

     Support from our central office is important for the successful delivery of our curriculum and school design. Administration, curriculum and development expenses include those amounts related to the creation and enhancement of our curriculum, and our general, administrative and sales and marketing functions. These costs include costs for curriculum, assessment and training professionals, sales and marketing personnel, financial reporting and legal and technological support and travel expenses and other development activities.

  PRE-OPENING EXPENSES

     Pre-opening expenses consist principally of various administrative and personnel costs incurred prior to the opening of a new school or the expansion of an existing school, particularly the costs for the initial training and orientation of professional staff, recruitment and travel expenses and expenses for temporary offices and staff. In connection with the establishment of a new school, we seek to hire the school's principal several months in advance of the school's opening. This allows the principal to hire staff, most of whom receive substantial professional training in the Edison education design prior to the first day of school. Pre-opening expenses generally are first incurred in the fourth quarter of the fiscal year prior to the school's opening or expansion and continue into the first quarter of the fiscal year in which the school opens. These costs are expensed as incurred.

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization relates primarily to the investments we make in each school for books and other educational materials, including enrollment fees for the Success for All program, computers and other technology, and facility improvements. These investments support the Edison curriculum and school design and relate directly to our provision of educational services.

  ENROLLMENT

     Our annual budgeting process establishes site-specific revenue and expense objectives, which include assumptions about enrollment and anticipated per-student funding. While our budgets include desired enrollment levels, we do not attempt to maximize enrollment based upon the physical capacity of our facilities. Our budgets are designed to achieve both financial and academic goals, both of which we believe are critical to the ongoing success of our business. Therefore, our budgets are designed to achieve the proper balance between financial performance and academic standards. While managed closely at each school, our school enrollment levels are evaluated by management in the aggregate.

     We implement various strategies to achieve optimal enrollment, including local recruiting, media advertising, and coordinating with our school district partners and community groups. Since some site costs are partially fixed, incremental enrollment can positively affect profitability. Further, due to the closely correlated relationship of site revenue and expenses, school personnel closely manage expenses based upon actual enrollment. While 49 of our 79 schools maintain waiting lists or are oversubscribed, based upon our assumptions about enrollment used in the budgeting process, in the aggregate our schools are currently operating at 97.5% of the enrollment levels assumed in our budget. During the 1998 and 1999 fiscal years, we operated at approximately 96% of assumed enrollment levels.

  FINANCIAL PERFORMANCE

     We have incurred substantial net losses in every fiscal period since we began operations and expect losses to continue into the future. For the fiscal year ended June 30, 1999, our net loss was $49.6 million. As of June 30, 1999, our accumulated deficit since November 1996, when we converted from a partnership to a corporation, was approximately $79.3 million. In addition, prior to November 1996, we incurred losses of approximately $61.8 million, which are reflected in our additional paid-in capital.

     The following table sets forth various financial data expressed as a percentage of total revenue for the periods indicated:

                                                                FISCAL YEAR ENDED JUNE 30,
                                                                --------------------------
                                                                 1997      1998      1999
                                                                ------    ------    ------
Revenue from educational services...........................    100.0%    100.0%    100.0%
                                                                -----     -----     -----
Education and operating expenses:
  Direct site expenses......................................     83.3      85.8      86.0
  Administration, curriculum and development expenses.......     33.1      26.3      37.6
  Depreciation and amortization.............................      9.2      10.4       9.4
  Pre-opening expenses......................................      3.9       3.6       4.1
  Design team compensation..................................       --       3.9        --
                                                                -----     -----     -----
     Total education and operating expenses.................    129.5     130.0     137.1
                                                                -----     -----     -----
Loss from operations........................................    (29.5)    (30.0)    (37.1)
                                                                -----     -----     -----
Other income (expense), net.................................     (0.1)     (1.5)     (0.1)
                                                                -----     -----     -----
Net loss....................................................    (29.6)%   (31.5)%   (37.2)%
                                                                =====     =====     =====

     In order to achieve profitability, we believe it will be necessary both to improve gross site margin while maintaining educational quality and to continue to reduce central expenses as a percentage of total revenue from educational services. The latter improvement is largely dependent on our ability to increase our total revenue through expanded student enrollment while controlling central costs.

  CONTRACT SCHOOLS COMPARED TO CHARTER SCHOOLS

     We operate two types of schools: contract and charter. Contract schools are public schools we operate under a management agreement with local school boards. Charter schools are schools we operate under a management agreement with a charter holder, which is typically a community group or non-profit entity that has been granted a state-authorized charter to create a public school. The cost of operating a contract school and a charter school is similar, except that, in the case of a charter school, we are typically required to arrange for a facility. In some cases, we operate charter schools under a charter granted by the local school board, which provides the facility. In these cases, we categorize these schools as contract schools because we do not provide the facilities and therefore the economics of these arrangements closely resemble those of a contract school. Charter school facilities that are not provided by a local school board are financed in a variety of ways, including bank debt, sale/leaseback arrangements, third-party ownership by real estate investment trusts and philanthropy. At times, we advance funds or guarantee loans to our charter board clients to assist them in arranging for facilities. At June 30, 1999 we had lent or advanced $13.9 million and guaranteed loans of $4.9 million to our charter board clients. Our facility investment for a charter school will generally exceed our investment in facilities for a contract school. Because of these higher costs, we generally seek to establish charter schools in areas with higher per-pupil revenue.

  STOCK-BASED AND OTHER NON-CASH COMPENSATION EXPENSES

     Beginning in 1995, we granted a number of stock options with four and five-year terms. In the fourth quarter of fiscal 1999, we decided to extend the term of these options to ten years and to make other changes in their terms that we believe are customary for options granted by public companies. As a result, we were required to record compensation expense at that time representing the difference between the exercise price of the options and the deemed fair market value of the shares underlying the stock options. In this regard, we recognized an expense of $17.4 million in the fourth quarter of fiscal 1999. This is in addition to $5.0 million of stock-based compensation expenses recorded in fiscal 1999 in connection with stock options that were subject to variable accounting treatment. We expect to recognize additional expenses related to the option amendments aggregating approximately $5.8 million over the vesting periods of the individual stock options. These additional expenses are expected to approximate $3.6 million for fiscal 2000, $1.1 million for fiscal 2001, $703,000 for fiscal 2002 and $413,000 for fiscal 2003. We do not expect any future charges for currently existing options resulting from variable accounting.

  INCOME TAXES

     We have not recorded any provision for federal, state and local income taxes because we have incurred operating losses from our inception through June 30, 1999. As of that date, we had approximately $80 million of net operating loss carryforwards for federal income tax purposes, approximately $45 million of which are expected to expire in fiscal 2013 and approximately $35 million of which are expected to expire in fiscal 2019, available to offset future taxable income. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting our future results, we do not believe the realization of the related deferred income tax assets meets the criteria required by generally accepted accounting principles and, accordingly, we have recorded a full valuation allowance.

  SEASONALITY

     Because new schools are opened in the first fiscal quarter of each year, trends in our business, whether favorable or unfavorable, will tend not to be reflected in our quarterly financial results, but will be evident primarily in year-to-year comparisons. The first quarter of our fiscal year has historically reflected less revenue and lower expenses than the other three quarters, and we expect this pattern to continue. We generally have lower gross site margin in the first fiscal quarter than in the remaining fiscal quarters. We also recognize pre-opening costs primarily in the first and fourth quarters.

     Our financial results can vary among the quarters within any fiscal year for other reasons, and our quarterly revenue and results of operations could also fluctuate somewhat based on changes in school enrollment throughout the fiscal year. For more information on the seasonality of our financial results, see "Risk Factors -- Our financial results are subject to patterns that could affect the perception of our financial results."

QUARTERLY RESULTS OF OPERATIONS


     The following table presents statement of operations data for the last four quarters, expressed both in dollars and as a percentage of total revenue for those periods. This data has been derived from our unaudited financial statements, which have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information.



                                                                         QUARTER ENDED
                                                          -------------------------------------------
                                                          SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                                            1998        1998       1999        1999
                                                          ---------   --------   ---------   --------
                                                                    (DOLLARS IN THOUSANDS)
Revenue from educational services......................    $24,004    $35,576     $36,391    $ 36,791
                                                           -------    -------     -------    --------
Education and operating expenses:
  Direct site expenses.................................     21,635     30,449      29,827      32,186
  Administration, curriculum and development
     expenses..........................................      5,891      7,853       8,647      27,593
  Depreciation and amortization........................      2,391      3,508       3,366       3,261
  Pre-opening expenses.................................      2,727        372         352       2,006
                                                           -------    -------     -------    --------
     Total education and operating expenses............     32,644     42,182      42,192      65,046
Loss from operations...................................     (8,640)    (6,606)     (5,801)    (28,255)
Other income (expense), net............................        409        727        (250)     (1,017)
                                                           -------    -------     -------    --------
Net loss...............................................    $(8,231)   $(5,879)    $(6,051)   $(29,272)
                                                           =======    =======     =======    ========
                                                                   (AS A PERCENTAGE OF TOTAL REVENUE)
Revenue from educational services......................      100.0%     100.0%      100.0%      100.0%
                                                           -------    -------     -------    --------
Education and operating expenses:
  Direct site expenses.................................       90.1       85.6        82.0        87.5
  Administration, curriculum and development
     expenses..........................................       24.5       22.1        23.7        75.0
  Depreciation and amortization........................       10.0        9.9         9.2         8.9
  Preopening expenses..................................       11.4        1.0         1.0         5.4
                                                           -------    -------     -------    --------
     Total education and operating expenses............      136.0      118.6       115.9       176.8
Loss from operations...................................     (36.0)      (18.6)      (15.9)     (76.8)
Other income (expense), net............................        1.7         2.0      (0.7)       (2.8)
                                                           -------    -------     -------    --------
Net loss...............................................      (34.3)%    (16.6)%     (16.6)%     (79.6)%
                                                           =======    =======     =======    ========


RESULTS OF OPERATIONS

 FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

     REVENUE FROM EDUCATIONAL SERVICES. Our revenue from educational services increased to $132.8 million for fiscal 1999 from $69.4 million for fiscal 1998, an increase of 91.4%. The increase was primarily due to the 89.7% increase in student enrollment from 12,600 in the 1997-1998 school year to 23,900 in the 1998-1999 school year, reflecting both the opening of new schools and the expansion of existing schools.

     DIRECT SITE EXPENSES. Our direct site expenses increased to $114.1 million for fiscal 1999 from $59.6 million for fiscal 1998, an increase of 91.4%. Like revenue growth, the increase in direct site expenses was primarily due to the 86.7% increase in student enrollment. The largest element of direct site expenses is personnel costs. Personnel costs included in direct site expenses increased to $90.7 million for fiscal 1999 from $46.0 million for fiscal 1998.

     GROSS SITE MARGIN AND CONTRIBUTION. Our gross site margin remained relatively stable at 14.1% for fiscal 1999 compared to 14.2% for fiscal 1998. Higher revenues resulted in an increase in gross site contribution to $18.7 million for fiscal 1999 from $9.8 million for fiscal 1998.

     ADMINISTRATION, CURRICULUM AND DEVELOPMENT EXPENSES. Our administration, curriculum and development expenses increased to $50.0 million for fiscal 1999 from $18.3 million for fiscal 1998, an increase of 173%. This substantial increase was primarily due to stock-based, non-cash compensation expense, which increased to $22.4 million for fiscal 1999 from $585,000 for fiscal 1998, resulting from amendments to options and, to a lesser extent, application of variable accounting to outstanding options. A 97.2% increase in personnel costs resulting from a 104% increase in the number of headquarters employees represented the next largest portion of the overall increase. This increase in personnel costs was primarily attributable to a substantial increase in staff in our school operations and curriculum and education divisions, an increase in our professional marketing employees to support an expanded marketing program, an increase in our central office administrative staff to enhance legal and contracting functions and to expand financial reporting and support functions. The remainder was primarily attributable to increased travel expenses and, to a lesser extent, greater rent expenses. Administration, curriculum and development expenses as a percentage of total revenue increased to 37.6% for fiscal 1999 from 26.3% for fiscal 1998. Excluding stock-based non-cash compensation expenses, administration, curriculum and development expenses as a percentage of total revenue decreased to 20.8% for fiscal 1999 from 25.5% for fiscal 1998.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization increased to $12.5 million for fiscal 1999 from $7.2 million for fiscal 1998, an increase of 73.6%. The increased depreciation and amortization resulted from additional capital expenditures for our curriculum materials, computers and related technology and, to a lesser extent, facility improvements. For fiscal 1999, additions to property and equipment totaled $34.0 million, including $13.7 million for additional computers and equipment, $12.6 million for curriculum materials and $7.7 million for new facilities and improvements. These increases resulted primarily from the large investments in the 26 new schools we opened in the 1998-1999 school year and operated during the year.

     PRE-OPENING EXPENSES. Our pre-opening expenses increased to $5.5 million for fiscal 1999 from $2.5 million for fiscal 1998, an increase of 120%. This increase was associated primarily with enrolling students at the 26 new schools opened in August 1998 compared to the 13 schools opened one year earlier.

     DESIGN TEAM COMPENSATION. Some members of our original design team were entitled to distributions when we achieved predetermined performance objectives. These objectives were achieved and the contractual provisions triggered in connection with our issuance of preferred stock in December 1997. Accordingly, during fiscal 1998, we incurred approximately $2.7 million of expense. We did not recognize any similar expenses in fiscal 1999 and we do not expect to recognize any similar expenses in the future.

     EDUCATION AND OPERATING EXPENSES. Our total education and operating expenses as a percentage of total revenue increased to 137.1% for fiscal 1999 from 130.0% for fiscal 1998. Total education and operating expenses for fiscal 1999 included stock-based, non-cash expenses, which accounted for 16.9% of total revenue. In addition, total education and operating expenses for fiscal 1998 included a non-recurring design team compensation expense which accounted for 3.9% of total revenue. Excluding such amounts, total education and operating expenses as a percentage of total revenue would have decreased to 120.2% for fiscal 1999 from 126.1% for fiscal 1998. This decrease primarily resulted from the decrease in administration, curriculum and development expenses as a percentage of total revenue.

     EBITDA, NET OF OTHER CHARGES. EBITDA, net of other charges, means the net loss we would have shown if we did not take into consideration our interest expense, income tax expense, depreciation and amortization, stock based compensation and non-recurring design team compensation. These costs are discussed above. EBITDA, net of other charges, was a negative $14.4 million for fiscal 1999 compared to a negative $10.3 million for fiscal 1998. The decline was primarily a result of increased administration, curriculum and development expense. However, on a per-student basis, negative EBITDA improved from $807 to $603 for the same periods.

     LOSS FROM OPERATIONS. Our loss from operations increased to $49.3 million for fiscal 1999 from $20.9 million for fiscal 1998, an increase of 136%. The $28.6 million of additional loss primarily reflects the growth in administration, curriculum and development expenses.

     OTHER INCOME AND EXPENSE. We recognized $131,000 of other expenses, net, for fiscal 1999, compared to $1.0 million for fiscal 1998. The change was primarily attributable to a significant increase in interest income, which primarily relates to interest earned on the fully committed proceeds from our series D preferred stock financing in December 1997, which we drew on as needed in August and December 1998. We recognized $1.5 million of interest income as a result of our series D preferred stock financing. This improvement was partially offset by an increase in interest expense primarily due to additional financing for technology and other equipment investments at our schools.

     NET LOSS AND NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS. Our net loss increased to $49.4 million for fiscal 1999 from $21.9 million for fiscal 1998, an increase of 125.5%. During fiscal 1998, we declared a $4.3 million dividend on preferred stock, in the form of notes payable, in connection with an equity financing. During fiscal 1999 and fiscal 1998, we recognized $1.0 million and $278,000 of preferred stock accretion, respectively. This resulted in net loss attributable to common stockholders of $50.5 million and $26.5 million for these periods, respectively.

  FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

     REVENUE FROM EDUCATIONAL SERVICES. Our revenue from educational services increased to $69.4 million for fiscal 1998 from $38.6 million for fiscal 1997, an increase of 79.8%. The greatest portion of the increase was due to student enrollment increasing 76.2% to 12,600 in the 1997-1998 school year from 7,150 in the 1996-1997 school year, attributable both to opening new schools and expanding existing schools.

     DIRECT SITE EXPENSES. Our direct site expenses increased to $59.6 million for fiscal 1998 from $32.1 million for fiscal 1997, an increase of 85.7%. The increase in direct site expenses was primarily due to increased staffing to support the 76.2% increase in student enrollment. Personnel costs included in direct site expenses increased to $46.0 million for fiscal 1998 from $24.0 million for fiscal 1997.

     GROSS SITE MARGIN AND CONTRIBUTION. Our gross site margin decreased to 14.2% for fiscal 1998 from 16.6% for fiscal 1997. This decrease was due to improvements in the gross site margin at two schools in fiscal 1997 which was not sustained in fiscal 1998, as well as a decline in margins for several other schools. The corresponding gross site contribution increased to $9.8 million for fiscal 1998 from $6.4 million in fiscal 1997, an increase of 53.1%.

     ADMINISTRATION, CURRICULUM AND DEVELOPMENT EXPENSES. Our administration, curriculum and development expenses increased to $18.3 million for fiscal 1998 from $12.8 million for fiscal 1997, an increase of 43.0%. The increase reflects a 28% increase in administrative, curriculum and marketing staff, related travel expenses, office rents and expanding business and financial services to support our growing operations. The increase also included approximately $600,000 of office relocation costs incurred to consolidate our finance and other support functions in New York City with our other management functions. As a percentage of total revenue, administration, curriculum and development expenses decreased to 26.3% for fiscal 1998 from 33.1% for fiscal 1997.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization increased to $7.2 million for fiscal 1998 from $3.6 million for fiscal 1997, an increase of 100%. The increased depreciation and amortization resulted from additional capital expenditures for our curriculum, computers and related technology and facility improvements. For fiscal 1998, additions to property and equipment totaled $21.2 million, including $10.3 million for additional computers and equipment, $1.8 million for curriculum materials and $9.1 million for new facilities and improvements. These expenditures were due to the large investments in the 13 new schools opened in the 1997-1998 school year. We made capital expenditures in fiscal 1997 of $9.1 million, including $4.8 million for computers and equipment, $1.4 million for curriculum materials and $2.9 million for new facilities and improvements.

     PRE-OPENING EXPENSES. Our pre-opening expenses increased to $2.5 million for fiscal 1998 from $1.5 million for fiscal 1997, an increase of 66.7%. The increase was a direct result of opening new schools and expanding existing schools for the 1997-1998 school year. During fiscal 1998, we opened 13 new schools.

     DESIGN TEAM COMPENSATION. During fiscal 1998, we incurred approximately $2.7 million of design team expenses. We had no similar expenses in fiscal 1997.

     EDUCATION AND OPERATING EXPENSES. Our total education and operating expenses as a percentage of total revenue increased to 130.0% for fiscal 1998 from 129.6% for fiscal 1997. Total education and operating expenses for fiscal 1998 included a non-recurring design team compensation expense which accounted for 3.9% of total revenue. Excluding this amount, total education and operating expenses as a percentage of total revenue would have decreased to 126.1% for fiscal 1998 from 129.6% for fiscal 1997. The decrease primarily resulted from the decrease in administration, curriculum and development expenses as a percentage of total revenue, partially offset by an increase in direct site expense of 2.4% as a percentage of total revenue.

     EBITDA, NET OF OTHER CHARGES. EBITDA, net of other charges, was a negative $10.3 million for fiscal 1998 compared to a negative $7.8 million for fiscal 1997. The decline was primarily a result of increased administration, curriculum and development expense. However, on a per-student basis, negative EBITDA declined from $1,089 to $820 for the same periods.

     OTHER INCOME AND EXPENSE. Other expense, net, increased to $1.0 million in fiscal 1998 from $37,000 in fiscal 1997. The increase was primarily due to increased interest expense on additional debt incurred to finance technology and other equipment investments at our schools. This increase was offset in part by increased interest income on cash balances.

     NET LOSS AND NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS. Our net loss increased to $21.9 million for fiscal 1998 from $11.4 million for fiscal 1997, an increase of 92.1%. However, because of our $4.3 million preferred stock dividend and $278,000 of preferred stock accretion in fiscal 1998, we had net loss attributable to common stockholders of $26.5 million for the period. In fiscal 1997, net loss and net loss attributable to common stockholders were equal.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically operated in a negative cash flow position. To date we have financed our cash needs through a combination of equity and debt financing. Since our inception and through June 30, 1999, we had raised $190.9 million of equity capital. In July 1999, we closed on an additional $41.7 million of new equity capital. We have also utilized debt and equipment leasing arrangements to finance computers and other technology investments in our schools. We do not have a line of credit.

     At June 30, 1999, after giving effect to the $41.7 million of equity capital we received in July 1999, our cash available for operations was approximately $69.6 million.


     We expect our cash on hand, together with reimbursement of technology expenditures from available financing arrangements and the reimbursement of facility advances from financing arrangements and charter school boards, will be sufficient to meet our working capital needs to operate our existing schools over the next twelve months. If, however, we are to open new schools in the 2000-2001 school year, we would require additional funding, such as the proceeds of this offering.


     Our longer term requirements are for capital to fund operating losses, capital expenditures related to growth and for anticipated working capital needs and general corporate purposes. We expect to fund such expenditures and other longer term liquidity needs with cash generated from operations, the proceeds from this offering and expanded financing arrangements. Depending on the terms of any financing arrangements, such funding may be dilutive to existing shareholders, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all.

     In general, our ability to achieve positive cash flow will be dependent on the volume of schools with positive gross site contribution to offset central office and overhead expenses. Because gross site contribution is the difference between site revenues and site expenditures, positive gross site contribution can be achieved at a range of enrollment levels. While higher enrollment tends to have a positive effect on gross site contribution, the Company's growth and cash flow do not depend on 100% enrollment.

  CASH USED IN OPERATING ACTIVITIES

     For fiscal 1999, we used approximately $16.1 million for operating activities. This use primarily resulted from $49.6 million of net loss and a $3.0 million increase in accounts receivable. These amounts were offset by $22.4 million in stock-based compensation expense, depreciation and amortization totaling $11.5 million and an increase of $2.6 million of accounts payable and accrued expenses. The large increases in accounts receivable and accounts payable and accrued expenses are directly attributable to the 86.7% increase in student enrollment that was experienced during the fiscal year. In fiscal 1998, we used approximately $10.6 million for operating activities. EBITDA, net of other charges, was a negative $14.4 million for fiscal 1999 compared to a negative $10.3 million for fiscal 1998. The decline was primarily a result of increased administration, curriculum and development expense. However, on a per-student basis, negative EBITDA, net of other charges, declined from $820 to $603 for those same periods.

  CASH USED IN INVESTING ACTIVITIES

     For fiscal 1999, we used approximately $30.3 million in investing activities. During the year, we invested approximately $34.0 million in our schools and operations. This amount includes the investments we make in technology and curriculum in each of the schools we open. We have also advanced funds to three of our charter board clients or their affiliates to help obtain, renovate and complete school facilities. We do not charge interest on these advances. The amounts advanced during fiscal 1999 approximated $15.8 million. During fiscal 1999, we also received approximately $1.9 million in repayments on advances previously made. Significant real estate investments are often necessary when we establish a charter school and existing facilities are not available. We work closely with the charter board to locate, develop and finance the charter school's facilities. The building or renovation process generally lasts several months and can vary widely in expense from minimal upgrades to new construction, which can cost from $4.0 million to more than $8.0 million. We also sold buildings to charter boards during the year. The proceeds of the sales approximated $10.5 million and was equal to our cost to acquire and improve the building. For fiscal 1998, we used approximately $20.1 million in investing activities. These investments were primarily for technology and equipment for our schools.

  CASH FROM FINANCING ACTIVITIES

     In fiscal 1999, we received approximately $66.8 million in our financing activities. The amounts received were from issuances of series D, series F and series G preferred stock during the period. In December 1997, we received a commitment to purchase approximately $51.0 million, net of expenses, of series D preferred stock. The first payment of $19.2 million on this equity commitment was made in December 1997 with the remaining $31.8 million contributed during fiscal 1999. Additionally, stockholder notes payable totaling $1.6 million were issued in connection with this equity financing, of which approximately $938,000 were issued during fiscal 1999. The amounts received pursuant to the equity commitments were partially offset by payments on debt of approximately $6.2 million. Cash generated from financing activities in fiscal 1998 of $22.4 million was primarily from the issuance of stock and debt totalling $33.2 million, net of issuance expenses, partially offset by debt repayments of $7.3 million.

     We generally finance our technology investments in schools through debt arrangements. We have also issued warrants in connection with these transactions. Details of the financing arrangements are included in note 6 of the notes to our financial statements. In fiscal 1999, an additional $9.6 million was financed through notes payable for computers and other technology.

  PHILANTHROPY

     Philanthropic entities have supported or will be supporting 11 of our 79 schools, focused particularly in those areas where the per-pupil expenditures would otherwise make it difficult to achieve satisfactory financial performance. These philanthropic entities provide funds directly to our school board or charter board clients, and not to Edison. Our initial investments to open our six California schools were supported by philanthropic entities, which made available to the school districts the amounts to cover the cost of the items necessary to open the schools, including technology and curriculum materials. In two of these schools, the philanthropic support also includes funds for ongoing annual operations. In one other location, the support helped fund the capital improvements to the buildings. Additionally, philanthropic support has been used in Colorado to help fund a school building and related renovations and construction. The D2F2 Foundation has supported some of our schools in California and has indicated that it intends to provide support up to $22.5 million for schools operated or to be operated by us, primarily in California; $6.9 million of this amount has been used to date in schools operated by us and $3.9 million of this amount is expected to be used for the 1999-2000 school year in schools operated by us. We have issued a warrant to the D2F2 Foundation which represents the right to purchase up to 1,698,750 shares of class A common stock and 188,750 shares of class B common stock at an exercise price of $7.96 per share. Although some of our school district and charter board clients have used philanthropic funds in the past and we expect some of them to use philanthropic funds in the future, we do not rely on philanthropic support significantly for our growth strategy. Our schools received approximately $10.1 million of philanthropic support in the 1998-1999 school year. There is no guarantee that philanthropic support will be available to open new schools or operate existing schools in the future.

  CHARTER SCHOOL FACILITY FINANCINGS

     Innovative financing methods are often needed to compensate for the limited amount of state and local funding available to develop charter school facilities. We have employed a variety of approaches, including owning or leasing the building, advancing funds for the building to the charter board without charging interest and under various repayment terms, or having the charter board directly own or lease the facility from a third party, sometimes assisted by a subordinated loan from us. We also consider providing guarantees to lending institutions to allow the charter board flexibility in obtaining financing. We generally choose the most economically viable option available for each school and purchase real estate only if we determine it is the best available financing option. We own no facilities that are not used by schools we manage. We are currently exploring a variety of financing structures to assist in our charter efforts, including tax-exempt structures, expanding our current real estate investment trust relationships and forming our own real estate investment trust. Currently, our only relationship with a real estate investment trust consists of a sale and lease-back arrangement with respect to one property housing two schools. We expect to continue to advance funds to our charter board clients as well as spend significantly on charter school facilities directly. We have been successful in securing various financing arrangements in the past, but our ability to obtain any such financing arrangements in the future cannot be assured. As of June 30, 1999, we had no direct obligations for charter school facility financings but had guarantees totaling $4.9 million for facility-related debt of two of our charter school clients, representing four schools in fiscal 1999. The underlying debt comes due in fiscal 2001 and fiscal 2002.

  INVESTMENT IN APEX ONLINE LEARNING INC.

     In July 1999, we acquired a 16.5% ownership interest in APEX Online Learning Inc., a company that provides interactive advanced placement courses for high school students over the Internet. Concurrently, Vulcan Ventures Incorporated, the majority stockholder of APEX, invested $30.0 million in Edison. We have invested $5.0 million in APEX and are obligated to invest up to an additional $5.0 million in the future, if any third party invests in APEX. Because of our significant ownership interest in APEX, we must recognize a pro rata portion of APEX's losses based upon our ownership interest, up to a maximum amount equal to our investment in APEX. We expect APEX to recognize an approximate $3.2 million loss in its fiscal year ended June 30, 1999, representing approximately six months of operations, and to continue to recognize losses into the future.

  ANTICIPATED CAPITAL EXPENDITURES

     Capital expenditures for fiscal 2000 are expected to be approximately $40.0 million, which includes approximately $20.0 million for computers and other technology and $6.0 million for curriculum materials. Additionally, we expect to advance or lend $8.2 million to new charter board clients to help secure and renovate school properties for the schools opening in the 1999-2000 school year. We are also implementing enterprise-wide computer and software packages. Such systems include financial reporting, payroll, purchasing, accounts payable, human resources and other administrative modules as well as a student data and school management package. We expect expenditures for the software packages will be approximately $5.0 million. We expect the hardware, implementation costs and other maintenance expenditures to account for an additional $5.0 million over the next 24 to 36 months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We currently have market risk sensitive instruments related to interest rates. As disclosed in note 6 of the notes to our financial statements, we had outstanding long-term notes payable of $13.9 million at June 30, 1999. Interest rates on the notes are fixed and range from 15.0% to 20.4% per annum and have terms of 36 to 48 months.

     We do not believe that we have significant exposure to changing interest rates on long-term debt because interest rates for our debt is fixed. We have not undertaken any additional actions to cover interest rate market risk and are not a party to any other interest rate market risk management activities.

     Additionally, we do not have significant exposure to changing interest rates on invested cash, which was approximately $29.9 million and $7.5 million at June 30, 1999 and 1998, respectively. We invest cash mainly in money market accounts. We do not purchase or hold derivative financial instruments for trading purposes.

YEAR 2000

     Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may not properly recognize a year that begins with "20" instead of "19." This, in turn, could result in major system failures or miscalculations that could disrupt our business. We have formulated a plan to address our year 2000 issues and have created a year 2000 task force headed by our Chief Information Officer to implement the plan. Our year 2000 plan has six phases:

     - ORGANIZATIONAL AWARENESS: educating our employees, senior management and the board of directors about the year 2000 issue;

     - INVENTORY: conducting a complete inventory of internal business systems and their relative priority to continuing business operations. In addition, this phase includes a complete inventory of critical vendors, suppliers and service providers and their year 2000 compliance status;

     - ASSESSMENT: assessing our internal business systems and the year 2000 compliance status of our important vendors, suppliers and service providers;

     - PLANNING: preparing the individual project plans and project teams and other required internal and external resources to implement the solutions for year 2000 compliance;

     - EXECUTION:  implementing the solutions and fixes; and

     - VALIDATION:  testing the solutions for year 2000 compliance.

Our year 2000 plan will apply to our internal business systems and compliance by external customers and providers.

  INTERNAL BUSINESS SYSTEMS

     Our internal business systems and workstation business applications will be a primary area of focus. Currently, we have no existing enterprise-wide business software. We do, however, have several key site-wide and departmental applications. The majority of these solutions are represented by their vendors as being fully year 2000 compliant.

     We have categorized all of our internal business systems as either critical or non-critical and have completed the organizational awareness, inventory and assessment phases for all critical internal business systems. The planning phase was completed in August 1999 and we expect the execution and validation phases will be completed by the end of October 1999. We expect to be year 2000 compliant on all critical systems before December 31, 1999.

     We may not address the year 2000 compliance of some non-critical systems until after January 1, 2000. However, we believe that any failure of these systems would not cause significant disruptions in our operations.

  COMPLIANCE BY EXTERNAL PROVIDERS, CONTRACTORS AND OUR SCHOOL DISTRICT AND CHARTER BOARD CLIENTS

     In the first quarter of calendar 1999, we completed the organizational awareness phase of our year 2000 plan with respect to suppliers, service providers, contractors and our school district and charter board clients to determine the extent to which our systems are susceptible to those third parties' failure to remedy their own year 2000 issues. We are currently in the inventory and assessment phases and we expect these will be complete by the third quarter of calendar 1999. To the extent that responses to year 2000 readiness are unsatisfactory, we intend to change suppliers, service providers or contractors to those that have demonstrated year 2000 readiness. There can be no assurance that we will be successful in finding such alternative suppliers, service providers and contractors.

  COSTS TO ADDRESS YEAR 2000 ISSUES

     Because we are in the position of implementing new enterprise-wide business applications, there are few, if any, year 2000 changes required to existing business applications. We have been informed by the vendors that all of the new business applications implemented, or in the process of being implemented in 1999, are year 2000 compliant.

     Through June 30, 1999, we had spent approximately $100,000 on our year 2000 plan. Excluding the cost of implementing our new enterprise wide system, we currently believe that the additional costs of implementing our year 2000 plan will not exceed $350,000 and will not have a material effect on our financial position.

  CONTINGENCY PLAN

     We have not formulated a contingency plan at this time but expect to have specific contingency plans in place by October 1999.

  SUMMARY

     We anticipate that the year 2000 issue will not have a material adverse effect on our financial position or results of operations. We can give no assurance, however, that the systems of our clients, other companies or government entities, on which we rely for supplies, cash payments and future business, will be timely converted or that a failure to convert by our clients or government entities would not have a material adverse effect on our business. For more information on the risks associated with the year 2000 problem, see "Risk Factors -- We may be hurt by the year 2000 problem."

                                    BUSINESS


     Edison is the nation's largest private operator of public schools serving students from kindergarten through 12th grade. As reflected in the agendas of both the Republican and Democratic parties, education is among the most important domestic issues in the United States today. Directly addressing this issue, we contract with local school districts and public charter school boards to assume educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison's team of leading educators and scholars developed an innovative, research-backed curriculum and school design. We opened our first four schools in August 1995, and have grown rapidly in every subsequent year, currently serving approximately 38,000 students in 79 schools located in 16 states across the country and the District of Columbia. This represents an increase of 14,000 students and four new states from the 1998-1999 school year. Approximately 26,700 students are enrolled in our schools in grades K-5, approximately 9,700 in grades 6-8 and approximately 1,600 in grades 9-12. Our total revenue has grown from $11.8 million in fiscal 1996 to $132.8 million in fiscal 1999. We attribute our growth in part to the demonstrated success of our schools, as measured by significant improvements in student academic performance and high levels of parental satisfaction. Eleven of our first 13 clients have chosen to expand their relationship with us by adding one or more additional schools.


     Our model offers public school authorities, who face widespread concern about disappointing student achievement, the benefits of a large private sector company with national support systems. We believe those benefits include:


     - the ability to create, implement and support a superior educational model through focused research and development; and


     - increased emphasis on accountability for achieving improved academic performance.

     These benefits contribute to an enhanced educational experience that has proven attractive to public school authorities, parents and teachers alike. Elements of that experience include:

     - a rich and challenging curriculum based on clear standards and high expectations for all students;

     - a significantly longer school day and year;

     - an enriched technology program characterized by computers, supplied by us without cost to the family, in the home of every student above the second grade following the first year of the school's operation, full time technology personnel supporting each site and laptop computers for every teacher;

     - an emphasis on the professional growth of teachers through a commitment to training, an explicit career ladder and a school management structure that allows teachers to participate in the leadership of the school;

     - a support system focused on improving student achievement;

     - exposure to foreign language beginning in kindergarten; and

     - an emphasis on parental involvement and character development.

     We have an experienced and talented management team led by H. Christopher Whittle, founder of several media enterprises, including the first national electronic news system for middle and high schools in the United States, Benno
C. Schmidt, Jr., former President of Yale University, Christopher D. Cerf, former Associate Counsel to President Clinton from 1994 to 1996, and John E. Chubb, senior fellow at the Brookings Institution and noted author and speaker on education reform. In addition, the management team includes 9 former public school system superintendents.

INDUSTRY BACKGROUND

  OVERVIEW


     During the 1996-1997 school year, over 14,000 school districts comprising 88,000 K-12 schools enrolled an estimated 45.6 million students. We currently concentrate our business development efforts on the approximately 1,800 medium and large school districts that each have more than 5,000 students. We estimate that these districts had annual operating budgets aggregating $190 billion for the 1998-1999 school year. Despite the growth in spending on public education over the last decade, student achievement has progressed very little and remains low. For example, on the National Assessment of Educational Progress, only approximately 23% of students in grades 4 and 8 met grade level standards in mathematics in 1996, the last date for which results are available. In reading, only approximately 32% of students in grades 4 and 8 met grade level standards in 1998, and only approximately 25% of students in grades 4 and 8 met grade level standards in writing in 1998. The National Assessment of Educational Progress, a testing program conducted by the U.S. Department of Education since 1970, uses tests specially designed to measure how well students meet grade level standards established by a national panel of education experts. The tests are administered to random national samples of students at three grade levels every other year, or every fourth year, in major subjects.


     We recognize that there are many excellent public schools in the United States. We also believe, however, that the overall performance of public schools has been compromised by several inherent constraints under which they operate. We believe that, taken together, these constraints inhibit many districts from implementing a systemic program of improvement.

     - LACK OF CONSISTENCY IN LEADERSHIP. We believe that an effective program for change requires both planning and a sustained commitment to effective implementation over a lengthy period of time. School districts are typically governed by school boards subject to regular elections and related turnover. The average term of urban school superintendents is less than three years. As a result of the relatively brief tenure of leadership, many public school systems have found it difficult to implement long-term approaches to improving student performance and school quality generally.

     - INABILITY TO EXPLOIT THE ADVANTAGE OF SCALE. The over 14,000 school districts in the United States tend to be small, independent and localized operations. Only 2% of all school districts had annual operating budgets greater than $100 million for the 1995-1996 school year. This modest size can result in severe limitations on the ability both to develop and to implement substantial improvements in curriculum and school design. For example, in contrast to most large-scale private enterprises, the research and development budget in many districts is negligible. With the need to devote a significant portion of their resources to stand-alone administrative structures and the support staff to oversee curriculum for all subjects over 13 grade levels, many districts simply have nothing left for a long-term program of improvement.

     - INABILITY TO INVEST FOR THE FUTURE. The time horizons of school districts necessarily are linked to the one-year appropriations cycle under which they usually operate. The ability to invest for the future by tolerating substantial short-term budget deficits is generally not feasible for school districts. For this reason as well, we believe, change tends to be only incremental.

     In all three respects -- consistency of leadership, the benefits of scale and the ability to make substantial investment for the future -- a large, private sector company such as Edison is in a strong position to add substantial value to public education.

  CURRENT REFORM INITIATIVES

     Public education is currently at the top of national, state and local political agendas. Both major national political parties have placed education at the center of their national platforms and many state and local authorities have enacted or encouraged measures to implement significant educational reforms. Some of these reforms are programmatic innovations occurring within public schools. Examples include expanded levels of teacher training, higher standards, more rigorous testing and more effective technology.

Other initiatives have sought to reform the public education system itself by embracing the market-oriented concepts of competition, accountability and a broader range of parental choice. These measures include legislation authorizing charter schools, private management of public schools, voucher programs and increased choice within existing systems.

     - CHARTER SCHOOLS. Since Minnesota first enacted legislation in 1991, 36 states and the District of Columbia have passed charter school legislation. Under the typical charter school statute, identified entities, such as the state board of education or a state university, are authorized to grant a specified number of charters to community groups or non-profit entities to create a public school. A growing number of charter boards in turn contract with private sector organizations to operate the schools. In return for a large measure of autonomy from regulation, the charter school is accountable for student academic performance. Many charter school statutes limit the number of charter schools or the number of students that may enroll in charter schools. Currently, there are over 1,600 charter schools in operation, with an estimated enrollment of over 350,000 students in 31 states and the District of Columbia. This enrollment represents approximately 1.0% of the total student population in those 31 states and the District of Columbia.

     - CONTRACT SCHOOLS. Contract schools are public schools operated by private organizations based upon management agreements with local school boards. Unlike charter schools, contract schools do not require specific statutory authority, but are created through a contract between a school management company and a school board in accordance with existing authority.

     - VOUCHER PROGRAMS. Voucher programs provide for the issuance to parents of tuition vouchers worth a certain amount of money that they can redeem at any approved school of their choice. These programs allow students to choose among public schools, which would have to compete for students, or possibly even attend private schools. Milwaukee and Cleveland have implemented voucher programs and Florida has adopted legislation authorizing such a program. Voucher legislation has also been introduced in several states. Private philanthropists have also made funds available for voucher programs.

     - CHOICES OFFERED BY SCHOOL DISTRICTS. School districts are offering increased choice to their students by, for example, establishing magnet schools serving students within the district and allowing students to attend schools across district lines. Magnet schools are specialized public schools offering unique programs, such as curricula emphasizing math, science or the arts.


     Incorporating elements of both a market-oriented approach and programmatic innovation, we are a leader in offering reform alternatives to local school boards searching for new approaches to education. We are currently operating 55 contract schools with a total enrollment of 27,000 students and 24 charter schools with a total enrollment of 11,000 students. Of these contract schools, 15 are operated under charters granted by school districts, which provide the facilities, and we categorize these schools as contract schools because we do not provide the facilities and therefore the economics of these arrangements closely resemble those of a contract school. The remaining 40 contract schools are operated under management agreements with local school boards. We do not participate in voucher programs.


THE EDISON SOLUTION

     As a private enterprise with national scale, Edison offers school districts and charter boards a vehicle for overcoming many of the inherent constraints that have impeded systemic reform of public schools. The Edison solution consists of two equally critical and mutually reinforcing components:

     - a research-backed curriculum and school design that we believe yields significant improvement in student academic achievement as reflected in average annual gains of six percentage points against state criterion-referenced tests and four percentage points per year against national norm-referenced tests; and

     - support systems designed to ensure consistent, replicable and effective implementation of our educational model as we expand into a wide range of communities across the nation.

Examples of the latter include a national teacher and principal recruiting system; an infrastructure to support teacher training both before and after a school opens; a national distribution network for curriculum materials, technology equipment and supplies; and information systems to track and enhance student progress against identified goals.

     We believe that many public school authorities are attracted to the Edison solution because, unlike some other school reform initiatives, it enables them to stimulate positive, market-oriented, comprehensive school reform within the framework of the existing, locally controlled public school system. By entering into a partnership with us, such authorities enjoy the resources, systems, continuity of focus and commitment to ongoing research and development associated with a national private sector company while at the same time retaining local control of public education. For example, our management agreements typically provide for the district or charter board to maintain ultimate oversight and supervision over the school. In addition to regular reporting requirements and the ability to terminate the management agreement on performance grounds, such oversight may take several forms, including the right to reject Edison's candidate for school principal and the right to make adjustments to the curriculum.

  RESEARCH BEHIND THE EDISON SOLUTION

     The Edison school design and curriculum grew out of a comprehensive three-year research project conducted by a team of approximately 30 full-time professional employees and numerous outside experts under the leadership of Benno C. Schmidt, Jr., the former President of Yale University. Our design team included respected education researchers, curriculum developers, teachers, principals, school administrators, writers, technology specialists and experts in school finance and management. Together, they brought a wide range of perspectives on improving education through the reform of curriculum, instruction, assessment, professional development, school organization and most other elements of education.

     The research leading to the development of our solution was extensive and systematic; our staff members interviewed educators, reviewed a wide range of school programs and attempted to assemble the best scientific evidence of the effects of potential reforms in K-12 education. For example, our review of a successful project in Indiana which placed computers in the homes of high-risk students was instrumental in our decision to put computers in our students' homes. Similarly, our investment in tutors resulted from our examination of programs run by a Johns Hopkins University sociologist with a well-documented record of developing basic skills with students who are at high risk for academic failure.

  THE EDISON CURRICULUM AND SCHOOL DESIGN

     Our schools combine innovative curriculum and instruction methods with structures to assess and guide students, hold school administrators accountable for student performance and encourage and facilitate parental involvement in their children's education.

     CURRICULUM

     DEMANDING PROGRAM OF STUDY. Our curriculum is guided by detailed and demanding student academic standards that specify what students should know and be able to do at the end of each school year in twenty fields of study, from reading, writing and mathematics to economics, geography, visual arts and foreign languages. Our curriculum is also rich in content. For example, students at the junior and high school levels study three years of world history and literature and two years of U.S. history and literature. In addition, the high school curriculum calls for all students to have the opportunity to complete biology, chemistry and physics, usually by the end of 10th grade, and offers a wide range of advanced placement courses to students in the 11th and 12th grades.

     PROFESSIONAL DEVELOPMENT FOR TEACHERS. Our professional development program provides opportunities for teachers to learn how to implement our program and develop their skills as educators. We typically provide teachers with four to six weeks of training before a school first opens and additional support and training during the school's initial year. In addition, teachers generally have two periods every day free for their own professional development, and our school calendars provide at least five days for ongoing training each year. We also offer more than a dozen national curriculum conferences annually for different specialists within our schools.

     PROVEN INSTRUCTION METHODS. We use instruction methods derived from systematic research. For example, our elementary schools implement Success for All, a K-5 reading program developed at Johns Hopkins University and refined through experimental studies directed by Johns Hopkins University over the last ten years. Our schools generally use mathematics programs developed through years of research by the University of Chicago School Mathematics Project.

     EMPHASIS ON CORE VALUES. We believe schools cannot be successful unless the students display certain values, such as the willingness to take responsibility for themselves and their education, respect for teachers and other students, and the desire to become educated. Our educational program is built around a defined set of core values: wisdom, justice, courage, compassion, hope, respect, responsibility and integrity. We believe these core values help us promote strong character in our students and a positive learning environment. Our students receive instruction in these core values at every grade level. For example, students in our elementary schools read out loud and have group discussions of morality stories written for children. Also, our teacher training in student discipline, classroom management and instruction is based on a character education program that incorporates these values.

     REGULAR ASSESSMENTS OF STUDENT PERFORMANCE. We routinely monitor our students' progress against academic standards. We connect our standards and instructional programs with state standards and assessments, and we believe our students are well prepared for state and local tests, for which we are held accountable. Each quarter teachers complete a unique report card, known as a Quarterly Learning Contract, which is a special narrative report card that tracks student progress against academic standards and sets specific goals for students. We believe this is a contrast to the typical American report card that grades progress relative to each teacher's subjective classroom standards. Students also receive traditional letter grades in the Quarterly Learning Contract. Our students take all standardized tests required by state and local authorities, and we also administer our own annual tests, known as Common Performance Assessments, calibrated to our academic standards, to ensure teachers are judging work appropriately.

     EXTENSIVE REMEDIAL INSTRUCTION. The Edison curriculum is designed to meet the needs of all students, regardless of ability. We employ one-on-one tutoring to help students master the academic requirements of their grade level. Intensive remedial instruction in reading is available at all grade levels. In addition, our longer school day and year provide more time for instruction.

     SUPPORT FOR STUDENTS WITH SPECIAL NEEDS. We instruct special education students in mainstream classrooms, to the extent we believe it is responsible to do so. However, special education staff are available at each site to provide a full continuum of services, including additional support in regular classrooms, resource rooms and self-contained environments for students with greater needs. We offer students who have limited English proficiency English-as-a-second-language programs or bilingual programs, depending on community preference and needs.

     SCHOOL DESIGN

     STUDENTS AND TEACHERS ARE ORGANIZED INTO SMALL
SCHOOLS-WITHIN-A-SCHOOL. Each of our schools consists of small, flexible schools-within-a-school, called academies, where teachers typically follow the same students from grade to grade for several years. We believe this organization ensures that students are better known by their teachers, helps foster student-teacher relationships and encourages teachers to feel more ongoing responsibility for individual students. Within each academy, students are generally organized into multigrade groups, called houses, of 100 to 180 students each. Students typically remain within the same house until they graduate from the particular academy. Each house is led by four to six teachers, who usually work with students of every level of the house for the duration of their academy experience and are responsible for the core academic program of instruction in math, science, history, geography, civics, economics, reading and language arts.

     LONGER SCHOOL DAY AND YEAR. Our students are in school an average of 1,500 hours each year after the first year of their school's operation, compared to the national average of approximately 1,170 hours per year. Our school year is approximately 200 days, compared to an average of 180 days for public schools. Based on these averages, we believe our students spend approximately 28% more time in school each year than students in most other public schools. This provides our students with substantially more time for learning than many public school students and enables us to implement a richer curriculum. Our school schedule also provides our students with less time during the shorter summer vacation to forget what they learned during the school year.

     INCREASED INTEGRATION OF TECHNOLOGY IN THE LEARNING ENVIRONMENT. Our schools are technologically rich environments aimed at preparing students for the workplaces of the future. We provide each of our teachers with a laptop computer and our classrooms generally have three computers as well as printers for student use. We provide every family with a student above the second grade a computer and a modem for use at home, following the first year of their school's operation. To encourage and increase communication and enable the sharing of best practices, teachers, students and parents are electronically connected via The Common, our Internet-based, internal message, conferencing and information system that connects all our schools. We have a distinctive program called Technology as a Second Language to teach school staff, students and families to use technology effectively.

     IMMEDIATE AND COMPREHENSIVE CHANGE. We make an average initial investment of approximately $2,500 per student in each school we operate, or approximately $1.5 million per school, which is used to purchase computers and other technology, implement our curriculum and train new teachers. We believe this provides an opportunity for schools to launch a comprehensive package of change all at once. In contrast to the small steps that school reform usually must take, our schools are able to integrate new curriculum, technology and professional development and pursue excellence in all areas immediately and aggressively.

     SCHOOL-LEVEL ACCOUNTABILITY. We hold each school accountable for a high level of demonstrated student progress as measured by conventional standardized tests, official performance assessments and our own assessments. Staff compensation and promotions within our schools are generally linked to performance. Parents of students in our schools are encouraged to share accountability for their children's progress by co-signing the Quarterly Learning Contract, under which they make a moral commitment to help their children achieve specified academic goals. The Quarterly Learning Contract serves as the report card for our students and indicates to parents how well their children are performing relative to our annual academic standards. In addition to educational accountability, our schools are also held accountable for financial management and student, parent and community satisfaction.

     PRINCIPALS ACCOUNTABLE FOR SCHOOL PERFORMANCE. Principals at our schools are appraised and compensated based on meeting student academic performance, financial management and community satisfaction goals. They are also responsible for public reporting of their school's accounts and budgets. Principals receive school report cards that track progress on all accountability criteria, and principals are in turn appraised and compensated based on progress against the accountability criteria. Principals for our contract and charter schools are chosen in consultation with the school district or charter board and normally hired four to six months before the school opens. This allows our regional vice presidents to work closely with the new principals for several months to thoroughly introduce them to our education system. In addition, new principals receive two weeks of formal training on our education system.

     DEDICATED TEACHERS. We believe our schools attract motivated and dedicated teachers due to the following factors:

     - our innovative curriculum and approach to education;

     - our commitment to professional development of teachers;

     - increased access to resources and technology; and

     - generally competitive salary levels.

Our schools are staffed by four levels of teachers: lead teacher, senior teacher, teacher and resident teacher. We believe this four-tier seniority system provides an attractive career path and allows new teachers to be mentored by more experienced teachers. Teachers are hired based on classroom and educational experience, expertise in a particular subject area, evidence of leadership abilities in the context of teams, and interaction with staff, students and families. Lead teachers have responsibility for the organizational management of the teaching team, and classroom instruction is the primary focus of senior teachers, teachers and resident teachers. In addition, lead teachers serve on the management team of the school, which is led by the principal and also includes the business services manager. In this respect, teachers are offered the opportunity to participate in the management of the school.

     PARTNERSHIPS WITH FAMILIES. We are committed to keeping families engaged in their children's education, both at school and in the home. We actively encourage parental involvement in the education of their children through interaction with teachers, involvement in school affairs and numerous volunteer opportunities. We believe our program of providing, following the first year of the school's operation, computers to the families of our students above the second grade has increased parents' level of involvement in the school. In addition, by co-signing the Quarterly Learning Contract, parents commit to monitor the progress of their children in meeting stated educational goals.

  THE EDISON OPERATING SYSTEM

     The systems we have built to ensure consistent and effective implementation, replicability and scalability are as essential to our model as the Edison curriculum and school design itself. Although there are many outstanding public schools in the United States, we believe that the basis for such success has been highly individualized, often, for example, dependent on an especially dynamic principal. Edison has designed its support systems with the objective of not only creating excellence, but being able to replicate it in a consistent manner in a widely diverse array of schools across the country.

     REGIONAL VICE PRESIDENT STRUCTURE. Edison's 12 regional vice presidents, most of whom are former school superintendents or principals, provide the most critical link between our central operations and each school site. They are accountable for building and ensuring the operation of successful schools, defined as schools that measurably enhance student achievement over time and meet financial objectives. In meeting this responsibility, regional vice presidents make frequent site visits, analyze school academic and financial data, coordinate central support operations that meet the needs of each school and hold regional training sessions for principals and teachers.

     EDUCATION AND CURRICULUM DIVISION. Our Education and Curriculum Division, our largest central division, oversees the implementation, modification, support and effectiveness of our educational design. The Education and Curriculum Division's nearly 50 employees, together with over 200 of our teachers who we annually certify as trainers, provide a continuous stream of support to our schools through the coordination of schoolwide and national training programs, development of curricular standards and assessment of design effectiveness at each school. The Education and Curriculum Division also collects, analyzes and publishes educational data for use by our schools, our school district and charter board clients and the public.

     ASSESSMENT. The Assessment Department within our Education and Curriculum Division monitors student achievement, school design and customer satisfaction criteria of our schools, and analyzes these data to understand and measure our schools' performance. This department also prepares monthly and annual reports on school performance for our principals and regional vice presidents.

     RECRUITING. Strong educational leadership and teaching ability are vital to the successful implementation of the Edison design. Our Recruitment Department works year-round to attract outstanding principal candidates through a variety of recruitment strategies, including direct headhunting, national advertising and cultivation of outstanding internal candidates. The department also recruits outstanding teacher candidates through a network of school-based recruitment coordinators and through targeted recruitment efforts at prominent schools of education, historically black colleges and highly regarded teacher organizations.

     REAL ESTATE. Prior to finalizing a management agreement, our Real Estate Department typically reviews the physical condition, technology infrastructure, suitability and student capacity of each school site, and estimates the costs of preparing the facilities for an Edison school. Once the management agreement is finalized, the Real Estate Department either contracts with local architects and construction managers to make the necessary modifications or works closely with client school districts, depending on the terms of the management agreement. In some independent charter school management agreements, we may be responsible for new construction, major renovation or conversion of a commercial or industrial property. We have developed expertise in working with national, regional and local project managers, architects, engineers and construction firms to develop these properties for school use. For more information on our real estate arrangements, see "-- Facilities."

     START-UP. As a management agreement is finalized, the assigned regional vice president sets up a local start-up office, hires a start-up staff, and begins to complete each step outlined in our Start-up Manual, a multi-volume guide that directs each phase of the start-up process. The start-up office serves as the center for all school operations, including student enrollment, staff recruitment and coordination with the central office.

     PURCHASING. Our Purchasing Department is responsible for coordinating both the purchase and the delivery of each school's curriculum and technology. We believe our size and growth have allowed us to achieve economies of scale by realizing more competitive prices from vendors than could most school districts. Once all curriculum and technology orders are made, attention shifts to coordinating delivery to each Edison school. To help achieve this goal, beginning with the 1999-2000 school year, we are requiring each of our vendors to ship most orders to a central warehouse for distribution to the schools.

     ENROLLMENT. We provide technical expertise and on-site support to assist each school in reaching its targeted enrollment. The Student Enrollment Department supports a variety of student recruitment strategies, including door-to-door distribution of recruitment literature, neighborhood information sessions, posting of fliers in public areas, use of available print and electronic media and interaction with community-based organizations. In the event that the number of students seeking admission to an Edison school exceeds the school's capacity, an open admissions lottery is held to determine which students are admitted and which are placed on the school's waiting list.

     BUSINESS SERVICES. We hire a business services manager to manage the day-to-day administrative operations at each Edison school under the supervision of the school's principal. Business services managers are responsible for managing the school's budget, processing all site expenditures and coordinating student transportation, food and personnel services at each Edison school. We also employ four financial analysts in our central office to assess prospective management contracts and monitor the budgets of our existing schools. Our central office also monitors real estate financing and performs traditional financial administrative functions.

     TECHNOLOGY. Our Technology Department oversees the creation, modification, and implementation of the technology components of the Edison curriculum and school design. The department creates specifications for each school and start-up office, oversees technology-related building modifications and equipment installation, recruits and selects, together with the school principal, the school's technology director, trains the school's technology director and provides additional field support as needed.

     FAMILY AND COMMUNITY PARTNERSHIPS. Formal parent orientation begins once the student body has been selected, but all parent meetings and community information sessions that lead up to final student selection are part of families' introduction to Edison and the contract or charter school. The parent orientation process is organized at each site by the school's student support manager, an individual hired for the school's first year to facilitate community interaction and coordinate social services within the school. The student support manager works closely with the school's principal throughout the start-up process to recruit parent volunteers, hold welcome meetings, orient parents to the Edison curriculum and school design and coordinate the school's grand opening celebration.

     PRE-OPENING TRAINING. We provide a comprehensive, pre-opening professional development program for principals and teachers at each of our new sites. Our national leadership training gives new principals an intense overview of the Edison design, including the start-up process, curriculum, student academic standards, school organization, school culture, technology, financial management and measures of accountability. Training for all instructional school staff takes place during the summer before the opening of the school and includes training on instructional methodology, classroom management and the core curriculum in each teacher's area of expertise.

     ONGOING TRAINING. We maintain the successful operation of each of our schools through frequent site visits by our support personnel and through ongoing professional development for school staff. All schools receive an average of 19 days of on site visits from our Curriculum and Education Division personnel. These visits are frequently supplemented with additional training sessions based upon the observations made during site visits and the expressed needs of each school's principal and teachers. In addition to training at the site level, principals and teachers regularly convene for national conferences, where training typically focuses on student achievement, leadership strategies, design modifications, community relations, new support services or subject-specific training sessions. For example, we convened 30 conferences during the 1998-1999 school year. Principals and teachers can also utilize The Common, our on-line network, to access additional resources and interact with individuals from other Edison schools.

     SITE MONITORING AND ACCOUNTABILITY. To ensure that each Edison school makes continuous progress in each of these areas, beginning with the 1999-2000 school year, we plan to generate a monthly School Operations Report for each school site. This report will include a compilation of educational data generated at each school site, anecdotal observations from our personnel who visited the school and information related to attendance, enrollment, student and teacher mobility and technology usage. In addition to the School Operations Report, we compile a year-end School Report Card for each school site. The report includes information about student performance on standardized tests; student performance on Edison's common performance assessments; levels of parent, staff, and student satisfaction; and the degree to which the school met its budgetary requirements. The School Report Card serves as the basis upon which the school principal is evaluated and, where state law permits, compensated.

THE EDISON SOLUTION IMPLEMENTED


     For the current school year, we are operating 79 schools in 16 states and 35 cities with a combined student enrollment of approximately 38,000. This represents an increase of approximately 14,000 students and four new states from the 1998-1999 school year.



     We operate two types of schools: contract and charter. In the case of most charter schools, we are required to arrange for a facility. In some cases, however, we operate charter schools under a charter granted by the local school board, which provides the facility. In these cases, we categorize and count these schools as contract schools because we do not provide the facilities and therefore the economics of the arrangement more nearly resemble those of a contract school. We believe that Edison, with 55 contract schools, is the only current provider of contract schools for traditional K-12 instruction in the United States.


     We consider grades K-5, 6-8 and 9-12 to each be a school, and we count grades K-5, 6-8 and 9-12 as separate schools, even if they are located in the same building. As we expand, we often introduce new grade levels gradually rather than simultaneously opening all grade levels within a school. We consider ourselves to have opened a new school if we introduce at least one grade level at a different school level, for example, if we add grade 6 at a location housing an existing K-5 school. In some cases, we count grades K-6 as one school if it is the local practice to configure elementary schools in this manner. We currently have 38 principals, and each principal is generally responsible for all the Edison schools on his or her campus. Our students have generally been from economically disadvantaged backgrounds, and approximately 60% of our students participated in the federal free and reduced lunch program during the 1998-1999 school year. These students came from families with incomes at or below 185% of the poverty level established by federal authorities.

     The following table provides information about the schools we are operating for the current school year.


                                                        NUMBER
                                                          OF        YEAR                TYPE OF    SHORTEST         EARLIEST
         CLIENT                     LOCATION            SCHOOLS   COMMENCED   GRADES    SCHOOL       TERM       EXPIRATION DATE
         ------                     --------            -------   ---------   ------    -------    --------     ---------------
Chula Vista Elementary
  School District         Chula Vista, California          1        1997       K-5     Contract*    5 yrs          June 2002
Ravenswood City School
  District                East Palo Alto, California       2        1998       K-8     Contract*    5 yrs         January 2003
Fresno Unified School
  District                Fresno, California               1        1999       K-6     Contract*    5 yrs          June 2004
Napa Unified School
  District                Napa, California                 1        1998       K-6     Contract*    5 yrs          June 2003
San Francisco School
  District                San Francisco, California        1        1998       K-5     Contract*    5 yrs          June 2003
West Covina School
  District                West Covina, California          2        1998       K-6     Contract*    5 yrs          June 2003
Academy School District   Colorado Springs, Colorado       2        1998       K-8     Contract     5 yrs          June 2003
Colorado Springs School
  District                Colorado Springs, Colorado       2        1996       K-8     Contract*    5 yrs          June 2001
Denver-Edison Charter
  School                  Denver, Colorado                 2        1998       K-7     Charter      5 yrs          June 2003
Board of Area
  Cooperative Ed
  Services                Hamden, Connecticut              2        1998       K-8     Contract     5 yrs          June 2003
Friendship Public
  Charter School          Washington, D.C.                 3        1998       K-8     Charter      5 yrs          June 2003
Dade County Public
  Schools                 Miami, Florida                   1        1996       K-5     Contract     5 yrs          June 2001
Bibb County School
  District                Macon, Georgia                   2        1999       K-6     Contract     5 yrs          June 2004
Chicago Charter School
  Foundation              Chicago, Illinois                3        1999       K-11    Charter      8 yrs          June 2007
Peoria Public Schools     Peoria, Illinois                 2        1999       K-4     Contract     5 yrs          June 2004
Davenport Community
  School District         Davenport, Iowa                  1        1999       K-5     Contract     5 yrs          June 2004
Wichita School District
  No. 259                 Wichita, Kansas                  4        1995       K-8     Contract     5 yrs          June 2000
Boston Renaissance
  Charter School          Boston, Massachusetts            2        1995       K-8     Charter      5 yrs          June 2000
Seven Hills Charter
  School                  Worcester, Massachusetts         2        1996       K-8     Charter      5 yrs          June 2001
Battle Creek School
  District                Battle Creek, Michigan           3        1998       K-7     Contract     5 yrs          June 2003
Detroit Academy of Arts
  and Sciences            Detroit, Michigan                2        1997       K-6     Charter      5 yrs          June 2002
Detroit Public School
  Academy                 Detroit, Michigan                2        1998       K-8     Charter      3 yrs          June 2001
YMCA Service Learning
  Academy                 Detroit, Michigan                1        1999       K-5     Charter      5 yrs          June 2004
Edison Oakland Public
  School Academy          Ferndale, Michigan               2        1999       K-8     Charter      5 yrs          June 2004
Flint School District     Flint, Michigan                  4        1997       K-10    Contract     5 yrs          June 2002
Mid-Michigan Public
  School Academy          Lansing, Michigan                2        1996       K-8     Charter      5 yrs          June 2001
Mt. Clemens School
  District                Mt. Clemens, Michigan            4        1995       K-12    Contract     5 yrs          June 2000
Board of Education of
  Pontiac                 Pontiac, Michigan                2        1998       K-7     Contract     5 yrs          June 2003
Duluth Public Schools     Duluth, Minnesota                3        1997       K-8     Contract*    3 yrs          June 2000
Minneapolis School
  District No. 1          Minneapolis, Minnesota           2        1998       K-7     Contract     5 yrs          June 2003
Westport Community
  Secondary Schools       Kansas City, Missouri            2        1999       6-12    Contract*    5 yrs          June 2004
Kansas City Municipal
  School District         Kansas City, Missouri            1        1999       K-5     Contract     5 yrs          June 2004
Westport Allen-Edison
  Village Educational
  School                  Kansas City, Missouri            2        1999       K-8     Charter      5 yrs          June 2004


                                               (continued on the following page)

                                                        NUMBER
                                                          OF        YEAR                TYPE OF    SHORTEST         EARLIEST
         CLIENT                     LOCATION            SCHOOLS   COMMENCED   GRADES    SCHOOL       TERM       EXPIRATION DATE
         ------                     --------            -------   ---------   ------    -------    --------     ---------------
Granville Public Charter
  School                  Trenton, New Jersey              2        1998       K-8     Charter      2 yrs          June 2000
Wayne County Public
  Schools                 Goldsboro, North Carolina        1        1998       K-5     Contract     5 yrs          June 2003
Nash-Rocky Mountain
  Public Schools          Whitakers, North Carolina        1        1999       K-5     Contract     5 yrs          June 2004
Alliance Community
  Schools, Inc.           Dayton, Ohio                     1        1999       K-5     Charter      5 yrs          June 2004
Southwest School
  District                San Antonio, Texas               3        1997       K-7     Contract     5 yrs          June 2002
Sherman School District   Sherman, Texas                   2        1995       K-6     Contract     5 yrs          June 2000
Tyler Independent School
  District                Tyler, Texas                     1        1999       6-8     Contract     5 yrs          June 2004
                                                          --
        Total                                             79
                                                          ==

---------------

* Indicates charter schools operated under a charter granted by the local school board.

GROWTH STRATEGY


     We believe the approximately 1,800 medium and large independent school districts nationwide, which we estimate collectively had operating budgets of $190 billion in the 1998-1999 school year, represent a significant growth opportunity. Our strategy is to grow within this market through the establishment of expanded relationships with existing clients as well as new relationships.


     Our marketing efforts will continue to focus on our ability to replicate the success achieved at other Edison schools throughout the country. We believe that effective marketing and communication efforts targeted at administrators, teachers and parents will yield higher levels of perceived benefits among these constituencies and ultimately generate increased penetration within our market of K-12 schools.

     A core element of our growth strategy is to establish multiple schools within a given school district to cover the entire K-12 grade range (elementary, middle and high school). We believe that uninterrupted access to the Edison system from kindergarten through high school will achieve the most favorable outcome for students. Historically, our management agreements have provided for the establishment of one elementary school during the first contract year. Through our development efforts, we seek to expand upon the initial contract by opening additional schools within the district in subsequent years. We believe that our strong academic results will encourage school districts and charter holders to retain us to operate multiple schools. In addition, we believe that satisfied parents will push to make our schools available for their children's entire K-12 education.


     We also expect our demonstrated success at our existing schools will encourage school districts and charter boards to enter into management agreements providing for us to establish multiple schools either in the first year or over time. Eleven of our first 13 clients have added one or more additional schools. We are operating 79 schools across the country for the 1999-2000 school year, which brings the total number of students served to approximately 38,000.


COMPETITIVE STRENGTHS

     We believe that the following factors will contribute to our continued success and future growth:

     - QUANTIFIABLE ACADEMIC IMPROVEMENT. Student achievement in our schools has been substantial, as measured by a range of state and local tests. On average, in those schools that we have operated long enough to generate trend data, typically by a school's second year with Edison, our students have gained six percentage points per year against state criterion-referenced tests and four percentage points per year against national norm-referenced tests.

     - PARENTAL SATISFACTION. Our schools enjoy high parental satisfaction. According to a survey prepared for us by an independent market research firm for the 1997-1998 school year, covering all 20 of our schools then in operation, over 50% of the parents of our students gave our schools grades of A or A-. This compares to 37.2% of parents who give a grade of A or A- in U.S. public schools generally, according to the same market research firm.

     - EXTENSIVE INFRASTRUCTURE. We have a series of systems and support staff that permit us to implement our curriculum and school design in contract and charter schools in communities across the United States. The systems have been used successfully during our past four years of rapid expansion. These systems include recruiting capabilities, assessment mechanisms, professional development systems, financial management and acquisition systems, and systems to assess prospective management agreements.


     - ADVANTAGES OF SCALE. We expect to achieve advantages of scale as more schools are added to our school systems, allowing us to increase our purchasing power and reduce our overhead costs as a percentage of total revenue. We are also focused on achieving clustering efficiencies by opening multiple schools in a district. We have successfully opened additional schools for 11 of our first 13 clients. By focusing on expanding operations in existing markets, we believe we can better capitalize on our relationships with the district, our knowledge of the specific market and economies of scale in the provision of centralized services.


     - EXPERIENCED MANAGEMENT TEAM. We have an experienced management team led by H. Christopher Whittle, founder of several media enterprises including the first national electronic news system for middle and high schools in the United States, Benno C. Schmidt, Jr., former President of Yale University, Christopher D. Cerf, former Associate Counsel to President Clinton from 1994 to 1996, and John E. Chubb, senior fellow at the Brookings Institution and a noted author and speaker on education. Our management team also has 9 former school system superintendents, including Deborah M. McGriff, former superintendent of the Detroit public schools, and Manuel Rivera, former superintendent of the Rochester public schools.

     - SIGNIFICANT INVESTMENT IN RESEARCH AND DEVELOPMENT. Prior to opening our first four schools during the 1995-1996 school year, we conducted a three-year research project led by a core team of educators, researchers, policy experts and other professionals to create an innovative and, we believe, effective model for operating more efficient and effective public schools. This research project led to the creation of Edison's curriculum and school design, which integrate many successful educational practices into a comprehensive school solution for grades K-12, guided by high academic standards, supported by research-backed innovations in most areas of schooling and emphasizing assessment and accountability. In addition, our Education and Curriculum Division regularly assesses the effectiveness of our educational design and oversees its modification and improvement.

ACADEMIC PERFORMANCE

     School districts and charter boards generally retain us both to improve the academic performance of the students who will be in our schools and to create competition, which they hope will stimulate academic progress in the other schools in the district. Our students are required to take the same local, state and national tests administered by other public schools in the district. States regularly require students to take assessments based on state standards, known as criterion-referenced tests, and school districts also typically require students to take tests based on national standards, known as national norm-referenced tests. Both types of tests are scored by independent authorities and result in publicly available data about student performance. As of the end of the 1998-1999 school year, our fourth academic year, these tests have provided over 300 measures of our students' achievement.

     Student academic achievement in our schools has been substantial, as measured by these external assessments. Since 1995, for those schools that we have operated long enough to generate trend data, which is generally two years, the average annual improvement in student achievement, taking into consideration gains, losses and instances of no change, has been six percentage points on state criterion-referenced tests and four percentage points on national norm-referenced tests. These results compare favorably to the only available national measure of achievement trends, known as the National Assessment of Educational Progress, or NAEP. The NAEP is determined from criterion-referenced tests administered by the federal government every two years to random samples of students nationwide. From the 1994-1995 school year to the 1996-1997 school year, the average annual improvement in student achievement for American nine year olds and 13 year olds, which are ages similar to our students, has been zero percentage points in math, and from the 1994-1995 school year to the 1997-1998 school year, the average annual improvement in reading has been less than one percentage point. While the NAEP and the state tests taken by our students are not identical, these criterion-referenced tests attempt to measure essentially the same academic skills against the standards of grade level curricula.

RELATIONSHIP WITH APEX ONLINE LEARNING INC.

     In July 1999, we acquired a 16.5% ownership interest in APEX Online Learning Inc., a company that provides interactive advanced placement courses for high school students over the Internet for $5.0 million. Concurrently, Vulcan Ventures Incorporated, the majority stockholder of APEX, invested $30.0 million in Edison. We are obligated to invest up to an additional $5.0 million in APEX in the future, if a third party invests in APEX. We intend to jointly develop educational programs for students and teachers with APEX, components of which would be delivered on-line, and we plan to pilot one or more such programs during the 1999-2000 school year.

LABOR RELATIONS

     We are committed to developing a positive relationship with teachers' unions at both the local and national levels. We work in successful partnership with local teachers' unions in numerous schools across the country, and believe our distinctive curriculum and school design can be successfully delivered in the context of a unionized school. In this regard, we believe we are unique among school management companies, which generally have declined to operate in schools subject to collective bargaining.


     Our commitment to developing a successful working relationship with unions reflects the fact that a majority of our schools are contract rather than charter schools. As a general proposition, teachers at charter schools in the United States are not represented by unions. In contrast, at least in those states with strong public employee labor laws, school teachers in traditional public schools generally have elected to organize. Approximately 35% of our schools operate under collective bargaining agreements as waived by a memorandum of understanding. In some charter schools, the charter incorporates by reference portions of collective bargaining agreements.


     Although we prefer positive union relations, we regularly encounter resistance from teachers unions in local school board debates over whether to enter into a management agreement with us. The concept of a private sector school manager in public education is a comparatively new one. In addition, both national teachers unions historically have opposed privatization in public schools. While we reject that label and regard our approach to be more of a public/private partnership that draws on the strengths of both sectors, the unions' historical perspective often influences local debates. In many instances, we have pursued a charter in a community only after it became clear that the local teachers association would decline to participate in discussions concerning our retention by the district to operate a contract school.

     For several reasons, we believe that our relations with unions at all levels will continue to improve:

     - as an organization, we are committed to that improvement;

     - many union members recognize that we are the only significant private sector organization in this area that seeks to work within the existing public school system;

     - notwithstanding the perception of some opinion leaders, significant elements within teachers unions are committed to meaningful reforms, including any initiative that improves student performance, preserves the integrity of the public school system as a whole and protects the rights of teachers as professionals. We believe that our approach, unlike many other reform initiatives, is consistent with these objectives;

     - we believe that some local union leaders have concluded that working with us is an effective defensive strategy against other more threatening initiatives, such as vouchers or non-unionized charters; and

     - many aspects of our curriculum and school design, such as extensive professional development and an enhanced leadership role for teachers in the management of the school, have long enjoyed the support of the unions.

     We typically have employment agreements with our regional and developmental vice presidents and with the principals, union and non-union teachers and other personnel of our schools.

BUSINESS DEVELOPMENT

     Our development division is responsible for establishing new client relationships, expanding relationships with current clients and renewing client management agreements. The division is led by two executive vice presidents, who supervise 12 development vice presidents, each of whom is responsible for a regional area. The development cycle for contract and charter schools usually begins 10 to 20 months prior to a school's opening. The development vice president typically targets numerous school districts within his or her region as potential clients for a contract school, based upon a variety of criteria, including:

     - total enrollment and per-pupil expenditures of the district;

     - proximity to existing Edison schools;

     - perceived district and teacher's union support;

     - the school superintendent's perceived receptivity to innovation; and

     - number of new public or private schools opening in the district.

The development vice president's decision to focus on an area for a potential charter school is based on similar factors, as well as other criteria, including:

     - particulars of the applicable state charter legislation;

     - an established non-profit community agency interested in holding the charter;

     - a viable site acquisition strategy; and

     - the support of state and local officials for charter schools.

The development cycle for contract and charter schools usually involves numerous presentations to school district governing boards, teachers, teachers' union leaders, parents, community groups and the media, as well as visits to our existing contract or charter schools.

CONTRACTUAL ARRANGEMENTS FOR ESTABLISHING CONTRACT AND CHARTER SCHOOLS

     CONTRACT SCHOOLS. Our management agreements for operating contract schools are typically negotiated with the district school board. Management agreements normally last for three to five years, provide us with per-student funding generally comparable to that received by other schools in the district and give us substantial control over a school, under the board's ultimate supervision, in return for meeting specified academic results. We deliver and support our curriculum, manage the school's budget, provide periodic assessment reports to the school district, hire teachers and, in collaboration with the school district, choose the school's principal.

     CHARTER SCHOOLS. Our management agreements for operating charter schools are negotiated with the charter boards, which generally consist of community groups or established non-profit entities. Public school districts typically can also issue charters and may retain us to operate charter schools. The terms and conditions of these management agreements are similar to our management agreements for contract schools. We often also help the charter boards arrange for financing to obtain the facilities for the charter schools. In some cases, we have entered into long-term leases for the charter school facilities. We have also provided permanent credit support for many of our charter school buildings, typically in the form of loan guarantees or cash advances.

GOVERNMENT LAWS AND REGULATIONS

     FEDERAL AND STATE EDUCATION PROGRAMS. We receive funds derived from numerous federal and state programs to be used for specific educational purposes. If we fail to comply with the requirements of the various programs, we could be required to repay the funds and be determined ineligible for receipt of future federal funds. Most of our schools receive funds under Title I of the Elementary and Secondary Education Act of 1965. This program supports the education of children from low-income families. Some of our schools also receive funds from other programs under this act, including Title II, which provides funding for the professional development of teachers, Title III, which provides funding for technology programs, Title VII, which provides funding for bilingual education programs, and Title X, which provides start-up funding for charter schools. We have policies and procedures in place in order to comply with the regulations and requirements of these programs.

     Although we receive these federal and state funds indirectly, through local school boards and charter boards, our receipt of these funds subjects us to extensive governmental regulation and scrutiny. We could lose all or part of these funds if we fail to comply with the applicable statutes or regulations, if the federal or state authorities reduce the funding for the programs or if we are determined to be ineligible to receive funds under such programs. To the extent that the laws and regulations governing federal and state programs change or are interpreted in a manner that would prevent school districts and public charter schools from using federal funds to pay for the services we provide, the loss of all or part of these funds would hurt our business.

     INDIVIDUALS WITH DISABILITIES IN EDUCATION ACT. This act requires that students with qualified disabilities receive an appropriate education through special education and related services provided in a manner reasonably calculated to enable the child to receive educational benefit in the least restrictive environment. Our responsibility to provide the expensive services required by this act varies depending on state law and type of school. We are generally responsible for ensuring the requirements of this act are met in our charter schools, unless state law assigns that responsibility to another entity. School districts are generally responsible for ensuring the requirements of this act are met in our contract schools. We could be required to provide additional teachers, aides or special services, at our cost, if we are found in violation of this act in one of our schools.

     FAMILY EDUCATIONAL RIGHTS AND PRIVACY ACT. We are subject to the federal Family Educational Rights and Privacy Act, which protects the privacy of a student's educational record, and generally prohibits a school from disclosing a student's records to a third party without the student's prior consent. The law also gives parents certain rights with respect to their minor children's education records. Our failure to comply with this law may result in termination of our eligibility to receive federal education funds.

     GUN-FREE SCHOOLS ACT. The Gun-Free Schools Act, which became effective in 1994, requires us to effect certain policies, assurances and reports regarding the discipline of students who bring weapons to our schools. If we violate any of these requirements, we may be deemed ineligible to receive certain Federal education funds.

     FEDERAL CIVIL RIGHTS LAWS. We must comply with federal civil rights laws or we could be determined ineligible to receive funds from federal programs or face criminal or civil penalties. These laws include the following:

     - TITLE VI OF THE CIVIL RIGHTS ACT OF 1964. Title VI prohibits recipients of federal financial assistance from discriminating on the basis of race, color or national origin.

     - TITLE IX OF THE EDUCATION AMENDMENTS OF 1972. Title IX prohibits discrimination on the basis of gender by recipients of federal financial assistance.

     - SECTION 504 OF THE REHABILITATION ACT OF 1973. Section 504 prohibits discrimination on the basis of disability by recipients of federal financial assistance.

     - AMERICANS WITH DISABILITIES ACT OF 1990. This act prohibits discrimination in employment against a qualified individual with a disability and requires that buildings, facilities and vehicles associated with public services be accessible to individuals with disabilities.

     - AGE DISCRIMINATION ACT OF 1975. This act prohibits recipients of federal financial assistance from discriminating on the basis of age.

     - AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967. This act prohibits discrimination on the basis of age in employment.

     - EQUAL PAY ACT OF 1963. This act prohibits discrimination on the basis of gender in the payment of wages.

     - TITLE VII OF THE CIVIL RIGHTS ACT OF 1964. Title VII prohibits discrimination on the basis of gender in employment.

     DRUG-FREE WORKPLACE ACT OF 1988. The Drug-Free Workplace Act requires a recipient of federal funds to certify that it provides a drug-free workplace. If we violate the certification and reporting requirements of this act, then we could be determined ineligible to receive federal funds.

     STATE REGULATIONS. We are also subject to state statutory and regulatory requirements in the states in which we operate. All states have standards for the operation of schools concerning, for example, the length of the school year, curriculum, hours of the school day, physical education and other areas. We could be in violation of our management agreements with charter boards or school districts if we fail to comply with these standards.

     For more information on the effect of government laws and regulations on our business, see "Risk Factors -- We rely on government funds for specific education programs, and our business could suffer if we fail to comply with rules concerning the receipt and use of the funds" and "-- We could be subject to extensive government regulation because we benefit from federal funds, and our failure to comply with government regulations could result in the reduction or loss of federal education funds."

SECURITY

     We believe our school design helps maintain order and security by encouraging closer relationships between teachers, students and families. In addition, we recently began to implement the following three-step program for ensuring security at our schools:

     - first, we have engaged a national school security consultant to oversee the design and effectiveness of security at our schools;

     - second, we have convened a security committee, consisting of school administrators, superintendents, and security experts, to develop detailed security procedures and standards for all Edison schools; and

     - third, we are including security training module as part of the leadership training for all principals.

HUMAN RESOURCES

     As of June 30, 1999, we had 150 full-time headquarters employees. In addition, 38 principals, approximately 1,300 teachers and approximately 900 members of administrative staff and management worked in our schools as of June 30, 1999.

FACILITIES

     Of our 79 schools, our 55 contract schools generally operate in existing facilities provided by our school district clients, though we manage the maintenance and operation of these facilities. Of our

55 contract schools, 15 are operated under a charter held by a public school district which provides a facility.

     Significant real estate investments are often necessary when we establish a charter school for a charter board and existing facilities are not available. These investments are generally either made by the charter board or by us, and we work closely with the charter board to locate, develop and finance the charter school's facilities. A suitable location often needs to be found prior to completing a charter application for a particular jurisdiction. The building or renovation process generally lasts at least several months and can vary widely in expense from minimal upgrades to new construction, which can cost from $4.0 million to more than $8.0 million. Innovative financing methods are often needed to compensate for the limited amount of state and local funding available to develop charter school facilities and we have employed a variety of approaches, including owning or leasing the building, advancing funds for the building to the charter board with various repayment terms, or having the charter board directly own or lease the facility, sometimes assisted by a subordinated loan from us. We also consider providing guarantees to lending institutions to allow the charter board flexibility in obtaining financing. We intend to develop tax-exempt financing structures for charter boards and expand our relationships with real estate investment trusts to provide additional potential sources of financing for charter boards.

     Our executive offices are located in New York, New York in a leased facility consisting of approximately 38,000 square feet.

COMPETITION

     We have few direct competitors. We believe the companies that are most similar to us in terms of corporate strategy focus primarily or exclusively on operating charter schools, rather than contracting with school districts. These companies include Advantage Schools, Beacon Education Management, Charter Schools USA, The Leona Group, National Heritage Academy and SABIS Educational Systems. In addition, there are at least two companies that operate private schools with plans for charter schools. The TesseracT Group is currently managing one charter school and has been awarded several more charters. Nobel Learning Communities was recently awarded its first charter to operate a school in Pennsylvania. In addition, other private school operators, post-secondary education providers or child care providers could possibly enter our market. For example, Bright Horizons Family Solutions, a provider of corporate sponsored child care, just opened its first private school and it or other child care providers could seek opportunities in the charter or contract schools market as well.

LEGAL PROCEEDINGS

     We are involved in various legal proceedings from time to time incidental to the conduct of our business. We currently believe that any ultimate liability arising out of such proceedings will not have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of October 1, 1999 are as follows:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
H. Christopher Whittle....................  52     President, Chief Executive Officer and
                                                   Director
Benno C. Schmidt, Jr......................  57     Chairman of the Board of Directors

Christopher D. Cerf.......................  44     Chief Operating Officer and General
                                                   Counsel
James L. Starr............................  36     Chief Financial Officer and Executive Vice
                                                   President
John E. Chubb, Ph.D.......................  45     Chief Education Officer and Executive Vice
                                                   President
Laura K. Eshbaugh(1)......................  51     Executive Vice President and Director
Michael Finnerty..........................  55     Executive Vice President of Schools
Deborah M. McGriff, Ph.D..................  50     Executive Vice President of Development
Manuel Rivera, Ed.D.......................  47     Executive Vice President of Development
Donald Sunderland.........................  49     Chief Information Officer and Executive
                                                   Vice President
Virginia G. Bonker(1).....................  35     Director
John W. Childs(2).........................  58     Director
Ramon C. Cortines.........................  62     Director
Charles J. Delaney........................  39     Director
Robert Finzi(2)...........................  45     Director
John B. Fullerton(1)......................  39     Director
Janet A. Hickey(1)........................  54     Director
Klas Hillstrom(1).........................  33     Director
Bert Kolde................................  45     Director
Jeffrey T. Leeds(2).......................  43     Director
Brian P. Mathis...........................  33     Director
William F. Weld...........................  54     Director

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Set forth below is certain information regarding the professional experience for each of the above-named persons.

     H. Christopher Whittle, Edison's founder, has served as President since March 1997 and as Chief Executive Officer since July 1998. He has served as a director since 1992 and also served as our Chairman of the Board of Directors from 1992 until March 1995. He is the President and sole stockholder of WSI Inc. WSI Inc. is a corporation wholly owned by Mr. Whittle whose current primary purpose is to hold Mr. Whittle's personal investments. From 1986 to 1994, Mr. Whittle was Chairman and Chief Executive Officer of Whittle Communications L.P., which developed magazines and other print publications as well as Channel One, an advertising-supported daily news and information television program for schools. Before that, Mr. Whittle was the founder of 13-30 Corporation, the predecessor of Whittle Communications L.P., and served as the publisher of Esquire magazine from 1979 to 1986.

     Benno C. Schmidt, Jr. has served as Chairman of the Board of Directors since March 1997. He also served as our Chief Executive Officer from 1992 to June 1998, our President from 1992 to February 1997 and our Chief Education Officer from July 1998 through April 1999. Mr. Schmidt served as President of

Yale University from 1986 to 1992. He also served as Dean of the Columbia University School of Law from 1984 to 1986.

     Christopher D. Cerf has served as General Counsel since June 1997 and as Chief Operating Officer since May 1999. Prior to joining us, he was a partner in the law firm of Wiley, Rein and Fielding from May 1996 to June 1997. Between 1994 and April 1996, he served in the White House as Associate Counsel to the President. Mr. Cerf is also a former high school history teacher.

     James L. Starr has served as Chief Financial Officer and Executive Vice President since April 1998. Prior to joining us, he served as Senior Vice President and Chief Financial Officer of Sierra Health Services, Inc., a health services company, from August 1994 to April 1998. From 1989 to August 1994, he served as Sierra's Director of Finance and Controller. Prior to that, Mr. Starr was a senior accountant at Deloitte and Touche. He is a certified public accountant.

     John E. Chubb has served as Chief Education Officer and Executive Vice President since May 1999. Prior to that, he served as Executive Vice President of Curriculum, Instruction and Assessment from 1992 to April 1999.

     Laura K. Eshbaugh has served in a variety of roles since joining us at our inception in 1992, most recently serving as Executive Vice President since July 1998. She has been a director since 1992. From 1989 to September 1994, Ms. Eshbaugh served as Vice Chairman of Whittle Communications L.P.

     Michael Finnerty has served as Executive Vice President of Schools since April 1998. He also served as our Chief Financial Officer from our founding in 1992 to April 1998. Prior to joining us, he was Vice President for Finance and Administration at Yale University. Before joining Yale, Mr. Finnerty was Director of the Budget for the State of New York and chief financial and economic advisor to Governor Mario M. Cuomo. He earlier served as Chief of Staff to New York Governor Hugh L. Carey.

     Deborah M. McGriff has served as Executive Vice President of Development since February 1998. From November 1993 to February 1998, she served as our Senior Vice President of Charter School Development. Before joining us, she was General Superintendent of the Detroit public schools. Ms. McGriff earlier served as Assistant Superintendent in Cambridge, Massachusetts and Deputy Superintendent in Milwaukee, Wisconsin.

     Manuel Rivera has served as Executive Vice President of Development since February 1998. Prior to that, Mr. Rivera served as Executive Vice President and Director of Schools from July 1994 to February 1998. From 1991 to 1994, he served as Superintendent of the Rochester public schools.

     Donald Sunderland has served as Chief Information Officer and Executive Vice President since January 1999. He previously served as Managing Director and Head of Global Technology for Fixed Income and FX Derivatives at the Union Bank of Switzerland from October 1995 to September 1998. Prior to that time, from July 1994 to August 1995, he served as Head of Global Technology for Sumitomo Bank Capital Markets.

     Virginia G. Bonker has served as a director since November 1996. She has been a partner with Blue Rock Capital L.P., a private investment firm, since August 1995. From 1988 until August 1995, Ms. Bonker was a Vice President with the Sprout Group, a division of DLJ Capital Corporation, which is a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette Inc.

     John W. Childs has served as a director since November 1996. He has served as President of J.W. Childs Associates L.P., a private investment firm, since June 1995. Mr. Childs was previously a Senior Managing Director at Thomas H. Lee Co., a private investment firm, from 1987 to June 1995.

     Ramon C. Cortines became a director effective October 7, 1999. He has served as Director of the Pew Network for Standard Space Reform at Stanford University since July 1996 and a senior advisor to the Secretary of Education of the U.S. Department of Education since November 1995. From February 1999 to June 1999, Mr. Cortines was a lecturer on education with Harvard University. From January 1998 to October 1998, he served as the Interim Director of the Annenberg Institute at Brown University.

Mr. Cortines served as the Acting Assistant Secretary for Educational Research and School Improvement at the U.S. Department of Education from March 1997 to August 1997. From November 1993 to October 1995, he served as the Chancellor of the New York City Public Schools. Mr. Cortines serves on the Board of Directors of Scholastic Corporation.

     Charles J. Delaney has served as a director since July 1999. Mr. Delaney has served as President of UBS Capital LLC since 1989. UBS Capital LLC is affiliated with UBS AG. Mr. Delaney serves on the Board of Directors of Aurora Foods, Inc.

     Robert Finzi has served as a director since March 1995. He has been a general partner of the Sprout Group since May 1991. The Sprout Group is a division of DLJ Capital Corporation, which is a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette Inc. Mr. Finzi serves on the Boards of Directors of Interdent, Inc. and Phase Metrics Inc. The Sprout Group, DLJ Capital Corporation and Donaldson, Lufkin & Jenrette Inc. are affiliated with Donaldson, Lufkin & Jenrette Securities Corporation, an underwriter of this offering.

     John B. Fullerton has served as a director since January 1998. He has been a managing director at J.P. Morgan Capital Corporation and J.P. Morgan Investment Corporation since 1991. J.P. Morgan Capital Corporation and J.P. Morgan Investment Corporation are affiliated with J.P. Morgan Securities Inc., an underwriter of this offering.

     Janet A. Hickey has served as a director since March 1995. She has been a general partner of the Sprout Group and a Senior Vice President of DLJ Capital Corporation since 1986. Ms. Hickey serves on the Board of Directors of Corporate Express, Inc. The Sprout Group and DLJ Capital Corporation are affiliated with Donaldson, Lufkin & Jenrette Securities Corporation, an underwriter of this offering.

     Klas Hillstrom has served as a director since January 1998. Mr. Hillstrom has served as Senior Investment Manager with Investor International (U.S.) Inc. since February 1999. From February 1995 to January 1999, Mr. Hillstrom served as Senior Investment Manager of Investor UK Ltd., and as President of Investor U.K. Ltd. from January 1998 to February 1999. Prior to February 1995, Mr. Hillstrom served as an Investment Manager with Investor AB.

     Bert Kolde has served as a director since July 1999. Mr. Kolde has served as Vice President of Vulcan Ventures Incorporated since 1994. Vulcan Ventures Incorporated is the majority stockholder of APEX Online Learning Inc. Mr. Kolde serves on the Boards of Directors of Asymetrix Learning Systems, Inc., Beyond.com Corporation, CyberSource Corporation and MetaCreations Corporation.

     Jeffrey T. Leeds has served as a director since November 1996. He has been a principal of Leeds Associates L.L.C., a private investment firm, since April 1999. He has also been a principal of Advance Capital Management L.L.C., a private investment firm, since November 1995, and has served as President of Leeds Group Inc., an investment banking firm, since January 1993. Mr. Leeds serves on the Board of Directors of Elsinore Corporation.

     Brian P. Mathis has served as a director since July 1999. Mr. Mathis has served as a Vice President of J.P. Morgan Capital Corporation and J.P. Morgan Investment Corporation since July 1999. He was a Vice President with J.P. Morgan Securities Inc. from January 1999 to July 1999 and an associate from August 1995 to December 1998. From 1993 to August 1995, Mr. Mathis held various positions in the U.S. Treasury Department. J.P. Morgan Capital Corporation and J.P. Morgan Investment Corporation are affiliated with J.P. Morgan Securities Inc., an underwriter of this offering.

     William F. Weld became a director effective October 7, 1999. He has been a partner with the law firm of McDermott, Will & Emory since November 1997. From January 1991 to July 1997, Mr. Weld served as the Governor of the Commonwealth of Massachusetts. Mr. Weld serves on the Boards of Directors of Affiliated Managers Group, Inc. and NovaCare Employee Services, Inc.

     See "Related Party Transactions" and "Principal Stockholders" for certain information concerning Edison's directors and executive officers.

     One of our investors has the right to attend meetings of our Board of Directors. This right can be terminated by our board at any time.

ELECTION OF DIRECTORS

     Our Board of Directors currently consists of 15 directors. Beginning with the first annual meeting of stockholders occurring after the closing of this offering, which we expect to occur in the fall of 2000, the number of directors on our Board of Directors will be fixed at 11. At that meeting, the holders of class A common stock will be entitled, as a separate class, to elect seven of the 11 directors and the holders of class B common stock will be entitled, as a separate class, to elect the remaining four directors. Holders of both class A common stock and class B common stock will have cumulative voting rights in the election of directors. For more information concerning cumulative voting rights, see "Description of Capital Stock -- Common Stock."

     Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Edison. Edison's charter and bylaws do not require that the Board of Directors include independent directors. However, The Nasdaq Stock Market requires us to include two independent directors on the Board of Directors.

     Many of our current directors were elected to the board under rights held by the various classes of our existing stock. These rights, which will terminate upon completion of this offering, are as follows:

     - The holder of the share of series B common stock was entitled prior to the offering to elect five representatives to the Board of Directors; Mr. Whittle, Mr. Cortines, Ms. Eshbaugh, Mr. Delaney and Mr. Weld were elected as the representatives of the holder of series B common stock.

     - Holders of the shares of series C common stock, series D common stock and series G common stock were each entitled, prior to the offering, to elect two representatives to the Board of Directors; Ms. Hickey and Mr. Finzi were elected as the representatives of the holder of series C common stock, Mr. Childs was elected as the representative of holder of series D common stock and Mr. Fullerton and Mr. Mathis were elected as the representatives of the holder of series G common stock.

     - Holders of the share of series E common stock, series F common stock, series H common stock and series I common stock were entitled prior to the offering to each elect one representative to the Board of Directors; Ms. Bonker was elected as the representative of the holder of series E common stock, Mr. Leeds was elected as the representative of the holder of series F common stock, Mr. Hillstrom was elected as the representative of the holder of series H common stock and Mr. Kolde was elected as the representative of the holder of series I common stock.

     - A majority of the directors elected by the holders of the series B common stock, series C common stock, series D common stock, series E common stock, series F common stock, series G common stock, series H common stock and series I common stock were entitled prior to the offering to elect one representative to the Board of Directors; Mr. Schmidt was elected as the representative of these directors.

COMPENSATION OF DIRECTORS

     We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time pursuant to our 1999 Stock Incentive Plan. Other equity awards could include stock appreciation rights, which represent the right to receive any excess in value of the shares of class A common stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of class A common stock, subject to our right to repurchase all or part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; and unrestricted stock awards, which represent grants of shares to participants free of any restrictions under this plan. For more information on this plan, see "-- Benefit Plans -- 1999 Stock Incentive Plan." We have not yet determined the amount and timing of such grants or awards. No director who is an employee of Edison receives separate compensation for services rendered as a director.

BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Board of Directors selects the members of these committees. The number of directors on these committees is not fixed and there is no requirement that any members of these committees be independent. The Compensation Committee, which will consist of Mr. Childs, Mr. Finzi and Mr. Leeds following this offering, reviews executive salaries, administers our bonus, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our pension and other benefit plans and compensation policies and practices.

     The Audit Committee, which will consist of Ms. Bonker, Ms. Eshbaugh, Mr. Fullerton, Ms. Hickey and Mr. Hillstrom following this offering, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

EXECUTIVE COMPENSATION

     The table below sets forth, for the year ended June 30, 1999, the total compensation earned by our President and Chief Executive Officer and each of the four other most highly compensated executive officers who received annual compensation in excess of $100,000 for the year ended June 30, 1999. In accordance with the rules of the Securities and Exchange Commission the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                                          -------------------       ALL OTHER
NAME AND PRINCIPAL POSITION                                SALARY      BONUS      COMPENSATION
---------------------------                               --------    -------    ---------------
H. Christopher Whittle..................................  $296,636    $    --        $ 2,762(1)
  President and Chief Executive Officer
Benno C. Schmidt, Jr.(2)................................   296,636         --         14,760(3)
  Chairman of the Board of Directors
Christopher D. Cerf.....................................   225,631     50,000            500(3)
  Chief Operating Officer and General Counsel
James L. Starr..........................................   225,000     40,000         13,000(4)
  Chief Financial Officer and Executive Vice President
John E. Chubb...........................................   225,000     40,000            500(3)
  Chief Education Officer and Executive Vice President

---------------
(1) Represents fees paid to WSI Inc. pursuant to its management agreement with Edison. Mr. Whittle is the President and sole stockholder of WSI Inc. For more information on the management agreement, see "Related Party Transactions -- Managements Agreement with WSI Inc."
(2) Mr. Schmidt's compensation does not include accrued interest relating to loans to Mr. Schmidt from Edison. For more information on these loans, see "Related Party Transactions -- Loans to Executive." This interest is not due until the earlier of February 15, 2002 or the termination of Mr. Schmidt's employment with us.
(3) Represents 401(k) matching contributions and/or life insurance premiums paid on behalf of the executive.
(4) Represents a payment of $12,500 made pursuant to a relocation arrangement and 401k matching contributions.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options during the year ended June 30, 1999 to the named executive officers. We amended during fiscal 1999 options previously granted to some of these executives, and these options are not reflected in this table. For more information on these amendments, see "Related Party Transactions -- Option Amendments."

                                                                                        POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                          ---------------------------------------------------------        ANNUAL RATES OF
                          NUMBER OF    PERCENT OF TOTAL                                      STOCK PRICE
                          SECURITIES       OPTIONS                                          APPRECIATION
                          UNDERLYING       GRANTED          EXERCISE                     FOR OPTION TERM(3)
                           OPTIONS       TO EMPLOYEES        PRICE       EXPIRATION   -------------------------
                          GRANTED(1)    IN FISCAL YEAR    PER SHARE(2)      DATE          5%            10%
                          ----------   ----------------   ------------   ----------   -----------   -----------
H. Christopher
  Whittle...............   500,000           40.4%           $22.00       6/2009      $10,017,702   $15,951,516
Benno C. Schmidt........        --             --                --         --            --            --
Christopher D.
  Cerf(4)...............   338,000           27.3             12.30       6/2009        6,771,967    10,783,225
James L. Starr(5).......    37,500            3.0             12.30       6/2009          751,328     1,196,364
John E. Chubb...........        --             --                --         --            --            --

---------------
(1) Of the securities indicated as underlying options granted, 90% were shares of class A common stock and 10% were shares of class B common stock.

(2) These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant as determined by our board of directors.

(3) The 5% and 10% assumed annual rates of compound stock price appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our class A common stock. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises are dependent on numerous factors, including our future performance, overall market conditions and the option holder's continued employment with us throughout the entire vesting period and the option term, which factors are not reflected in this table. The potential realizable value is calculated by multiplying the fair market value per share of the class A common stock on the date of grant as determined by the board of directors, which is equal to the exercise price per share, by the stated annual appreciation rate compounded annually for the option term, subtracting the exercise price per share from the product, and multiplying the remainder by the number of shares underlying the option granted.

(4) This option vests over ten years, subject to acceleration.

(5) This option is fully vested.

FISCAL YEAR-END OPTION VALUES

     The table below sets forth information for each of the named executive officers with respect to the value of options outstanding as of June 30, 1999:

                         FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                          OPTIONS AT FISCAL YEAR-END(1)         AT FISCAL YEAR-END
                                          -----------------------------    ----------------------------
NAME                                      EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                      -----------     -------------    -----------    -------------
H. Christopher Whittle(2)...............   1,710,056        3,839,944      $ 6,742,500     $       --
Benno C. Schmidt, Jr. ..................     498,964          244,592        4,889,847      2,334,502
Christopher D. Cerf.....................     162,500          338,000        1,511,250             --
James L. Starr..........................     101,874           73,126          276,808        314,442
John E. Chubb...........................     146,433           33,977        1,435,043        332,975

---------------
(1) Of the shares indicated as being exercisable under these options, 90% were class A common stock and 10% were class B common stock.
(2) Includes options held by WSI Inc., a corporation of which Mr. Whittle is the President and sole stockholder.

     There was no public trading market for our common stock as of June 30, 1999. Accordingly, as permitted by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options at fiscal year-end has been calculated on the basis of the fair market value of our common stock as of June 30, 1999 of $12.30 per share, as determined by the Board of Directors, less the aggregate exercise price.

EMPLOYMENT AGREEMENTS

     Edison and H. Christopher Whittle entered into an agreement in March 1997, which was later amended in December 1997 and July 1999, in which we agreed to employ Mr. Whittle until July 2004, with an annual base salary of $276,000 and subject to annual increases of 8% or more for successful achievement of our fiscal year business plan. Mr. Whittle's salary for fiscal 1999 was $296,636. Under this agreement, beginning in fiscal year 1998, Mr. Whittle became eligible to receive an annual bonus of up to 50% of his current base salary. We also agreed to maintain long-term disability insurance and term life insurance in the amount of $800,000 for Mr. Whittle's benefit. If we terminate Mr. Whittle's employment without cause, Mr. Whittle will receive as severance pay his then current base salary and his maximum permitted bonus for the then current year for two years following the effective date of his termination. If we terminate Mr. Whittle for cause, he is entitled to receive his base salary only through the effective date of termination. If Mr. Whittle terminates the relationship without "good reason," he is entitled to receive his then current base salary for twelve months following the effective date of his termination less any amount he earns as a result of new employment. Under this agreement, "good reason" is defined as Mr. Whittle's assignment to materially less significant duties, our failure to reappoint Mr. Whittle to his then current position or our failure to perform our material obligations under this agreement. Mr. Whittle has agreed not to compete against us during the term of his employment and for one year thereafter.

     Edison and Benno C. Schmidt, Jr. entered into an agreement in March 1997, which was later amended in December 1997, in which we agreed to employ Mr. Schmidt until June 2000, with an annual base salary of $255,000 and subject to annual increases of 8% or more for successful achievement of our fiscal year business plan. Mr. Schmidt's salary for fiscal 1999 was $296,636. In fiscal 1997, Mr. Schmidt was eligible to receive an annual bonus of up to one-third of his base salary and, beginning in fiscal 1998, Mr. Schmidt became eligible to receive an annual bonus of up to 50% of his current base salary. We also agreed to maintain term life insurance in the amount of $5.0 million for Mr. Schmidt's benefit. If we terminate Mr. Schmidt's employment without cause, Mr. Schmidt will receive as severance pay his then current base salary and the bonus he earned from the prior fiscal year for one year following the effective date of termination. The provisions in Mr. Schmidt's employment contract concerning termination of Mr. Schmidt's employment by Edison for cause and Mr. Schmidt's termination of his own employment without "good reason" are the same as Mr. Whittle's described above, except we have also agreed to pay Mr. Schmidt a lump sum of $2.5 million if he is terminated for any reason except death, though this amount may be used to offset any outstanding balance on two loans we have made to Mr. Schmidt. We also agreed to purchase from Mr. Schmidt the minimum amount of Edison stock necessary to provide Mr. Schmidt with enough money to pay the taxes associated with the lump sum payment. We will be unable to claim a deduction for a portion of this lump sum if we pay the lump sum to Mr. Schmidt in connection with the termination of his employment due to a change in control of Edison. For more information on our loans to Mr. Schmidt, see "Related Party Transactions -- Loans to Executive." Mr. Schmidt has agreed not to compete against us during the term of his employment and for one year thereafter.

     Edison and Christopher D. Cerf entered into an agreement in June 1997, which was amended in July 1999, in which we agreed to employ Mr. Cerf until June 2002, with an annual base salary of $240,000. The agreement is annually renewable for successive one-year terms. Mr. Cerf is entitled to a bonus of up to 50% of his base salary based on our achievement of specified academic and financial performance goals. Mr. Cerf will receive a relocation assistance payment of up to $50,000 if he is required to relocate to New York City. Edison also agreed to maintain long-term disability insurance and term life insurance in the amount of $800,000 for Mr. Cerf's benefit. If Mr. Cerf is terminated without cause, he is entitled to receive his base salary for twelve months following the effective date of his termination less any amount he earns during the last six months of this period as a result of new employment. If Mr. Cerf is terminated for cause, he is entitled to receive his base salary only through the effective date of termination. Mr. Cerf has agreed not to compete against us during his term of employment and for one year thereafter.

     Edison and James L. Starr entered into an agreement in April 1998, in which we agreed to employ Mr. Starr until April 2001 at an annual base salary of $225,000. The agreement automatically renews for successive one-year terms. Mr. Starr is eligible to receive a bonus of up to 33% of his base salary each fiscal year based upon the reasonable achievement of annual objectives, as well as an additional $12,500 bonus on each of the first four anniversaries of his employment. Mr. Starr received relocation expense reimbursement upon his relocation to the New York City area. We also agreed to maintain long-term disability insurance and term life insurance in the amount of $300,000 for Mr. Starr's benefit. If Mr. Starr is terminated without cause, he is entitled to receive his base salary for six months following the effective date of his termination. If Mr. Starr is terminated for cause, he is entitled to receive his base salary only through the effective date of his termination. Mr. Starr has agreed not to compete against us during the term of his employment and for one year thereafter.

     Edison and John E. Chubb entered into an agreement in March 1995, in which we agreed to employ Mr. Chubb with an annual base salary of $200,000. Mr. Chubb's salary for fiscal 1999 was $225,000. This agreement also provided for a one-time cash transition payment of $110,000 to Mr. Chubb. If Mr. Chubb is terminated without cause, he is entitled to receive as severance pay his base salary for six months following the effective date of his termination less any amount he earns as a result of new employment. If Mr. Chubb is terminated for cause, he is entitled to receive his base salary only through the effective date of termination. Mr. Chubb has agreed not to compete against us during his term of employment and for one year thereafter.

BENEFIT PLANS

  1998 SITE OPTION PLAN

     Our 1998 Site Option Plan provided for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986 and nonstatutory stock options. Options under this plan could be granted to all persons who were performing services at an Edison school and were considered our employees. As of June 30, 1999, options to purchase 56,798 shares of class A common stock and 6,311 shares of class B common stock were outstanding under this plan. Following this offering, the Board of Directors has provided that no additional grants or awards will be made under this plan.

  1999 STOCK OPTION PLAN

     Our 1999 Stock Option Plan provided for the grant of incentive stock options and nonstatutory stock options. Options under this plan could be granted to all of our employees except senior executives. As of June 30, 1999, options to purchase 178,650 shares of class A common stock and 19,850 shares of class B common stock were outstanding under this plan. Following this offering, the Board of Directors has provided that no additional grants or awards will be made under this plan.

  1999 KEY STOCK INCENTIVE PLAN


     Our 1999 Key Stock Incentive Plan provided for the grant of a variety of stock-based awards to our senior executives, officers and directors, though only incentive stock options and nonstatutory stock options were granted under this plan. As of June 30, 1999, options to purchase 409,950 shares of class A common stock and 45,550 shares of class B common stock were outstanding under this plan. Following this offering, the Board of Directors has provided that no additional grants or awards will be made under this plan.


  1999 STOCK INCENTIVE PLAN

     Our 1999 Stock Incentive Plan was adopted in October 1999. Under this plan, a variety of stock-based awards may be granted to our officers, employees, directors, consultants and advisors, as well as those of our subsidiaries. Principals and teachers are also eligible to participate in this plan. The Board of Directors has authorized the Compensation Committee to administer this plan. While we currently anticipate that most grants under this plan will consist of incentive stock options or nonstatutory stock options, we could also grant other stock-based awards, including stock appreciation rights, which represent the right to receive any excess in value of the shares of class A common stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of class A common stock, subject to our right to repurchase all or part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; or unrestricted stock awards, which represent grants of shares to participants free of any restrictions under this plan. Options or other awards that are granted under this plan but expire unexercised are available for future grants. We can issue up to 2,500,000 shares of class A common stock under this plan. We are not authorized to issue class B common stock under this plan. No options or other awards have been granted under this plan.

  401(k) PLAN

     We have an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in our discretion. Participants become fully vested in our matching contribution after one year. We contributed to the 401(k) plan approximately $9,000 in fiscal 1996, $19,000 in fiscal 1997, $29,000 in fiscal 1998 and $62,876 in fiscal 1999.

                           RELATED PARTY TRANSACTIONS

LOANS TO EXECUTIVE


     Mr. Schmidt borrowed $1.6 million from us on June 5, 1992 and $200,000 from us on January 23, 1996, as evidenced by promissory notes. The promissory notes were amended in October 1999 to provide that they bear interest at a rate equal to the prime rate in effect from time to time, and that all principal and accrued interest is due on the earlier of February 15, 2002 or the termination of Mr. Schmidt's employment with us. Prior to this amendment, the notes bore interest at an annual compound rate of 5.83% and all principal and accrued interest payable under the notes was due on the earlier of February 15, 2000 or the termination of Mr. Schmidt's employment with us. The loans are recourse and are secured by a life insurance policy on Mr. Schmidt. The amount due from Mr. Schmidt under this loan may be offset by us against the amount owed by us to Mr. Schmidt under his severance agreement. The loans do not require periodic interest or principal payments, and Mr. Schmidt has not made any payments of interest or principal to date. The balance of principal and interest outstanding under these loans was $1.8 million and $678,056, respectively, as of June 30, 1999. Mr. Schmidt is our Chairman of the Board of Directors.


MANAGEMENT AGREEMENT WITH WSI INC.

     On March 15, 1995, we entered into a five-year management agreement with WSI Inc. to provide us with professional services, including those of Mr. Whittle, and cover all related expenses for a fixed annual fee of $275,000, paid monthly. WSI beneficially owns 1,533,934 shares of our class A common stock and 170,443 shares of our class B common stock. In November 1996, a lump sum payment of $500,000 was made to WSI in lieu of all further fixed fee payments. The agreement was amended March 1, 1997 to provide only for the payment of fees and expenses specifically approved by our Board of Directors. Under this agreement, we paid WSI $141,400 in fiscal 1996, $867,619 in fiscal 1997, $65,123 in fiscal 1998 and $2,762 in fiscal 1999. These payments represent reimbursements of Mr. Whittle's and WSI's expenses incurred in connection with marketing efforts on behalf of Edison, including staff, office, travel and secretarial expenses, during the period from March 1995 to March 1997 when he was not an employee of Edison. We no longer pay WSI for Mr. Whittle's services. Pursuant to this agreement, WSI was also granted options to purchase 382,500 shares of class A common stock and 42,500 shares of class B common stock at an exercise price of $20.00 per share and 450,000 shares of class A common stock and 50,000 shares of class B common stock at an exercise price of $40.00 per share. Mr. Whittle, our President and Chief Executive Officer and one of our directors, is also the President and sole stockholder of WSI. See "-- Option Amendments" below for a discussion of subsequent amendments to these options.

OPTION AMENDMENTS

     In June 1999, we amended substantially all of our then-existing employee stock options to, among other things, (1) extend the exercise period through the tenth anniversary of the date of grant, (2) eliminate provisions prohibiting transfers of the shares purchased upon exercise and (3) eliminate provisions requiring exercise only in full and only on the first day of our fiscal year. Among the options amended were the following options held by our executives:

                               OPTION      OPTION PRICE     CLASS A COMMON       CLASS B COMMON
           NAME              GRANT DATE     PER SHARE      STOCK PURCHASABLE    STOCK PURCHASABLE
           ----              ----------    ------------    -----------------    -----------------
H. Christopher Whittle.....     3-1-97        $3.00              270,000             30,000
                              12-15-97         3.00              382,500             42,500
Benno C. Schmidt, Jr. .....    3-15-95         2.50              556,700             61,856
                              12-15-97         3.00              112,500             12,500
Christopher D. Cerf........    6-15-97         3.00              146,250             16,250
James L. Starr.............    4-20-98         8.00              123,750             13,750
John E. Chubb..............    3-15-95         2.50              162,369             18,041

                               OPTION      OPTION PRICE     CLASS A COMMON       CLASS B COMMON
           NAME              GRANT DATE     PER SHARE      STOCK PURCHASABLE    STOCK PURCHASABLE
           ----              ----------    ------------    -----------------    -----------------
Laura K. Eshbaugh..........    5-15-98         2.50               31,500              3,500
                               5-15-98         8.00               90,000             10,000
Michael Finnerty...........    3-15-95         2.50              185,567             20,619
Deborah M. McGriff.........    3-15-95         2.50               37,139              4,127
                                5-5-98         8.00               53,100              5,900
Manuel Rivera..............    3-15-95         2.50               69,588              7,732
                              12-15-97         3.00               65,412              7,268

     With respect to the options of Mr. Whittle and Mr. Cerf shown above, we also amended the options to provide that they were immediately fully vested. Prior to this action, (1) Mr. Whittle's March 1997 option was vested as to 77% of the shares, (2) Mr. Whittle's December 1997 option vested upon its tenth anniversary, subject to acceleration upon an initial public offering at a price of at least $16.00 per share, and (3) Mr. Cerf's option was vested as to 71% of the shares.

     In addition, we agreed with Mr. Whittle to lend him the total amount required to purchase the shares upon exercise of his March 1997 option to purchase 270,000 shares of class A common stock and 30,000 shares of class B common stock at $3.00 per share and his December 1997 option to purchase 382,500 shares of class A common stock and 42,500 shares of class B common stock at $3.00 per share and to pay any related income tax obligations. These loans would bear interest at the greater of the prime rate or our actual borrowing rate in effect from time to time and would become due in full on the fifth anniversary of the loans. Mr. Whittle has indicated that he intends to fully exercise his March 1997 option and his December 1997 option prior to completion of this offering.

     In July 1999, we amended other options held by Mr. Whittle and WSI to, depending upon the option, (1) extend the exercise period through the tenth anniversary of the date of grant and (2) modify the vesting provisions. The following table summarizes these amendments:

               CLASS A       CLASS B
               COMMON        COMMON                                             VESTING
  OPTION        STOCK         STOCK       EXERCISE    ------------------------------------------------------------
GRANT DATE   PURCHASABLE   PURCHASABLE     PRICE                 PRIOR                          AMENDED
----------   -----------   -----------    --------    ----------------------------    ----------------------------
  3-95          382,500       42,500       $20.00     100%                            100%
  3-95          450,000       50,000        40.00     90%                             90%
 12-97          675,000       75,000        16.00     10 years, subject to            10 years, subject to
                                                      acceleration if shares trade    acceleration upon IPO or
                                                      at $32                          change in control
 12-97        1,125,000      125,000        32.00     10 years, subject to            10 years, subject to
                                                      acceleration if shares trade    acceleration if shares trade
                                                      at $64                          at $50 or higher for 90 days
                                                                                      or upon change in control

In addition, the options which were not fully vested were amended to provide that vesting accelerates fully, if our common stock is then trading at specified levels, upon termination of Mr. Whittle's employment by Edison without cause or by him with good reason, upon his death or disability or upon a change in control of Edison.

     After the June and July 1999 amendments, all of our then outstanding employee stock options had been amended.

INVESTMENT IN APEX ONLINE LEARNING INC.

     In July 1999, we acquired a 16.5% ownership interest in APEX Online Learning Inc. for $5.0 million. We are obligated to invest up to an additional $5.0 million in APEX in the future, if a third party invests in APEX. Vulcan Ventures Incorporated, one of our stockholders, is the majority stockholder of APEX. Mr. Kolde, one of our directors, serves as Vice President of Vulcan as well as Chairman of the Board of Directors of APEX. Vulcan owns 2,195,123 shares of our class A common stock and 243,904 shares of our class B common stock. Through its ownership of one share of series I common stock, Vulcan had the right to elect one representative, Mr. Kolde, to our Board of Directors. This right terminates upon completion of this offering. For more information on our investment in APEX Online Learning Inc., see "Risk Factors -- We must recognize a portion of any losses of APEX Online Learning Inc." and "Business -- Relationship with APEX Online Learning Inc."

STOCK PURCHASES BY AFFILIATES AND RELATED MATTERS

     JULY 1996 FINANCING. In July 1996, DLJ Capital Corporation, Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P., through a holding company, made a $7.0 million capital contribution to Edison. Mr. Finzi and Ms. Hickey, our directors, are also general partners of the Sprout Group. The Sprout Group is a division of DLJ Capital Corporation, which is a wholly owned subsidiary of Donaldson, Lufkin & Jenrette Inc. Sprout Capital VI, L.P., Sprout Capital VII, L.P., and Sprout CEO Fund, L.P. are affiliated with the Sprout Group. Also in July 1996, WEG L.P. made a $2,725,000 capital contribution to Edison and WEG II L.P. made a $3,833,000 capital contribution to Edison. Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controls and is the general partner of WEG L.P., WEG II L.P., WEG III L.P., WEG IV L.P., WEG V L.P., WEG VI L.P., WEG VII L.P. and WPA Investment L.P.

     CONVERSION FROM PARTNERSHIP TO CORPORATE FORM. In November 1996, we converted our business from a partnership to a corporation. In connection with this transaction, we issued shares of series A common stock and series A convertible preferred stock in exchange for partnership interests. Upon completion of this offering, each share of series A common stock and series A convertible preferred stock will convert into 0.45 shares of class A common stock and 0.05 shares of class B common stock.

     Shares issued to affiliates upon conversion of partnership interests in November 1996:

                                                                                NUMBER OF
                                                         NUMBER OF              SHARES OF
                                                     SHARES OF SERIES A    SERIES A CONVERTIBLE
NAME OF INVESTOR                                        COMMON STOCK         PREFERRED STOCK
----------------                                     ------------------    --------------------
WSI Inc. ..........................................        814,177              2,770,822
WPA Investment L.P.................................        738,096              2,511,903
WEG L.P. ..........................................      1,110,605              3,779,629
WEG II L.P. .......................................        666,459              2,268,103
Sprout Capital VI, L.P. ...........................        697,589              2,374,046
Sprout Capital VII, L.P. ..........................      1,327,524              4,517,851
DLJ Capital Corporation............................        110,671                376,639
Sprout CEO Fund, L.P. .............................         15,121                 51,461
Blue Rock Capital, L.P. ...........................         84,113                286,256
Benno C. Schmidt, Sr. .............................        205,944                700,873
John R. Schmidt....................................         10,839                 36,888
John W. Childs.....................................        216,783                737,761

     The shares listed above represented approximately 95% of the ownership of the partnership at the time of conversion.

     In this conversion from partnership to corporate form, WSI Inc. and WPA Investment L.P., WEG L.P. and WEG II L.P., which are affiliates of WSI Inc., acquired an aggregate of 3,329,337 shares of series A common stock and 11,330,457 shares of series A convertible preferred stock, which represent 53.6% of the shares of series A common stock and 53.6% of the shares of series A convertible preferred stock issued in this transaction. In addition, Sprout Capital VI L.P., Sprout Capital VII, L.P., DLJ Capital Corporation and Sprout CEO Fund, L.P., each of which is affiliated with Donaldson, Lufkin & Jenrette Inc., acquired an aggregate of 2,150,905 shares of series A common stock and 7,319,997 shares of series A convertible preferred stock, which represent 34.6% of the shares of series A common stock and 34.6% of the shares of series A convertible preferred stock issued in this transaction.

     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controls and is the general partner of WPA Investment L.P. Ms. Bonker, one of our directors, is a partner with Blue Rock Capital, L.P. Benno C. Schmidt, Sr. is the father of Benno C. Schmidt, Jr., who is our Chairman of the Board of Directors, and John R. Schmidt is Benno C. Schmidt, Jr.'s brother. Mr. Childs is one of our directors.

     NOVEMBER 1996 FINANCING. In November 1996, we entered into a financing agreement with certain of our existing stockholders as well as several new investors, which provided for the following:

     - the sale of an aggregate of 9,144,442 shares of series A convertible preferred stock on November 18, 1996 for a purchase price of $1.50 per share for an aggregate sale price of $13,716,656;

     - the sale of an aggregate of 5,201,135 shares of series C convertible exchangeable preferred stock on May 1, 1997 for a purchase price of $2.90 per share for an aggregate sale price of $15,083,291;

     - the sale of an aggregate of 1,010,101 shares of series B convertible exchangeable preferred stock for $1.65 per share on February 28, 1997 for an aggregate sale price of $1,666,666; and

     - the sale of one share of series B common stock to WSI Inc., one share of series C common stock to the Sprout Group, one share of series D common stock to J.W. Childs Investments L.L.C., one share of series E common stock to Blue Rock Capital, L.P. and one share of series F common stock to Richmont Leeds Education Company LLC, each for $1.50 per share. The shares of series C convertible exchangeable preferred stock issued in the second installment were subject to price adjustment based on certain performance criteria, and as a result, additional shares of series C convertible exchangeable preferred stock were issued on December 18, 1997 for no additional consideration.

     Upon completion of this offering, each share of series B convertible exchangeable preferred stock, series C convertible exchangeable preferred stock, series B common stock, series C common stock, series D common stock, series E common stock and series F common stock will convert into 0.45 shares of class A common stock and 0.05 shares of class B common stock.

     The holders of the shares of series B common stock, series C common stock, series D common stock, series E common stock and series F common stock had rights to elect members of our Board of Directors. These rights, which will terminate upon completion of this offering, are as follows:

     - WSI, through its ownership of the share of series B common stock, was entitled prior to the offering to elect five representatives to the Board of Directors; Mr. Whittle, Mr. Cortines, Ms. Eshbaugh, Mr. Delaney and Mr. Weld were elected as the representatives of the holder of series B common stock.

     - The Sprout Group, through its ownership of the share of series C common stock, was entitled prior to the offering to elect two representatives to the Board of Directors; Ms. Hickey and Mr. Finzi were elected as the representatives of the holder of series C common stock.

     - J.W. Childs Investments L.L.C., through its ownership of the share of series D common stock, was entitled prior to the offering to elect two representatives to the Board of Directors; Mr. Childs was elected as the representative of the holder of series D common stock.

     - Blue Rock Capital, L.P., through its ownership of the share of series E common stock, was entitled prior to the offering to elect one representative to the Board of Directors; Ms. Bonker was elected as the representative of the holder of series E common stock; and

     - Richmont Leeds Education Company LLC, through its ownership of the share of series F common stock, was entitled prior to the offering to elect one representative to the Board of Directors; Mr. Leeds was elected as the representative of the holder of series F common stock.

     Shares sold to affiliates in the first investment installment in November 1996:

                                                              NUMBER OF SHARES OF SERIES A
NAME OF INVESTOR                                              CONVERTIBLE PREFERRED STOCK
----------------                                              ----------------------------
Blue Rock Capital, L.P......................................             666,666
Benno C. Schmidt, Sr........................................             333,333
J.W. Childs Investments L.L.C...............................           4,000,000
Richmont Leeds Education Company LLC........................           1,666,666

     Mr. Childs, one of our directors, is the managing member of J.W. Childs Investments L.L.C. Mr. Leeds, one of our directors, is an affiliate of Richmont Leeds Education Company LLC.

     Shares sold to affiliates in the second investment installment in May 1997:

                                                                NUMBER OF SHARES OF
                                                                      SERIES C
                                                              CONVERTIBLE EXCHANGEABLE
NAME OF INVESTOR                                                  PREFERRED STOCK
----------------                                              ------------------------
WEG III L.P.................................................           919,540
Benno C. Schmidt, Sr........................................           172,413
J.W. Childs Investments L.L.C...............................         2,068,965
Richmont Leeds Education Company LLC........................           793,103

     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controls and is the general partner of WEG III L.P.

     Shares issued to affiliates upon the price adjustment in December 1997:

                                                                NUMBER OF SHARES OF
                                                                      SERIES C
                                                              CONVERTIBLE EXCHANGEABLE
NAME OF INVESTOR                                                  PREFERRED STOCK
----------------                                              ------------------------
WEG III L.P.................................................          186,960
Benno C. Schmidt, Jr........................................           35,055
J.W. Childs Investments L.L.C...............................          420,661
Richmont Leeds Education Company LLC........................          175,276

     In the transactions constituting this November 1996 financing, WEG III L.P., which is affiliated with WSI Inc., purchased 1,010,101 shares of series B convertible exchangeable preferred stock and 1,106,500 shares of series C convertible exchangeable preferred stock. These amounts represent 100% of the series B convertible exchangeable preferred stock and 17.7% of the series C convertible exchangeable preferred stock issued in these transactions.

     DECEMBER 1997 FINANCING. In December 1997, August 1998 and December 1998, we raised an aggregate of $56,124,880 through the sale of units at a price of $3.98 per unit to certain of our existing stockholders and several new investors. Each unit consisted of the following:

     - one share of series D convertible preferred stock; a promissory note in the principal amount of $.114;

     - two options each to purchase 0.019191 share of series A common stock (known as the WSI A option and Tranche 1 option); and

     - one option to purchase 0.028786 share of series A common stock (known as the Tranche 2 option).

     We also issued one share of series G common stock to J.P. Morgan Investment Corporation and one share of series H common stock to Investor Investments AB for $3.98 per share. Upon completion of this offering, each share of series D convertible preferred stock, series G common stock and series H common stock will convert into 0.45 shares of class A common stock and 0.05 shares of class B common stock, and each option to purchase series A common stock will convert into an option to purchase 0.45 shares of class A common stock and 0.05 shares of class B common stock.

     The holders of the shares of series G common stock and series H common stock had rights to elect members of our Board of Directors. These rights, which will terminate upon completion of this offering, are as follows:

     - J.P. Morgan Investment Corporation, through its ownership of the share of series G common stock, was entitled prior to the offering to elect two representatives to the Board of Directors; Mr. Fullerton and Mr. Mathis were elected as the representatives of the holder of series G common stock; and

     - Investor Investments AB, through its ownership of the share of series H common stock, was entitled prior to the offering to elect one representative to the Board of Directors; Mr. Hillstrom was elected as the representative of the holder of series H common stock.

     Shares sold to affiliates in the first investment installment in December 1997:

                                       NUMBER OF       WSI A       TRANCHE 1     TRANCHE 2
                                        SHARES       OPTIONS TO    OPTIONS TO    OPTIONS TO
                                      OF SERIES D     PURCHASE      PURCHASE      PURCHASE     PRINCIPAL
                                      CONVERTIBLE     SERIES A      SERIES A      SERIES A     AMOUNT OF
                                       PREFERRED       COMMON        COMMON        COMMON      PROMISSORY
NAME OF INVESTOR                         STOCK         STOCK         STOCK         STOCK         NOTES
----------------                      -----------    ----------    ----------    ----------    ----------
WEG III L.P.........................     150,753        2,893         2,893         4,339       $ 17,217
WEG IV L.P..........................     903,015       17,329        17,329        25,994        103,136
J.P. Morgan Investment
  Corporation.......................   1,909,547       36,646        36,646        54,968        216,095
Sixty Wall Street SBIC Fund, L.P....     100,502        1,928         1,928         2,893         11,478
Investor Investments AB.............   2,010,050       38,574        38,574        57,861        229,573
Richmont Leeds Education Company
  LLC...............................     535,233       10,271        10,271        15,407         38,777

     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controls and is the general partner of WEG IV L.P. Mr. Fullerton and Mr. Mathis, our directors, are officers of J.P. Morgan Capital Corporation. J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P. are affiliated with J.P. Morgan Capital Corporation. Mr. Hillstrom, one of our directors, is an officer of Investor Investments AB.

     Shares sold to affiliates in the second investment installment in August 1998:

                                       NUMBER OF       WSI A       TRANCHE 1     TRANCHE 2
                                        SHARES       OPTIONS TO    OPTIONS TO    OPTIONS TO
                                      OF SERIES D     PURCHASE      PURCHASE      PURCHASE     PRINCIPAL
                                      CONVERTIBLE     SERIES A      SERIES A      SERIES A     AMOUNT OF
                                       PREFERRED       COMMON        COMMON        COMMON      PROMISSORY
NAME OF INVESTOR                         STOCK         STOCK         STOCK         STOCK         NOTES
----------------                      -----------    ----------    ----------    ----------    ----------
WEG III L.P. .......................     100,502        1,928         1,928         2,893       $ 11,478
WEG IV L.P. ........................     604,522       11,601        11,601        17,401         69,044
WEG V L.P. .........................      53,322        1,023         1,023         1,534          6,090
J.P. Morgan Investment
  Corporation.......................   1,494,479       28,680        28,680        43,020        170,688
Sixty Wall Street SBIC Fund, L.P....      72,895        1,399         1,399         2,098          8,325
Investor Investments AB.............   1,567,374       30,079        30,079        45,118        179,014
Richmont Leeds Education Company
  LLC...............................     163,007        3,128         3,128         4,692         18,617

     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controls and is the general partner of WEG V L.P.

     Shares sold to affiliates in the third investment installment in December 1998:

                                       NUMBER OF       WSI A       TRANCHE 1     TRANCHE 2
                                        SHARES       OPTIONS TO    OPTIONS TO    OPTIONS TO
                                      OF SERIES D     PURCHASE      PURCHASE      PURCHASE     PRINCIPAL
                                      CONVERTIBLE     SERIES A      SERIES A      SERIES A     AMOUNT OF
                                       PREFERRED       COMMON        COMMON        COMMON      PROMISSORY
NAME OF INVESTOR                         STOCK         STOCK         STOCK         STOCK         NOTES
----------------                      -----------    ----------    ----------    ----------    ----------
WEG V L.P. .........................     700,446       13,442        13,442        20,163       $ 80,000
J.P. Morgan Investment
  Corporation.......................   1,380,371       26,490        26,490        39,735        157,656
Sixty Wall Street SBIC Fund, L.P....      67,330        1,292         1,292         1,938          7,689
Investor Investments AB.............   1,447,701       27,782        27,782        41,673        165,346
Richmont Leeds Education Company
  LLC...............................     150,561        2,889         2,889         4,334         17,196

     In the transactions constituting the December 1997 financing, WEG III L.P., WEG IV L.P. and WEG V L.P., which are all affiliated with WSI Inc., purchased an aggregate of 2,512,560 shares of series D convertible preferred stock, options to purchase an aggregate of 168,756 shares of series A common stock and promissory notes in the aggregate principal amount of $286,965. These amounts represent 17.8% of the shares of series D convertible preferred stock, 17.8% of the options to purchase series A common stock and 10.1% of the aggregate principal amount of promissory notes issued in these transactions. In addition, J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P., which are both affiliated with J.P. Morgan Securities Inc., purchased an aggregate of 5,025,124 shares of series D convertible preferred stock, options to purchase an aggregate of 337,522 shares of series A common stock and promissory notes in the aggregate principal amount of $571,931. These amounts represent 35.6% of the shares of series D convertible preferred stock, 35.6% of the options to purchase series A common stock and 20.1% of the aggregate principal amount of promissory notes issued in these transactions.

     JUNE 1999 FINANCING. In June 1999 and July 1999, we issued shares of series F convertible preferred stock to certain of our existing stockholders and several new investors at a price of $6.15 per share. In the same transaction, we issued 800,000 shares of non-voting series G convertible preferred stock to UBS Capital XV LLC and one share of series I common stock to Vulcan Ventures Incorporated at a price of $6.15 per share. Upon completion of this offering, each share of series F convertible preferred stock, non-voting series G convertible preferred stock and series I common stock will convert into 0.45 shares of class A common stock and 0.05 shares of class B common stock.

     Vulcan Ventures Incorporated, through its ownership of the share of series I common stock, was entitled prior to this offering to elect one representative to the board of directors. Mr. Kolde was elected as the representative of the holder of series I common stock. These rights will terminate upon completion of this offering.

     Shares sold to affiliates in the first investment installment in June 1999:

                                                              NUMBER OF SHARES
                                                                OF SERIES F
NAME OF INVESTOR                                              PREFERRED STOCK
----------------                                              ----------------
J.P. Morgan Investment Corporation..........................           395,280
Sixty Wall Street SBIC Fund, L.P. ..........................            98,820
Investor Investments AB.....................................           494,100
WEG VII L.P. ...............................................           441,069
UBS Capital XV LLC..........................................         1,773,098
WEG VI L.P. ................................................           446,011
Leeds II L.P. ..............................................           227,111

     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controls and is the general partner of WEG VI L.P. and WEG VII L.P.

Mr. Delaney, one of our directors, is President of UBS Capital LLC, which is the managing member of UBS Capital XV LLC. Mr. Leeds, one of our directors, is affiliated with Leeds II L.P.

     Shares sold to affiliates in the second investment installment in July
1999:

                                                              NUMBER OF SHARES
                                                                OF SERIES F
NAME OF INVESTOR                                              PREFERRED STOCK
----------------                                              ----------------
WEG V L.P. .................................................       149,304
WEG VII L.P. ...............................................        75,714
Leeds III L.P. .............................................       310,457
J.P. Morgan Investment Corporation..........................       244,419
Sixty Wall Street SBIC Fund, L.P. ..........................       114,413
Investor Investments AB.....................................       358,832
Vulcan Ventures Incorporated................................     4,878,048

     Mr. Kolde, one of our directors, is Vice President of Vulcan Ventures Incorporated. Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., the general partner of WEG VII L.P. Mr. Leeds, one of our directors, is affiliated with Leeds III L.P.

     In the transactions constituting the June 1999 financing, WEG V L.P., WEG VI L.P. and WEG VII L.P., all of which are affiliated with WSI Inc., purchased an aggregate of 1,112,098 shares of series F convertible preferred stock, representing 10.4% of the shares of series F convertible preferred stock issued in these transactions. In addition, J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P., both of which are affiliated with J.P. Morgan Securities Inc., purchased an aggregate of 852,932 shares of series F convertible preferred stock, representing 7.9% of the shares of series F convertible preferred stock issued in these transactions.

     In connection with the above transactions relating to purchases of various classes of our equity securities, on July 2, 1999, we entered into a Third Amended and Restated Shareholders Agreement with our existing stockholders. The Shareholders Agreement provides for registration rights for our existing stockholders that will continue following the completion of this offering. The Shareholders Agreement also generally permits the existing stockholders to have their shares of common stock included in any proposed sale by any other existing stockholder, if the proposed sale involves more than 5% of the aggregate number of shares of common stock held by all existing stockholders. This right to participate in certain sales terminates two years after the completion of the offering. For more information on these registration rights, see "Shares Eligible for Future Sale -- Registration Rights."

POLICY ON FUTURE TRANSACTIONS

     The Board of Directors has adopted a policy that all future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside member directors of the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of October 1, 1999 (after the expected exercise of stock options prior to the completion of this offering) by:

     - each person who owns beneficially more than 5% of the outstanding shares of our common stock;

     - each director and each executive officer named in the Summary Compensation Table; and

     - all of our directors and executive officers as a group.


     Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 1, 1999. The shares issuable pursuant to these options are deemed outstanding for computing the percentage ownership of the person holding these options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

                                                                        PERCENTAGE OF SHARES    PERCENTAGE OF SHARES
                                                                         BENEFICIALLY OWNED      BENEFICIALLY OWNED
                                           SHARES BENEFICIALLY OWNED    PRIOR TO THE OFFERING    AFTER THE OFFERING
                                           --------------------------   ---------------------   ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)      A SHARES      B SHARES     A SHARES    B SHARES    A SHARES    B SHARES
---------------------------------------    ------------   -----------   ---------   ---------   ---------   ---------
D2F2 Foundation(2).......................    1,698,750       188,750        5.1%        5.1%        4.2%        5.1%
  268 Bush Street, PMB No. 4209,
  San Francisco, CA 94104
Entities associated with the Sprout          4,125,532       458,396       12.9        12.9        10.7        12.9
  Group(3)...............................
  277 Park Avenue, New York, NY 10172
Investor Investments AB(4)...............    2,813,196       312,583        8.8         8.8         7.3         8.8
  320 Park Avenue, New York, NY 10022
J.P. Morgan Investment Corporation(5)....    2,556,361       284,049        8.0         8.0         6.6         8.0
  60 Wall Street, New York, NY 10260
J.W. Childs Investments, L.L.C. .........    2,920,334       324,484        9.2         9.2         7.5         9.2
  1 Federal Street, Boston, MA 02110
Richmont Leeds Education Company LLC(6)..    1,946,783         1,550        6.1           *         5.0           *
  660 Madison Avenue
  New York, NY 10021
WSI Inc.(7)..............................    9,312,779     1,249,545       28.5        34.4        23.6        34.4
  800 South Gay St., Knoxville, TN 37929
UBS Capital L.L.C. ......................    1,737,809       193,091        5.4         5.4         4.5         5.4
  299 Park Avenue, New York, NY 10171
Vulcan Ventures Incorporated.............    2,195,123       243,904        6.9         6.9         5.7         6.9
  110 110th Avenue N.E.
  Bellevue, WA 98004
Benno C. Schmidt, Jr.(8).................      836,129        92,906        2.6         2.6         2.1         2.6
H. Christopher Whittle(9)................   10,064,329     1,333,051       30.7        36.6        25.4        36.6
John E. Chubb(10)........................      137,201        15,245          *           *           *           *
Christopher D. Cerf(11)..................      146,250        16,250          *           *           *           *
James L. Starr(12).......................       96,372        10,708          *           *           *           *
Laura K. Eshbaugh(13)....................       68,751         7,639          *           *           *           *
Virginia G. Bonker(14)...................      466,667        51,854        1.5         1.5         1.2         1.5
John W. Childs(15).......................    3,349,880       372,213       10.5        10.5         8.7        10.5
Ramon C. Cortines(16)....................          375            42          *           *           *           *
Charles J. Delaney(17)...................    1,737,809       193,091        5.4         5.4         4.5         5.4
Robert Finzi(18).........................    4,125,532       458,396       12.9        12.9        10.7        12.9
                                                                                  (continued on the following page)

                                                                        PERCENTAGE OF SHARES    PERCENTAGE OF SHARES
                                                                         BENEFICIALLY OWNED      BENEFICIALLY OWNED
                                           SHARES BENEFICIALLY OWNED    PRIOR TO THE OFFERING    AFTER THE OFFERING
                                           --------------------------   ---------------------   ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)      A SHARES      B SHARES     A SHARES    B SHARES    A SHARES    B SHARES
---------------------------------------    ------------   -----------   ---------   ---------   ---------   ---------
John B. Fullerton(19)....................    2,556,361       284,049        8.0         8.0         6.6         8.4
Janet A. Hickey(20)......................    4,125,532       458,396       12.9        12.9        10.7        12.9
Klas Hillstrom(21).......................    2,813,196       312,583        8.8         8.8         7.3         8.8
Bert Kolde(22)...........................    2,195,123       243,904        6.9         6.9         5.7         6.9
Jeffrey T. Leeds(23).....................    1,961,432         3,183        6.1           *         5.0           *
Brian P. Mathis(24)......................    2,556,361       284,049        8.0         8.0         6.6         8.0
William F. Weld(25)......................        2,551           284          *           *           *           *
All executive officers and directors as a
  group (22 persons)(26).................   30,824,113     3,424,967       90.1        90.1        75.2        90.1

---------------
  *  Less than 1%.
 (1) Except as set forth herein, the business address of the named beneficial owner is c/o Edison Schools Inc., 521 Fifth Avenue, 15th Floor, New York, New York 10175.
 (2) Consists of 1,698,750 shares of class A common stock and 188,750 shares of class B common stock issuable upon exercise of a warrant within 60 days of October 1, 1999.
 (3) Consists of 212,274 shares of class A common stock and 23,587 shares of class B common stock held of record by DLJ Capital Corporation, 1,338,006 shares of class A common stock and 148,668 shares of class B common stock held of record by Sprout Capital VI, L.P., 2,546,246 shares of class A common stock and 282,917 shares of class B common stock held of record by Sprout Capital VII, L.P., 29,005 shares of class A common stock and 3,223 shares of class B common stock held of record by Sprout CEO Fund, L.P. and one share of class A common stock and one share of class B common stock held jointly by all of the above-named Sprout entities. Of these shares, 2,190,857 shares of class A common stock and 281,206 shares of class B common stock are subject to a voting trust agreement and are held and voted by an independent third party as voting trustee.
 (4) Includes 82,454 shares of class A common stock and 9,164 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999.
 (5) Includes 161,478 shares of class A common stock and 17,944 shares of class B common stock held of record by Sixty Wall Street SBIC Fund, L.P., 78,504 shares of class A common stock and 8,725 shares of class B common stock issuable upon exercise of an option that will be exercisable within 60 days of October 1, 1999 and 3,952 shares of class A common stock and 441 shares of class B common stock issuable upon exercise of options held of record by Sixty Wall Street, SBIC Fund, L.P. that will be exercisable within 60 days of October 1, 1999. Does not include 768,934 shares of class A common stock and 85,443 shares of class B common stock pledged to Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Investment Corporation, by WSI Inc., of which 105,750 shares of class A common stock and 11,750 shares of class B common stock are subject to an option held by Morgan Guaranty Trust Company of New York. See Footnote 9.
 (6) Includes 170,432 shares of class A common stock held of record by Leeds II L.P., 304,943 shares of class A common stock held of record by Leeds III L.P., 13,929 shares of class A common issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999, 1,550 shares of class B common issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999, 17,045 shares of class A common stock to be transferred to Leeds II L.P. from WSI Inc. upon completion of this offering, 30,496 shares of class A common stock to be transferred to Leeds III L.P. from WSI Inc. upon completion of this offering and 145,751 shares of class A common stock to be transferred to Richmont Leeds Education Company LLC from WSI Inc. upon completion of this offering.
 (7) Includes 1,462,501 shares of class A common stock and 162,501 shares of class B common stock held of record by WPA Investment L.P., 2,200,607 shares of class A common stock and 244,513 shares of class B common stock held of record by WEG L.P., 1,299,624 shares of class A common stock and 144,403 shares of class B common stock held of record by WEG II L.P.,

     1,245,536 shares of class A common stock and 138,395 shares of class B common stock held of record by WEG III L.P., 650,197 shares of class A common stock and 72,245 shares of class B common stock held of record by WEG IV L.P., 517,188 shares of class A common stock and 57,468 shares of class B common stock held of record by WEG V L.P., 301,228 shares of class A common stock and 33,472 shares of class B common stock held of record by WEG VI L.P., 232,554 shares of class A common stock and 25,840 shares of class B common stock held of record by WEG VII L.P., 787,500 shares of class A common stock and 87,500 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999, 4,123 shares of class A common stock and 460 shares of class B common stock issuable upon exercise of options held of record by WEG III L.P. that will be exercisable within 60 days of October 1, 1999, 23,710 shares of class A common stock and 2,635 shares of class B common stock issuable upon exercise of options held of record by WEG IV L.P. that will be exercisable within 60 days of October 1, 1999, 12,369 shares of class A common stock and 1,378 shares of class B common stock issuable upon exercise of options held of record by WEG V L.P. that will be exercisable within 60 days of October 1, 1999, 17,045 shares of class B common stock to be transferred to WSI Inc. from Leeds II L.P. upon completion of this offering, 30,496 shares of class B common stock to be transferred to WSI Inc. from Leeds III L.P. upon completion of this offering and 145,751 shares of class B common stock to be transferred to WSI Inc. from Richmont Leeds Education Company LLC upon completion of this offering. WEG V L.P.'s holdings do not include 67,500 shares of class A common stock and 7,500 shares of class B common stock issuable to WEG V L.P. by WSI if the price of the class A common stock fails to meet specified threshholds in the future.
 (8) Includes 6,165 shares of class A common stock and 685 shares of class B common stock held of record by Christina W. Schmidt. Mr. Schmidt disclaims beneficial ownership of all such shares of common stock. Also includes 462,056 shares of class A common stock and 51,340 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999. Does not include 6,165 shares of class A common stock and 685 shares of class B common stock held of record by Elizabeth H. Schmidt, 9,855 shares of class A common stock and 1,095 shares of class B common stock held of record by Benno C. Schmidt, III, 21,478 shares of class A common stock and 2,387 shares of class B common stock held of record by John R. Schmidt and 1,440 shares of class A common stock and 160 shares of class B common stock held of record by Asher J. Liftin.
 (9) Includes 575,642 shares of class A common stock and 278,735 shares of class B common stock held of record by WSI Inc., 1,462,501 shares of class A common stock and 162,501 shares of class B common stock held of record by WPA Investment L.P., 2,200,607 shares of class A common stock and 244,513 shares of class B common stock held of record by WEG L.P., 1,299,624 shares of class A common stock and 144,403 shares of class B common stock held of record by WEG II L.P., 1,245,536 shares of class A common stock and 138,395 shares of class B common stock held of record by WEG III L.P., 650,197 shares of class A common stock and 72,245 shares of class B common stock held of record by WEG IV L.P., 517,188 shares of class A common stock and 57,468 shares of class B common stock held of record by WEG V L.P., 301,228 shares of class A common stock and 33,472 shares of class B common stock held of record by WEG VI L.P., 232,554 shares of class A common stock and 25,840 shares of class B common stock held of record by WEG VII L.P., 99,050 shares of class A common stock and 11,006 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999, 787,500 shares of class A common stock and 87,500 shares of class B common stock issuable upon exercise of options held of record by WSI Inc. that will be exercisable within 60 days of October 1, 1999, 4,123 shares of class A common stock and 460 shares of class B common stock issuable upon exercise of options held of record by WEG III L.P. that will be exercisable within 60 days of October 1, 1999, 23,710 shares of class A common stock and 2,635 shares of class B common stock issuable upon exercise of options held of record by WEG IV L.P. that will be exercisable within 60 days of October 1, 1999 and 12,369 shares of class A common stock and 1,378 shares of class B common stock issuable upon exercise of options held of record by WEG V L.P. that will be exercisable within 60 days of

     October 1, 1999. WSI Inc has pledged all of its shares of class A common stock and class B common stock, including all options to acquire class A common stock and class B common stock, to Morgan Guaranty Company of New York to secure personal obligations of Mr. Whittle. Of WSI's shares pledged to Morgan Guaranty Trust Company of New York, 105,750 shares of class A common stock and 11,750 shares of class B common stock are also subject to an option held by Morgan Guaranty Trust Company of New York and 67,500 shares of class A common stock and 7,500 shares of class B common stock are issuable to WEG V L.P. if the price of the class A common stock fails to meet specified thresholds in the future. WEG V L.P.'s holdings do not include the 67,500 shares of class A common stock and 7,500 shares of class B common stock are issuable to WEG V L.P. by WSI referenced in the previous sentence.
(10) Consists of 137,201 shares of class A common stock and 15,245 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999.
(11) Consists of 146,250 shares of class A common stock and 16,250 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999.
(12) Consists of 96,372 shares of class A common stock and 10,708 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999.
(13) Consists of 68,751 shares of class A common stock and 7,639 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999.
(14) Consists 466,667 shares of class A common stock and 51,854 shares of class B common stock held of record by Blue Rock Capital, L.P.
(15) Includes 2,920,334 shares of class A common stock and 324,484 shares of class B common stock held of record by J.W. Childs Investments, L.L.C.
(16) Consists of 375 shares of class A common stock and 42 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999.
(17) Consists of 1,737,809 shares of class A common stock and 193,091 shares of class B common stock held of record by UBS Capital XV L.L.C.
(18) Consists of 212,274 shares of class A common stock and 23,587 shares of class B common stock held of record by DLJ Capital Corporation, 1,338,066 shares of class A common stock and 148,668 shares of class B common stock held of record by Sprout Capital VI, L.P., 2,546,246 shares of class A common stock and 282,917 shares of class B common stock held of record by Sprout Capital VII, L.P., 29,005 shares of class A common stock and 3,223 shares of class B common stock held of record by Sprout CEO Fund, L.P. and one share of class A common stock and one share of class B common stock held jointly by DLJ Capital Corporation, Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P.
(19) Consists of 2,312,427 shares of class A common stock and 256,939 shares of class B common stock held of record by J.P. Morgan Investment Corporation, 161,478 shares of class A common stock and 17,944 shares of class B common stock held of record by Sixty Wall Street SBIC Fund, L.P., 78,504 shares of class A common stock and 8,725 shares of class B common stock issuable upon exercise of options held of record by J.P. Morgan Investment Corporation that will be exercisable within 60 days of October 1, 1999 and 3,952 shares of class A common stock and 441 shares of class B common stock issuable upon exercise of options held of record by Sixty Wall Street SBIC Fund, L.P. that will be exercisable within 60 days of October 1, 1999. Does not include 580,398 shares of class A common stock and 273,979 shares of class B common stock pledged to Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Investment Corporation, by WSI Inc.
(20) Consists of 212,274 shares of class A common stock and 23,587 shares of class B common stock held of record by DLJ Capital Corporation, 1,338,066 shares of class A common stock and 148,668 shares of class B common stock held of record by Sprout Capital VI, L.P., 2,546,246 shares of class A common stock and 282,917 shares of class B common stock held of record by Sprout Capital VII, L.P., 29,005 shares of class A common stock and 3,223 shares of class B common stock held of record by Sprout CEO Fund, L.P. and one share of class A common stock and one share of class B common stock held jointly by DLJ Capital Corporation, Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P.

(21) Consists of 2,813,196 shares of class A common stock and 312,583 shares of class B common stock held of record by Investor Investments AB and 82,454 shares of class A common stock and 9,164 shares of class B common stock issuable upon exercise of options held of record by Investor Investments AB that will be exercisable within 60 days of October 1, 1999.
(22) Consists of 2,195,123 shares of class A common stock and 243,904 shares of class B common stock held of record by Vulcan Ventures Incorporated.
(23) Consists of 1,457,479 shares of class A common stock held of record by Richmont Leeds Education Company L.L.C., 170,432 shares of class A common stock held of record by Leeds II L. P., 304,943 shares of class A common stock held of record by Leeds III L.P., 720 shares of class A common stock and 82 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999 and 13,929 shares of class A common stock and 1,550 shares of class B common stock issuable upon exercise of options held of record by Richmont Leeds Education Company L.L.C. that will be exercisable within 60 days of October 1, 1999.
(24) Consists of 2,312,427 shares of class A common stock and 256,939 shares of class B common stock held of record by J.P. Morgan Investment Corporation, 161,478 shares of class A common stock and 17,944 shares of class B common stock held of record by Sixty Wall Street SBIC Fund, L.P., 78,504 shares of class A common stock and 8,725 shares of class B common stock issuable upon exercise of options held of record by J.P. Morgan Investment Corporation that will be exercisable within 60 days of October 1, 1999 and 3,952 shares of class A common stock and 441 shares of class B common stock issuable upon exercise of options held of record by Sixty Wall Street SBIC Fund, L.P. that will be exercisable within 60 days of October 1, 1999. Does not include 580,398 shares of class A common stock and 273,979 shares of class B common stock pledged to Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Investment Corporation, by WSI Inc.
(25) Consists of 2,551 shares of class A common stock and 284 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of October 1, 1999.
(26) Includes an aggregate of 280,083 shares of class A common stock and 31,121 shares of class B common stock issuable upon exercise of options and warrants exercisable within 60 days of October 1, 1999. Also includes other shares described in footnotes 8 through 25 above.

                          DESCRIPTION OF CAPITAL STOCK

     On the closing of this offering, our authorized capital stock will consist of 150,000,000 shares of class A common stock, $.01 par value per share, 5,000,000 shares of class B common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. The following is a summary of the material features of our capital stock. For more detail, please see our amended and restated certificate of incorporation and amended and restated by-laws to be effective upon the closing of this offering, filed as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK


     As of October 1, 1999, assuming the conversion of all outstanding shares of our existing common stock and preferred stock into class A common stock and class B common stock and giving effect to the expected exercise of stock options prior to the completion of this offering, there would have been 31,893,519 shares of class A common stock and 3,543,800 shares of class B common stock outstanding held of record by 81 stockholders. Based upon the number of shares outstanding as of that date, and giving effect to the issuance of the shares of class A common stock offered by Edison in this offering, there will be 38,693,519 shares of class A common stock and 3,543,800 shares of class B common stock outstanding upon the closing of this offering.


     Our common stock is divided into two classes, class A common stock and class B common stock. Holders of class A common stock and class B common stock have identical rights, except that the holders of class A common stock are entitled to one vote per share held of record and holders of class B common stock are entitled to ten votes per share held of record on all matters submitted to a vote of the stockholders, other than the election of directors. In addition, beginning with the first annual meeting of stockholders occurring after the completion of this offering, the holders of class B common stock will have the right, as a separate class, to elect four of the 11 members of our board of directors and holders of class A common stock will have the right, as a separate class, to elect the remaining seven directors. Holders of both class A common stock and class B common stock have cumulative voting rights in the election of their respective directors. Holders of class A common stock and holders of class B common stock vote together as a single class on all other matters presented to the stockholders for their vote or approval, except as may otherwise be required by Delaware law.

     Cumulative voting means that a stockholder may, in the election of directors, cast a total number of votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder. The stockholder may cumulate these votes and cast them all for one candidate or may allocate them among candidates as the stockholder sees fit. For example, a stockholder holding 100 shares of class A common stock will be entitled at the annual election of the class A directors to cast 700 votes. This stockholder could cast these votes in any combination, including all 700 votes for one nominee or 100 votes for seven nominees. Cumulative voting is intended to provide holders of smaller blocks of stock with more meaningful influence in the election of directors than they would have without cumulative voting.

     Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock. Each share of class B common stock will convert automatically into one share of class A common stock upon transfer, with limited exceptions for transfers to related parties, estate-planning transfers, certain permitted pledges and transfers to Mr. Whittle, our President, Chief Executive Officer and a director, or entities affiliated with Mr. Whittle. In addition, all of a stockholder's shares of class B common stock will convert automatically into shares of class A common stock on a one-for-one basis if the stockholder and its affiliates transfer securities representing more than 50% of their aggregate holdings of Edison's securities as of the date of this prospectus, excluding shares of any class of our stock purchasable upon the exercise of options, to a person or entity that is not a related party on the date of the transfer. In addition, all remaining outstanding shares of class B common stock will automatically convert into shares of class A common stock on a one-for-one basis upon the earlier to occur of (1) the 12th anniversary of the date of this prospectus and (2) the date upon which fewer than 90,025 shares of class B common stock in the aggregate are outstanding.

     Once converted to class A common stock, the class B common stock will be cancelled and not reissued. None of either the class A common stock or the class B common stock may be subdivided or combined unless the shares of the other class are subdivided or combined in the same proportion. The class B common stock is not being registered as part of this offering and currently we have no plans to do so in the future.

     Holders of both class A common stock and class B common stock are entitled to receive ratably dividends, if any, as our board of directors may declare out of legally available funds, subject to preferences that may be applicable to any then-outstanding preferred stock. We may not make any dividend or distribution to any holder of either class of common stock unless simultaneously with such dividend or distribution we make the same dividend or distribution with respect to each outstanding share of the other class of common stock. In the case of a dividend or other distribution payable in shares of a class of common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of class A common stock may be distributed with respect to class A common stock and only shares of class B common stock may be distributed with respect to class B common stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of the common stock, is payable in shares of a class of common stock, the number of shares of each class of common stock payable per shares of such class of common stock shall be equal in number. In the event of a liquidation, dissolution, or winding up of Edison, holders of class A common stock and holders of class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after payment of all of our liabilities and the liquidation preferences of any preferred stock then outstanding. Holders of class A common stock and holders of class B common stock have no preemptive rights, subscription rights or conversion rights, except as described above. There are no redemption or sinking fund provisions applicable to the class A common stock or the class B common stock. All outstanding shares of class A and class B common stock are, and the shares of class A common stock sold in this offering when issued and paid for will be, fully paid and non-assessable.

     In the event of a merger or consolidation of Edison with or into another entity (whether or not Edison is the surviving entity), the holders of class A common stock shall be entitled to receive the same per-share consideration as the per-share consideration, if any, received by any holder of the class B common stock in such merger or consolidation.

     No additional shares of class B common stock may be issued except (a) upon the exercise of stock options or warrants existing upon the closing of this offering or (b) in connection with a stock split or stock dividend on the class B common stock in which the class A common stock is similarly split or receives a similar dividend.

     The rights, preferences and privileges of holders of class A common stock and holders of class B common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, no shares of preferred stock will be outstanding.

     At present, there is no established trading market for the class A common stock. We have applied to list the shares of class A common stock on The Nasdaq Stock Market's National Market under the symbol "EDSN."

PREFERRED STOCK

     On the closing of this offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the Board of Directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

     Our stockholders have granted the Board of Directors authority to issue the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us, or discourage a third party from attempting to acquire us.

WARRANTS

     In March 1995, we issued an option to Dillon, Read & Co. Inc. which currently represents the right to purchase up to 90,000 shares of class A common stock and 10,000 shares of class B common stock at an exercise price of $0.50 per share. This option expires on July 2, 2002.

     In July 1995, January 1996 and February 1997, we issued warrants to an equipment leasing firm which currently represent the right to purchase up to 258,810 shares of class A common stock and 28,757 shares of class B common stock at a weighted average exercise price of $2.49 per share. Each of these warrants expires on the fifth anniversary of this offering.

     In December 1997, August 1998 and December 1998, we issued options which currently represent the right to purchase 121,775 shares of class A common stock and 13,531 shares of class B common stock. Of these options, options to purchase 109,598 shares of class A common stock and 12,178 shares of class B common stock are currently exercisable, and options to purchase the remaining 12,177 shares of class A common stock and 1,353 shares of class B common stock become exercisable on June 30, 2000.

     In December 1997, August 1998 and December 1998, we issued options which currently represent the right to purchase 121,775 shares of class A common stock and 13,531 shares of class B common stock at an exercise price of $20.00 per share. All of these options will become exercisable upon completion of this offering.

     In December 1997, August 1998 and December 1998, we issued options which currently represent the right to purchase 182,663 shares of class A common stock and 20,296 shares of class B common stock. All of these options will become exercisable after our class A common stock has been publicly traded with closing prices above $32.00 per share for 90 consecutive days.

     In June 1997 and January 1998, we issued warrants to an equipment leasing firm which currently represent the right to purchase up to 33,807 shares of class A common stock and 3,757 shares of class B common stock at a weighted average exercise price of $5.32 per share. Each of these warrants expires on the tenth anniversary of the final loan that may be made to us under our agreement with this firm.

     In June 1997, we issued a warrant to an equipment leasing firm which currently represents the right to purchase up to 20,250 shares of class A common stock and 2,250 shares of class B common stock at an exercise price of $4.00 per share. This warrant expires on the fifth anniversary of this offering.

     In August 1997 and October 1997, we issued warrants to an equipment leasing firm which currently represents the right to purchase up to 147,150 shares of class A common stock and 16,350 shares of class B common stock at a weighted average exercise price of $4.46 per share. Each of these warrants expires seven years after the date of issuance.

     In July 1998 and October 1999, we issued warrants to an equipment leasing firm which currently represents the right to purchase up to 58,500 shares of class A common stock and 6,500 shares of class B common stock at a weighted average exercise price of $4.50 per share. Each of these warrants expires five years after the issuance date.

     In November 1997, we issued a warrant to an equipment leasing firm which currently represents the right to purchase up to 58,277 shares of class A common stock and 6,476 shares of class B common stock at an exercise price of $5.00 per share. The warrant expires on November 25, 2007.

     In June 1998, we issued a warrant to the D2F2 Foundation which currently represents the right to purchase up to 1,698,750 shares of class A common stock and 188,750 shares of class B common stock at an exercise price of $7.96 per share. This warrant expires on June 1, 2005.

DELAWARE LAW AND ANTI-TAKEOVER PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, consolidations, asset sales and other transactions involving Edison and an interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The certificate of incorporation provides that a director may be removed only for cause by the affirmative vote of the holders of 80% of the shares of the class of common stock that elected that director. Any vacancy on the board of directors may only be filled by a vote of a majority of the directors then in office. The limitation on removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Edison.

     The certificate of incorporation also provides that, after this offering, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Special meetings of the stockholders may only be called by the Chairman of the Board, the President or the board of directors. In order for any matter to be considered properly brought before an annual meeting of stockholders, a stockholder must comply with advance notice and information disclosure requirements specified in the certificate of incorporation. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for the class A common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called annual stockholders' meeting, and not by written consent.

     Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of holders of at least 80% of the class A common stock and 80% of the class B common stock entitled to vote to amend or repeal any of the provisions described in the prior three paragraphs.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 38,693,519 shares of class A common stock and 3,543,800 shares of class B common stock outstanding (assuming no exercise of outstanding options, after the expected exercise of stock options prior to the completion of this offering). Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock. Each share of class B common stock shall convert automatically into one share of class A common stock upon their transfer, with limited exceptions for related party and estate planning transfers. Of these shares, the 6,800,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

DAYS AFTER DATE OF                             APPROXIMATE SHARES
THIS PROSPECTUS                             ELIGIBLE FOR FUTURE SALE                 COMMENT
------------------                          ------------------------                 -------
On effectiveness..........................            100,000           Shares salable under Rule 144(k)
                                                                        and not locked up
90 days...................................            250,000           Shares salable under Rule 144 or
                                                                        701 and not locked up
180 days..................................         30,216,548           Lockup released; shares salable
                                                                        under Rule 144, 144(k) or 701
Thereafter................................          7,881,014           Restricted securities held for
                                                                        one year or more at time of sale

     In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of class A common stock (approximately 386,935 shares immediately after this offering) or the average weekly trading volume in the class A common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

     Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be resold beginning 90 days after the date of this prospectus (1) by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

STOCK OPTIONS

     As of October 1, 1999, approximately 1,867,419 shares of class A common stock and 207,554 shares of class B common stock were issuable pursuant to vested options, of which an aggregate of approximately 250,000 shares of class A common stock and class B common stock are not subject to lock-up agreements with the underwriters.

     We intend to file a registration statement on Form S-8 under the Securities Act following the date of this prospectus, to register up to 10,743,487 shares of common stock. This registration statement is expected to become effective upon filing.


WARRANTS

     As of October 18, 1999, warrants to purchase approximately 3,262,642 shares of class A common stock and 362,519 shares of class B common stock were exercisable, of which 2,798,182 shares of class A common stock and 310,912 shares of Class B common stock are subject to lock-up agreements with the underwriters.

LOCK-UP AGREEMENTS

     Subject to the exceptions described below, we and our executive officers, directors, stockholders, warrantholders and option holders, except for the holders of options to purchase up to 250,000 shares of common stock, stockholders holding 100,000 shares of common stock and warrantholders holding warrants to purchase 516,067 shares of common stock, have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, none of us will, during the period ending 180 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for class A common stock (regardless of whether such shares or any such securities are then owned by such person or are thereafter acquired), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the class A common stock, regardless of whether any such transactions described in clauses (1) or (2) of this paragraph are to be settled by delivery of such common stock or such other securities, in cash or otherwise. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed that our Board of Directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of class A common stock without the prior written consent of Merrill Lynch. See "Underwriting."

     With respect to the officers, directors, shareholders, warrantholders and holders of options to purchase shares of the common stock, the exceptions to the lock-up agreements described above are for:

     - transfers made by gift, will or intestacy, if the donee thereof agrees in writing to be bound by the terms of the lock-up;

     - transfers to the transferor's affiliates, as such term is defined in Rule 405 under the Securities Act, if each transferee agrees in writing to be bound by the terms of the lock-up;

     - transfers made with prior written consent of Merrill Lynch; and

     - in the event the stockholder is an individual, transfers to his or her immediate family or to a trust the beneficiaries of which are exclusively the stockholder or a member or members of his or her immediate family, if the transferee agrees in writing to be bound by the terms of the lock-up.

With respect to Edison, the exceptions to the lock-up agreements described above are for:

     - shares of class A or class B common stock issued by Edison upon the exercise of outstanding options or warrants or the conversion of outstanding securities referred to in this prospectus,

     - shares of class A or class B common stock issued or options to purchase class A or class B common stock granted under existing employee benefit plans of Edison referred to in this prospectus; or

     - conversions of class B common stock into class A common stock.

REGISTRATION RIGHTS

     Pursuant to a shareholders agreement entered into among us and the holders of our outstanding common stock and preferred stock, stockholders holding an aggregate of 28,727,186 shares of class A and class B common stock, including shares of common stock issuable upon the exercise of outstanding warrants, following completion of this offering will be entitled to certain rights with respect to the registration of such shares (or, in the case of shares of class B common stock, the shares of class A common stock into which such shares may be converted) under the Securities Act. At any time following this offering and the expiration of lock-up agreements between the underwriters and the stockholders described above, these investors may request that we file a registration statement that covers the sale of the shares of class A common stock held by the investors, if:

     - the number of shares sought to be registered is at least 1,735,616, or

     - the proposed aggregate offering price would be at least $10 million.

These investors may request that we register our class A common stock for resale on an unlimited number of occasions. In addition, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the investors described above and other additional investors holding 9,929,036 shares of our class A or class B common stock, including shares of common stock issuable upon the exercise of outstanding warrants, are entitled to notice of the registration and to include shares of class A common stock in the registration at our expense. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters to limit the number of shares included in the registration. For more information on the lock-up agreements discussed above, see "-- Lock-up Agreements."

         UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our class A common stock by non-U.S. holders. As used herein, "non-U.S. holder" means any person or entity that holds our class A common stock, other than:

     - an individual citizen or resident of the United States;

     - a corporation created or organized in or under the laws of the United States, or of any state of the United States or the District of Columbia; or

     - a partnership, trust or estate treated, for United States federal income tax purposes, as a domestic partnership, trust or estate.

     This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, existing, temporary and proposed United States Treasury regulations promulgated thereunder and administrative and judicial interpretations of each, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     This summary is for general information only. The tax treatment of a particular non-U.S. holder may vary depending on the holder's particular situation. In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular non-U.S. holder.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL INCOME TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

INCOME TAX

  DIVIDENDS

     Generally, dividends paid on our class A common stock to a non-U.S. holder will be subject to U.S. federal income tax. Except for dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business within the United States, this tax is imposed and collected by withholding at the rate of 30% of the amount of the dividend, unless reduced by an applicable income tax treaty. Currently, dividends paid to an address in a country other than the United States are presumed to be paid to a resident of that country in determining whether a non-U.S. holder can benefit from a reduced withholding tax rate pursuant to a tax treaty.

     However, under United States Treasury regulations applicable to dividend and other payments made after December 31, 2000, a non-U.S. holder who is the beneficial owner (within the meaning of the regulations) of dividends paid on our common stock and who wishes to claim the benefit of an applicable treaty is generally required to satisfy certification and documentation requirements, including (in certain cases) the need to make recertifications for periods after December 31, 2000. Special rules apply to claims for treaty benefits made by non-U.S. persons that are entities rather than individuals and to beneficial owners (within the meaning of the regulations) of dividends paid to entities in which the beneficial owners are interest holders.

     A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

     Except as may be otherwise provided in an applicable income tax treaty, dividends paid on our class A common stock to a non-U.S. holder that are effectively connected with the holder's conduct of a trade or business within the United States are subject to tax at ordinary U.S. federal income tax rates. This tax is not collected by withholding (except as described below under "-- Backup Withholding and Information Reporting"). All or part of any effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional branch profits tax which will be imposed at a 30% rate or, possibly, a reduced rate under an applicable income tax treaty. A non-U.S. holder who wishes to claim an exemption from withholding for effectively connected dividends is generally required to satisfy certain certification and documentation requirements.

  DISPOSITION OF OUR CLASS A COMMON STOCK

     Generally, non-U.S. holders will not be subject to U.S. federal income tax (or withholding thereof) in respect of gain recognized on a disposition of our class A common stock unless:

      (i) the gain is effectively connected with the holder's conduct of a trade or business within the United States (in which case the branch profits tax described above may also apply if the holder is a non-U.S. corporation);

      (ii) in the case of a holder who is a non-resident alien individual and holds our class A common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale and other conditions are met;

     (iii) we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (which we do not believe we are or have been and do not expect to become in the future) and certain other conditions are met; or

     (iv) the holder is subject to tax pursuant to United States federal income tax provisions applicable to certain United States expatriates.

  ESTATE TAX

     If an individual non-U.S. holder owns, or is treated as owning, our class A common stock at the time of his or her death, such stock would be includable in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax imposed on the estates of nonresident aliens, in the absence of a contrary provision contained in an applicable tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  DIVIDENDS

     Under current law, dividends paid on our class A common stock to a non-U.S. holder at an address outside the United States are generally exempt from backup withholding tax and U.S. information reporting requirements (but not from regular withholding tax as discussed above). Under the Treasury regulations that are applicable to dividends paid after December 31, 2000, a non-U.S. person must generally provide proper documentation indicating the person's non-U.S. status to a withholding agent in order to avoid backup withholding tax.

  BROKER SALES

     Payments of proceeds from the sale of our class A common stock by a non-U.S. holder made to or through a U.S. office of a broker are generally subject to both information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption. Payments of proceeds from the sale of our class A common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through certain non-U.S. offices, including the non-U.S. offices of a U.S. broker, are generally subject to information reporting (but not backup withholding) unless the holder certifies its non-U.S. status under penalties or perjury or otherwise establishes entitlement to an exemption.

     A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the I.R.S.

                                  UNDERWRITING

GENERAL

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement among Edison and the U.S. underwriters, and concurrently with the sale of 1,360,000 shares of class A common stock to the international managers, Edison has agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from Edison the number of shares of class A common stock set forth opposite its name below.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Banc of America Securities LLC..............................
Credit Suisse First Boston Corporation......................
Donaldson, Lufkin & Jenrette Securities Corporation.........
J.P. Morgan Securities Inc..................................
                                                              ---------
             Total..........................................  5,440,000
                                                              =========

     Edison has also entered into an international purchase agreement with certain underwriters outside the United States and Canada for whom Merrill Lynch International, Bank of America International Limited, Credit Suisse First Boston (Europe) Limited, Donaldson, Lufkin & Jenrette International and J.P. Morgan Securities Ltd. are acting as lead managers. Subject to the terms and conditions set forth in the international purchase agreement, and concurrently with the sale of 5,440,000 shares of class A common stock to the U.S. underwriters pursuant to the U.S. purchase agreement, Edison has agreed to sell to the international managers, and the international managers severally have agreed to purchase from Edison, an aggregate of 1,360,000 shares of class A common stock. The initial public offering price per share and the total underwriting discount per share of class A common stock are identical under the U.S. purchase agreement and the international purchase agreement.

     In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of class A common stock being sold pursuant to each such agreement if any of the shares of class A common stock being sold pursuant to such agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in specified circumstances, the purchase commitments of non-defaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of class A common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

     The representatives have advised Edison that the U.S. underwriters propose initially to offer the shares of class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus and
to certain dealers at such price less a concession not in excess of $     per
share of class A common stock. The U.S. underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of class A common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

OVER-ALLOTMENT OPTION

     Edison has granted options to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 816,000 additional shares of class A common stock at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the class A common stock offered in this prospectus. To the extent that the U.S. underwriters exercise these options, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of class A common stock proportionate to that U.S. underwriter's initial amount reflected in the above table. Edison has granted options to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 204,000 additional shares of class A common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

COMMISSIONS AND DISCOUNTS

     The following table shows the per share and total underwriting discount to be paid by Edison to the underwriters and the proceeds before expenses to Edison. The underwriting discount was determined based on negotiations between the representatives of the underwriters and Edison. In addition, the table includes certain other items considered by the NASD to be underwriting compensation for purposes of the NASD's Rules of Fair Practice. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.


                                                         PER SHARE    WITHOUT OPTION    WITH OPTION
                                                         ---------    --------------    -----------
Public offering price..................................      $              $                $
Underwriting discount..................................      $              $                $
Other items............................................      $              $                $
Proceeds, before expenses, to Edison...................      $              $                $


     Affiliates of J.P. Morgan own 472,432 shares of Edison's series F preferred stock which were purchased in June and July 1999. Each of these shares of Series F preferred stock will automatically convert into .45 shares of class A common stock and .05 shares of class B common stock at the time of this offering. The compensation included in the chart above in the line titled "other items" was computed based on the difference between the $ offering price and $12.30, the price paid for the shares of series F preferred stock held by J.P. Morgan's affiliates. See "Related Party Transactions" and "Principal Stockholders."

     The expenses of the offering, exclusive of the underwriting discount, are estimated at $2.6 million and are payable by Edison, as set forth in the following table:

SEC registration fee........................................  $  50,040
NASD filing fee.............................................     18,500
Nasdaq National Market listing fee..........................    145,000
Printing and engraving expenses.............................    400,000
Legal fees and expenses.....................................    600,000
Accounting fees and expenses................................    400,000
Blue Sky fees and expenses (including legal fees)...........     20,000
Transfer agent and registrar fees and expenses..............     10,000
Directors and officers insurance............................    700,000
Miscellaneous...............................................    256,460
                                                              ---------
          Total.............................................  $2,600,000
                                                              =========

     The shares of class A common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters, including the validity of the shares of class A common stock, and other customary conditions, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

RESERVED SHARES

     At Edison's request, the underwriters have reserved for sale, at the initial public offering price, up to 680,000 of the shares offered hereby for employees, directors and other persons with relationships with Edison who have expressed an interest in purchasing shares of class A common stock in the offering. The number of shares of class A common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

NO SALES OF CLASS A COMMON STOCK OR SIMILAR SECURITIES

     Edison and Edison's executive officers and directors, as well as any of the executive officers' and directors' immediate family members who purchase reserved shares, stockholders, except for the holder of 100,000 shares of common stock, optionholders, except for the holders of options to purchase up to 250,000 shares of common stock, and warrantholders holding warrants to purchase 516,067 shares of common stock have agreed, subject to the exceptions described under "Shares Eligible for Future Sale -- Lock-up Agreements", not to directly or indirectly

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option -- other than options granted by Edison pursuant its stock options plans -- right or warrant for the sale of or otherwise dispose of or transfer any shares of class A common stock or securities convertible into exchangeable or exercisable for class A common stock, including class B common stock, whether now owned or thereafter acquired by them or with respect to which they thereafter acquire the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing; or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of the class A common stock whether any such swap or transaction is to be settled by delivery of class A common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale -- Lock-up Agreements."

NASDAQ NATIONAL MARKET LISTING

     Application has been made to list the class A common stock on the Nasdaq National Market under the trading symbol "EDSN."

     Prior to the offering, there has been no public market for Edison's class A common stock. The initial public offering price will be determined through negotiations between Edison and the representatives and the lead managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are:

     - price-earnings ratio of publicly traded companies that the representatives and the lead managers believe to be comparable to Edison;

     - certain financial information of Edison;

     - the history of, and the prospects for, Edison and the industry in which it competes; and

     - an assessment of (1) Edison's management, (2) its past and present operations, (3) the prospects for, and timing of, future revenue of Edison, (4) the present state of Edison's developments and

       (5) the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to Edison.

     There can be no assurance that an active trading market will develop for the class A common stock or that the class A common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     The underwriters do not expect sales of the class A common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered hereby. The underwriters will not confirm sales of the class A common stock to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Pursuant to the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of class A common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of class A common stock will not offer to sell or sell shares of class A common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers any dealer to whom they sell shares of class A common stock will not offer to sell or sell shares of class A common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the intersyndicate agreement.

     Edison has agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make for those liabilities.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the class A common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the class A common stock. As an exception to these rules, the representatives are permitted to engage in certain transactions that stabilize the price of the class A common stock. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the class A common stock.

     The underwriters may create a short position in the class A common stock in connection with the offering. This means that if they sell more shares of class A common stock than are set forth on the cover page of this prospectus. In that case, the representatives and lead managers, respectively, may reduce that short position by purchasing class A common stock in the open market. The representatives and lead managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

PENALTY BIDS

     The Depository Trust Company Tracking System tracks shares sold from accounts established on each underwriter's and selling group member's behalf for this offering. When the representatives or lead managers, respectively, repurchase shares of the class A common stock in the open market to reduce the underwriters' short position or to stabilize the price of the class A common stock, Merrill Lynch may, in its sole discretion, impose a penalty bid on the underwriters and selling group members who initially sold these "flipped" shares. This means that Merrill Lynch may reclaim part or all of the amount of the selling concession from the underwriters and selling group members who sold these flipped shares. Should Merrill Lynch decide to assess a penalty bid on any of the underwriters or selling group members for flipping shares, the reclaimed selling concessions are to be used only to reduce any loss incurred in making open market repurchases of the class A common stock. Merrill Lynch would not reclaim selling concessions if no shares were repurchased in the open market, and selling concessions may be reclaimed only to the extent that losses are incurred in making open market purchases.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the class A common stock to the extent that it discourages resales of the class A common stock.

     Neither Edison nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the class A common stock. In addition, neither Edison nor any of the underwriters makes any representation that the representatives or lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

QUALIFIED INDEPENDENT UNDERWRITER

     Sprout Capital VI, L.P., Sprout Capital VII, L.P., The Sprout CEO Fund, L.P. and DLJ Capital Corporation (collectively, the "Sprout Entities") are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, one of the underwriters. As described under "Principal Stockholders," the Sprout Entities beneficially own an aggregate of 4,125,532 shares of the outstanding class A common stock and 458,396 shares of the outstanding class B common stock, which represent more than 10% of the outstanding class A and class B common stock. Of these shares, 2,190,857 shares of Class A common stock and 281,206 shares of class B common stock are subject to a voting trust agreement and are held and voted by an independent third party as voting trustee. For additional information concerning the Sprout Entities' ownership of Edison's capital stock, see "Related Party Transactions."

     Because the Sprout Entities affiliated with Donaldson, Lufkin & Jenrette Securities Corporation beneficially own more than 10% of the outstanding class A and class B common stock, the offering will be conducted in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc., which requires that the public offering price of an equity security be no higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of the Registration Statement and performed its usual standard of due diligence with respect thereto. Merrill Lynch has agreed to act as Qualified Independent Underwriter with respect to the U.S. offering and the international offering, and the public offering price of the class A common stock will be no higher than that recommended by Merrill Lynch. Edison has agreed to indemnify Merrill Lynch in its capacity as Qualified Independent Underwriter against certain liabilities including certain liabilities under the Securities Act.

     Two representatives of the Sprout Entities serve on Edison's board of directors. See "Management."

OTHER RELATIONSHIPS

     Merrill Lynch, Banc of America Securities LLC and J.P. Morgan Securities Inc. have acted as placement agents, in connection with private placements of Edison's capital stock. Affiliates of J.P. Morgan are stockholders of Edison and two representatives of these affiliates serve on Edison's board of directors. See "Management," "Principal Stockholders" and "Related Party Transactions".

                                 LEGAL MATTERS

     The validity of the shares of class A common stock we are offering will be passed upon for us by Hale and Dorr LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Debevoise & Plimpton, New York, New York.

                                    EXPERTS

     Our financial statements as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the class A common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the class A common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can obtain information on the operation of the public reference facilities maintained by the Commission by calling 1-800-SEC-0330. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets as of June 30, 1998 and 1999.................  F-3
Statements of Operations for the years ended June 30, 1997,
  1998 and 1999.............................................  F-4
Statements of Changes in Stockholders' Equity for the years
  ended June 30, 1997, 1998 and 1999........................  F-5
Statements of Cash Flows for the years ended June 30, 1997,
  1998 and 1999.............................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Edison Schools Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Edison Schools Inc. (the "Company") at June 30, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2 to the financial statements, the Company, in accordance with Accounting Principles Board Opinion No. 20 "Accounting Changes," has retroactively expensed all start up costs that had been previously deferred.

                                          PRICEWATERHOUSECOOPERS LLP

New York, New York

August 13, 1999, except for footnote
No. 15(a)


which is dated October 5, 1999 and
15(b) which is dated October 15, 1999

                              EDISON SCHOOLS INC.

                                 BALANCE SHEETS

                                                                          JUNE 30,
                                                                -----------------------------
                                                                    1998            1999
                                                                ------------    -------------
ASSETS:
Current assets:
  Cash and cash equivalents.................................    $  7,491,644    $  27,922,576
  Accounts receivable.......................................       9,027,283       12,034,962
  Notes and other receivables...............................         712,325        9,711,772
  Other current assets......................................         816,164        1,439,920
                                                                ------------    -------------
          Total current assets..............................      18,047,416       51,109,230
Property and equipment, net.................................      31,642,444       42,871,238
Restricted cash.............................................       3,972,000        2,431,416
Notes and other receivables, less current portion...........         838,520        3,893,084
Stockholder notes receivable................................       2,359,456        2,478,056
Other assets................................................       1,434,487        4,086,887
                                                                ------------    -------------
          Total assets......................................    $ 58,294,323    $ 106,869,911
                                                                ============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of long term debt.........................    $  4,601,683    $   6,660,789
  Accounts payable..........................................       3,845,958       12,014,443
  Accrued expenses..........................................       6,914,934        9,799,721
                                                                ------------    -------------
          Total current liabilities.........................      15,362,575       28,474,953
Long term debt, less current portion........................       6,877,425        8,263,824
Stockholders' notes payable.................................       5,672,155        6,610,594
Other liabilities...........................................       1,191,864          478,128
                                                                ------------    -------------
          Total liabilities.................................      29,104,019       43,827,499
                                                                ------------    -------------
Commitments and contingencies (Note 13)
Stockholders' equity:
  Preferred stock:
     Series A-G, par value $.01; 70,105,972 and 77,931,054
       shares authorized in 1998 and 1999, respectively;
       43,448,289 and 56,422,341 shares issued and
       outstanding in 1998 and 1999, respectively (aggregate
       liquidation preference of $85,219,974, and
       $146,990,753 in 1998 and 1999, respectively).........         712,177        1,868,380
  Common stock:
     Series A-H and non-voting common, par value $.01;
       99,468,096 and 107,293,178 shares authorized in 1998
       and 1999, respectively; 6,214,711 shares issued and
       outstanding in 1998 and 1999.........................          62,147           62,147
  Additional paid-in capital................................      58,786,885      145,877,150
  Unearned stock-based compensation.........................        (874,987)      (5,836,556)
  Accumulated deficit.......................................     (29,495,918)     (78,928,709)
                                                                ------------    -------------
          Total stockholders' equity........................      29,190,304       63,042,412
                                                                ------------    -------------
          Total liabilities and stockholders' equity........    $ 58,294,323    $ 106,869,911
                                                                ============    =============

   The accompanying notes are an integral part of these financial statements.

                              EDISON SCHOOLS INC.

                            STATEMENTS OF OPERATIONS


                                                                            YEAR ENDED JUNE 30,
                                                                --------------------------------------------
                                                                    1997            1998            1999
                                                                ------------    ------------    ------------
Revenue from educational services...........................    $ 38,559,233    $ 69,406,841    $132,762,491
                                                                ------------    ------------    ------------
Education and operating expenses:
  Direct site expenses......................................      32,149,738      59,576,224     114,096,875
  Administration, curriculum and development................      12,755,088      18,257,818      49,984,180
  Depreciation and amortization.............................       3,552,440       7,231,628      12,525,904
  Preopening expenses.......................................       1,486,740       2,485,813       5,457,113
  Design team compensation..................................              --       2,723,902              --
                                                                ------------    ------------    ------------
        Total education and operating expenses..............      49,944,006      90,275,385     182,064,072
                                                                ------------    ------------    ------------
        Loss from operations................................     (11,384,773)    (20,868,544)    (49,301,581)
Other income (expense):
  Interest income...........................................         490,599         842,010       3,481,682
  Interest expense..........................................        (527,421)     (1,761,821)     (3,244,782)
  Loss on disposal of property and equipment................              --        (126,500)       (368,110)
                                                                ------------    ------------    ------------
        Total other.........................................         (36,822)     (1,046,311)       (131,210)
                                                                ------------    ------------    ------------
Net loss....................................................    $(11,421,595)   $(21,914,855)   $(49,432,791)
                                                                ============    ============    ============
Net loss attributable to common stockholders:
  Net loss..................................................    $(11,421,595)   $(21,914,855)   $(49,432,791)
  Dividends declared on preferred stock.....................              --      (4,290,200)             --
  Preferred stock accretion.................................              --        (277,694)     (1,026,462)
                                                                ------------    ------------    ------------
        Net loss attributable to common stockholders........    $(11,421,595)   $(26,482,749)   $(50,459,253)
                                                                ============    ============    ============
Per common share data:
  Basic and diluted net loss per share......................    $       1.84    $      (4.26)   $      (8.12)
                                                                ============    ============    ============
  Weighted average shares of common stock outstanding used
    in computing basic and diluted net loss per share.......       6,214,709       6,214,711       6,214,711
                                                                ============    ============    ============
Pro forma per share data:
  Pro forma basic and diluted net loss per share............                                    $      (1.42)
                                                                                                ============
  Pro forma weighted average shares outstanding used in
    computing basic and diluted net loss per share..........                                      34,712,146
                                                                                                ============


   The accompanying notes are an integral part of these financial statements

                              EDISON SCHOOLS INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 1997, 1998 AND 1999

                                                                                         PREFERRED STOCK
                                                                     -------------------------------------------------------
                                                                           SERIES A               SERIES B         SERIES C
                                                       PARTNERS'     ---------------------   -------------------   ---------
                                                     CONTRIBUTIONS     SHARES      AMOUNT     SHARES     AMOUNT     SHARES
                                                     -------------   ----------   --------   ---------   -------   ---------
Balances, June 30, 1996............................  $ 71,877,070
Partner contributions -- Edison Project LP.........     1,224,965
Net loss for the period from July 1, 1996 through
 November 18, 1996.................................
Effect of reorganization...........................   (73,102,035)   21,149,993   $211,500
Issuance of Series A, B and C preferred stock,
 net...............................................                   9,144,442     91,445   1,010,101   $10,101   5,201,135
Deferred compensation related to stock options.....
Stock-based compensation...........................
Net loss for the period from November 19, 1996
 through June 30, 1997.............................
                                                     ------------    ----------   --------   ---------   -------   ---------
Balances, June 30, 1997............................             0    30,294,435    302,945   1,010,101   10,101    5,201,135
Issuance of Series D preferred stock, net..........
Issuance of stock warrants.........................
Issuance of Series C preferred stock as purchase
 price adjustment..................................                                                                1,057,473
Deferred compensation related to stock options.....
Stock-based compensation...........................
Dividends declared.................................
Accretion of Series D preferred PIK dividend.......
Net loss for the year ended June 30, 1998..........
                                                     ------------    ----------   --------   ---------   -------   ---------
Balances, June 30, 1998............................             0    30,294,435    302,945   1,010,101   10,101    6,258,608
Issuance of Series D preferred stock, net..........
Issuance of Series F preferred stock, net..........
Issuance of Series G preferred stock, net..........
Deferred compensation related to stock options.....
Stock-based compensation...........................
Accretion of Series D preferred PIK dividend.......
Net loss for the year ended June 30, 1999..........
                                                     ------------    ----------   --------   ---------   -------   ---------
Balances, June 30, 1999............................  $          0    30,294,435   $302,945   1,010,101   $10,101   6,258,608
                                                     ============    ==========   ========   =========   =======   =========

                                                                          PREFERRED STOCK
                                                      --------------------------------------------------------
                                                      SERIES C          SERIES D                SERIES E
                                                      --------   -----------------------   -------------------
                                                       AMOUNT      SHARES       AMOUNT      SHARES     AMOUNT
                                                       -------   ----------   ----------   ---------   -------
Balances, June 30, 1996............................
Partner contributions -- Edison Project LP.........
Net loss for the period from July 1, 1996 through
 November 18, 1996.................................
Effect of reorganization...........................
Issuance of Series A, B and C preferred stock,
 net...............................................    $52,011
Deferred compensation related to stock options.....
Stock-based compensation...........................
Net loss for the period from November 19, 1996
 through June 30, 1997.............................
                                                       -------   ----------   ----------   ---------   -------
Balances, June 30, 1997............................    52,011
Issuance of Series D preferred stock, net..........               5,885,145   $   58,851
Issuance of stock warrants.........................
Issuance of Series C preferred stock as purchase
 price adjustment..................................    10,575
Deferred compensation related to stock options.....
Stock-based compensation...........................
Dividends declared.................................
Accretion of Series D preferred PIK dividend.......                              277,694
Net loss for the year ended June 30, 1998..........
                                                       -------   ----------   ----------   ---------   -------
Balances, June 30, 1998............................    62,586     5,885,145      336,545
Issuance of Series D preferred stock, net..........               8,216,576       82,166
Issuance of Series F preferred stock, net..........
Issuance of Series G preferred stock, net..........
Deferred compensation related to stock options.....
Stock-based compensation...........................
Accretion of Series D preferred PIK dividend.......                            1,026,462
Net loss for the year ended June 30, 1999..........
                                                       -------   ----------   ----------   ---------   -------
Balances, June 30, 1999............................    $62,586   14,101,721   $1,445,173               $
                                                       =======   ==========   ==========   =========   =======

                                                                 PREFERRED STOCK
                                                     ---------------------------------------
                                                          SERIES F             SERIES G
                                                     -------------------   -----------------
                                                      SHARES     AMOUNT    SHARES    AMOUNT
                                                     ---------   -------   -------   -------
Balances, June 30, 1996............................
Partner contributions -- Edison Project LP.........
Net loss for the period from July 1, 1996 through
 November 18, 1996.................................
Effect of reorganization...........................
Issuance of Series A, B and C preferred stock,
 net...............................................
Deferred compensation related to stock options.....
Stock-based compensation...........................
Net loss for the period from November 19, 1996
 through June 30, 1997.............................
                                                     ---------   -------   -------   -------
Balances, June 30, 1997............................
Issuance of Series D preferred stock, net..........
Issuance of stock warrants.........................
Issuance of Series C preferred stock as purchase
 price adjustment..................................
Deferred compensation related to stock options.....
Stock-based compensation...........................
Dividends declared.................................
Accretion of Series D preferred PIK dividend.......
Net loss for the year ended June 30, 1998..........
                                                     ---------   -------   -------   -------
Balances, June 30, 1998............................
Issuance of Series D preferred stock, net..........
Issuance of Series F preferred stock, net..........  3,957,476   $39,575
Issuance of Series G preferred stock, net..........                        800,000   $8,000
Deferred compensation related to stock options.....
Stock-based compensation...........................
Accretion of Series D preferred PIK dividend.......
Net loss for the year ended June 30, 1999..........
                                                     ---------   -------   -------   -------
Balances, June 30, 1999............................  3,957,476   $39,575   800,000   $8,000
                                                     =========   =======   =======   =======

                                                                 COMMON STOCK
                                                     -------------------------------------
                                                          SERIES A           SERIES B-H       ADDITIONAL      UNEARNED
                                                     -------------------   ---------------     PAID IN      STOCK-BASED
                                                      SHARES     AMOUNT    SHARES   AMOUNT     CAPITAL      COMPENSATION
                                                     ---------   -------   ------   ------   ------------   ------------
Balances, June 30, 1996............................
Partner contributions -- Edison Project LP.........
Net loss for the period from July 1, 1996 through
 November 18, 1996.................................
Effect of reorganization...........................  6,214,704   $62,147      5       $0     $ 11,039,388
Issuance of Series A, B and C preferred stock,
 net...............................................                                            29,883,106
Deferred compensation related to stock options.....                                               165,771   $  (165,771)
Stock-based compensation...........................                                                              45,342
Net loss for the period from November 19, 1996
 through June 30, 1997.............................
                                                     ---------   -------    ---       --     ------------   -----------
Balances, June 30, 1997............................  6,214,704   62,147       5        0       41,088,265      (120,429)
Issuance of Series D preferred stock, net..........                           2        0       19,147,771
Issuance of stock warrants.........................                                             2,500,000
Issuance of Series C preferred stock as purchase
 price adjustment..................................                                               (10,575)
Deferred compensation related to stock options.....                                             1,339,118    (1,339,118)
Stock-based compensation...........................                                                             584,560
Dividends declared.................................                                            (5,000,000)
Accretion of Series D preferred PIK dividend.......                                              (277,694)
Net loss for the year ended June 30, 1998..........
                                                     ---------   -------    ---       --     ------------   -----------
Balances, June 30, 1998............................  6,214,704   62,147       7        0       58,786,885      (874,987)
Issuance of Series D preferred stock, net..........                                            31,681,398
Issuance of Series F preferred stock, net..........                                            24,208,647
Issuance of Series G preferred stock, net..........                                             4,893,755
Deferred compensation related to stock options.....                                            27,332,927   (27,332,927)
Stock-based compensation...........................                                                          22,371,358
Accretion of Series D preferred PIK dividend.......                                            (1,026,462)
Net loss for the year ended June 30, 1999..........
                                                     ---------   -------    ---       --     ------------   -----------
Balances, June 30, 1999............................  6,214,704   $62,147      7       $0     $145,877,150   $(5,836,556)
                                                     =========   =======    ===       ==     ============   ===========


                                                     ACCUMULATED
                                                       DEFICIT         TOTAL
                                                     ------------   ------------
Balances, June 30, 1996............................  $(57,948,468)  $ 13,928,602
Partner contributions -- Edison Project LP.........                    1,224,965
Net loss for the period from July 1, 1996 through
 November 18, 1996.................................   (3,840,532)     (3,840,532)
Effect of reorganization...........................   61,789,000              --
Issuance of Series A, B and C preferred stock,
 net...............................................                   30,036,663
Deferred compensation related to stock options.....           --
Stock-based compensation...........................                       45,342
Net loss for the period from November 19, 1996
 through June 30, 1997.............................   (7,581,063)     (7,581,063)
                                                     ------------   ------------
Balances, June 30, 1997............................   (7,581,063)     33,813,977
Issuance of Series D preferred stock, net..........                   19,206,622
Issuance of stock warrants.........................                    2,500,000
Issuance of Series C preferred stock as purchase
 price adjustment..................................                           --
Deferred compensation related to stock options.....                           --
Stock-based compensation...........................                      584,560
Dividends declared.................................                   (5,000,000)
Accretion of Series D preferred PIK dividend.......                           --
Net loss for the year ended June 30, 1998..........  (21,914,855)    (21,914,855)
                                                     ------------   ------------
Balances, June 30, 1998............................  (29,495,918)     29,190,304
Issuance of Series D preferred stock, net..........                   31,763,564
Issuance of Series F preferred stock, net..........                   24,248,222
Issuance of Series G preferred stock, net..........                    4,901,755
Deferred compensation related to stock options.....                           --
Stock-based compensation...........................                   22,371,358
Accretion of Series D preferred PIK dividend.......                           --
Net loss for the year ended June 30, 1999..........  (49,432,791)    (49,432,791)
                                                     ------------   ------------
Balances, June 30, 1999............................  $(78,928,709)  $ 63,042,412
                                                     ============   ============

   The accompanying notes are an integral part of these financial statements.

                              EDISON SCHOOLS INC.

                            STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED JUNE 30,
                                                               ------------------------------------------
                                                                   1997           1998           1999
                                                               ------------   ------------   ------------
Cash flows from operating activities:
  Net loss..................................................   $(11,421,595)  $(21,914,855)  $(49,432,791)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization of property and
      equipment.............................................      3,552,440      7,231,628     11,491,955
    Amortization of deferred charter costs and original
      issue discount........................................             --             --        (68,688)
    Stock-based compensation................................         45,342        584,560     22,371,358
    Equipment write-off.....................................             --             --      1,090,768
    Loss on disposal of property and equipment..............             --        126,500        368,110
    Issuance of note receivable in lieu of interest
      income................................................        (18,600)            --             --
    Changes in operating assets and liabilities:
      Accounts and other receivables........................     (5,179,091)    (2,845,258)    (3,126,279)
      Other current assets..................................       (334,238)      (422,429)      (623,756)
      Accounts payable and accrued expenses.................      2,414,428      5,497,686      2,563,812
      Other liabilities.....................................             --      1,191,864       (713,736)
                                                               ------------   ------------   ------------
        Cash used in operating activities...................    (10,941,314)   (10,550,304)   (16,079,247)
                                                               ------------   ------------   ------------
Cash flows from investing activities:
  Additions to property and equipment.......................     (9,090,450)   (21,180,550)   (25,533,246)
  Proceeds from disposition of property and
    equipment, net..........................................             --         35,670     10,537,786
  Proceeds from notes receivable and advances due from
    charter schools.........................................             --      2,331,667      1,880,989
  Notes receivable and advances due from charter schools....     (3,858,238)            --    (15,768,384)
  Other assets..............................................        (81,762)    (1,269,192)    (1,445,035)
                                                               ------------   ------------   ------------
        Cash used in investing activities...................    (13,030,450)   (20,082,405)   (30,327,890)
                                                               ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from partner contributions.......................      7,557,965             --             --
  Proceeds from issuance of stock and warrants..............     30,466,663     25,251,971     62,060,480
  Costs in connection with equity financing.................       (430,000)    (3,545,349)    (1,146,939)
  Proceeds from stockholders' notes payable.................             --        672,155        938,439
  Proceeds from notes payable...............................             --     10,797,304      9,624,131
  Payments on notes payable and capital leases..............     (1,313,145)    (7,293,088)    (6,178,626)
  Restricted cash...........................................       (472,000)    (3,500,000)     1,540,584
                                                               ------------   ------------   ------------
        Cash provided by financing activities...............     35,809,483     22,382,993     66,838,069
                                                               ------------   ------------   ------------
Increase (decrease) in cash and cash equivalents............     11,837,719     (8,249,716)    20,430,932
Cash and cash equivalents at beginning of period............      3,903,641     15,741,360      7,491,644
                                                               ------------   ------------   ------------
Cash and cash equivalents at end of period..................   $ 15,741,360   $  7,491,644   $ 27,922,576
                                                               ============   ============   ============
Supplemental disclosure of cash flow information:
  Additional paid in capital charged to the accumulated
    deficit of the Partnership through the date of
    reorganization..........................................   $ 61,789,000
  Cash paid during the periods for:
  Interest..................................................   $    527,421   $  1,761,821   $  3,008,260
Supplemental disclosure of non-cash investing and financing
  activities:
  Dividends declared and settled with notes in lieu of
    cash....................................................                  $  5,000,000
  Capitalized lease obligations incurred....................   $  6,462,686
  Amounts due from bank under note payable incurred.........   $  1,419,690
  Accretion of Series D preferred PIK dividend..............                  $    277,694   $  1,026,462
  Additions to property and equipment included in accounts
    payable.................................................                                 $  8,489,460

   The accompanying notes are an integral part of these financial statements.

                              EDISON SCHOOLS INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

     Edison Schools Inc. (the "Company") (formerly known as The Edison Project Inc. and Subsidiaries) manages elementary and secondary public schools under contracts with school districts and charter schools located in 11 states and Washington, D.C. The Company opened its first four schools in the fall of 1995, and, as of June 30, 1999, operated 51 schools with approximately 23,900 students.

     The Company provides the education program, recruits and manages personnel, and maintains and operates the facilities at each school it manages. The Company also assists charter schools in obtaining facilities and the related financing. As compensation for its services, the Company receives revenues which approximate, on a per pupil basis, the average per pupil spending of the school district in which the school is located.

     Prior to November 18, 1996, the Company was a partnership. On November 18, 1996, the partners transferred their interests in the assets and liabilities of the partnership, in a tax free conversion to the Company, in exchange for common and preferred stock. This transaction was accounted for as a reorganization of entities under common control, in a manner similar to a pooling-of-interests.

     On July 26, 1999, the Company's board of directors approved the filing of a registration statement with the Securities and Exchange Commission for an initial public offering ("IPO") of its Common Stock. No assurance can be given that this offering will become effective.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents consist of highly liquid debt instruments with original maturities of three months or less. The Company maintains funds in accounts in excess of FDIC insurance limits; however, management believes that it minimizes risk by maintaining deposits in high quality financial institutions.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Routine maintenance and repairs are expensed as incurred. The cost of major additions, replacements, and improvements are capitalized. Gains and losses from sales or retirements of property and equipment are included in earnings for the period. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets (30 years for buildings, the remaining lease term or shorter for leasehold improvements and 3-5 years for all other items).

     The Company purchases or renovates existing buildings to ready them for charter school use. It is the Company's intention to recapture purchase or renovation costs through sale to a third party or through the sale or lease of the building to the charter school board. Buildings or renovations completed and ready for charter school use are depreciated on a straight line basis over the shorter of the estimated useful life of the building or until the sale of the building to a third party. The Company's policy is not to capitalize interest costs on renovation expenditures since the sale transaction does not provide for recovery of interest expense.

  LONG-LIVED ASSETS

     The carrying amount of assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that suggest impairment. No such impairment has been recorded in fiscal 1999 and fiscal 1998. The Company determines if the carrying amount of a long-lived asset is impaired based on anticipated undiscounted cash flows before interest. In the event of impairment, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the asset.

                              EDISON SCHOOLS INC.

Fair value is determined primarily using the anticipated cash flows, discounted at a rate commensurate with the risk involved. The Company has not capitalized interest under SFAS No. 34 in connection with the purchase and renovation of certain charter school buildings, since to do so would have required a corresponding adjustment for impairment under SFAS No. 121.

  RESTRICTED CASH

     Restricted cash consists of cash held in escrow in compliance with certain debt agreements, credit issued for the benefit of certain technology suppliers and certain amounts restricted for use in the start-up of future Edison schools.

  REVENUE RECOGNITION

     The Company recognizes revenue from each school pro rata over eleven months from August through June (the "School year").

  PREOPENING COSTS

     The Company expenses certain preopening training, personnel and other costs, which are incurred prior to the fiscal year in which operations commence at new school sites.

     Effective July 1, 1997, the Company elected for early adoption of Statement of Position 98-5, "Accounting for the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 establishes standards for the expensing of start-up costs as incurred as defined in the statement. The Company had originally accounted for the adoption through a cumulative effect adjustment in the year ended June 30, 1998. For purposes of these financial statements, the Company has applied certain provisions of Accounting Principles Board ("APB") No. 20, "Accounting Changes," and retroactively expensed all start-up costs that had previously been deferred.

  NOTES RECEIVABLE

     Notes receivable are recorded at face value less an original issue discount, if the note has no stated rate of interest. The original issue discount is calculated using the Company's rate of interest associated with the cost of funds for the period in which the note is issued. It is management's policy to recognize any note as impaired when, based on its assessment of events and circumstances, it is probable that the Company will be unable to collect all amounts due. If a note is deemed impaired, the Company would measure impairment based on the present value of future cash flows. No impairments have been recognized to date.

  DEFERRED CHARTER COSTS

     Deferred charter costs arise as a result of the Company providing cash to certain charter schools and receiving non-interest bearing notes. In accordance with APB No. 21, the Company discounts the non-interest bearing notes and records the corresponding charge that results from the discount as deferred charter costs. These costs represent the accounting recognition given to the Company's right to operate the charter school. Deferred charter costs are included in other assets and are amortized on a straight line basis over the same period as the related discount.

     Net deferred charter costs and accumulated amortization as of June 30, 1999 were $1,102,637 and $1,833,384, respectively.

                              EDISON SCHOOLS INC.

  STOCK-BASED COMPENSATION

     For financial reporting purposes, the Company accounts for stock-based compensation in accordance with the intrinsic value method of accounting prescribed by APB No. 25 "Accounting for Stock Issued to Employees." In accordance with this method, no compensation expense is recognized in the accompanying financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock, as of the grant date, is not greater than the amount an employee must pay to acquire the stock as defined. To the extent that stock options are granted to employees with variable terms or if the fair value of the Company's stock as of the measurement date is greater than the amount an employee must pay to acquire the stock, then the Company will recognize compensation expense. The fair value of options granted to non-employees in return for goods and services are included in operating results as an expense.

     Disclosures, including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method as stated in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," have been included in Note 10.

  ADVERTISING EXPENSES

     Advertising costs consist primarily of print media and brochures and are expensed when the related advertising occurs. Total advertising expense for each of the three years ended June 30, 1997, 1998 and 1999 amounted to approximately $113,000, $265,000 and $788,000, respectively.

  INCOME TAXES

     The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each reporting period based on enacted tax laws and statutory tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax payable for the period and the change during the period in deferred tax assets and liabilities. Prior to the reorganization (Note 1), the entity structure consisted solely of a partnership, which under present income tax regulations pays no federal income taxes. Any income or loss was included in the tax returns of the partners.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's capital lease and other equipment financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at June 30, 1999.

  NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options, warrants and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent

                              EDISON SCHOOLS INC.

shares, such as convertible preferred stock, stock options, and warrants, have been excluded from the computation, as their effect is antidilutive for all periods presented.


     The pro forma basic and diluted net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock including the shares to be issued as a result of the assumed conversion of all outstanding shares of convertible preferred stock as of the closing of the initial public offering. The common and preferred shares reflect the conversion as if it took place on July 1, 1998 based upon actual historical shares outstanding at June 30, 1999 plus Series F Preferred issued subsequent to year end but prior to the closing of the initial public offering. Each outstanding share of common and preferred stock will automatically convert into .45 shares of class A common stock and .05 shares of class B common stock. See Note 15(a).


     The calculation of pro forma net loss per share for the fiscal year ended June 30, 1999 is as follows:


Net loss....................................................  $49,432,791
                                                              -----------
Common stock outstanding at July 1, 1998....................    3,107,356
Convertible preferred stock outstanding at July 1, 1998.....   21,724,145
Add:
Issuance of convertible preferred stock as if converted as
  of the beginning of the period............................    9,880,645
                                                              -----------
Pro forma weighted average number of shares outstanding,
  assuming conversion of convertible preferred stock........   34,712,146
                                                              ===========
Pro forma net loss per share................................  $     (1.42)
                                                              ===========


  MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, among other things, useful lives, recoverability of equipment, deferred income tax valuation allowance, certain accrued expenses and expenses in connection with stock options and warrants; actual results could differ from these estimates.

  COMPREHENSIVE INCOME

     On July 1, 1997, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes to stockholders' equity during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported as comprehensive income.

  SEGMENTS

     The Company has adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." Management evaluates its operating performance as a single segment. The Company's Chief Operating Officer reviews school performance based on a comprehensive, whole school approach. Real estate, after school programs, food services and various other activities are not evaluated on an individual basis. Therefore, the Company has not included the additional disclosures required by SFAS No. 131. Adoption of this accounting standard has no impact on the Company's financial position or net income.

                              EDISON SCHOOLS INC.

  IMPACT OF THE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARD

     The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" in June 1998. This statement is effective in fiscal years beginning after June 15, 2000, although early adoption is permitted. This statement requires the recognition of the fair value of any derivative financial instruments on the balance sheet. Changes in fair value of the derivative and, in certain instances, changes in the fair value of an underlying hedged asset or liability, are recognized through either income or as a component of other comprehensive income. The adoption of SFAS 133 is not expected to have any effect on the Company's financial position or results of operations.

  BASIS OF PRESENTATION

     The fiscal 1997 and 1998 financial statements of the Company reflect the consolidated accounts of its two then wholly owned subsidiaries, Edison Project, LP (the "Partnership") and an inactive corporation. All intercompany balances and transactions have been eliminated in consolidation. During fiscal 1999, the two subsidiaries were merged into the Company or dissolved and their assets and liabilities were assumed by the Company.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the fiscal 1997 and 1998 financial statements to conform with the current year's presentation.

3. NOTES AND OTHER RECEIVABLES:

     Notes and other receivables consist of the following:


                                                                     JUNE 30,
                                                             -------------------------
                                                                1998          1999
                                                             ----------    -----------
Notes receivable due from charter schools(a).............    $1,526,571    $ 6,084,574
Advances due from charter schools(b).....................            --      5,975,537
Other receivables........................................        24,274      1,544,745
                                                             ----------    -----------
                                                              1,550,845     13,604,856
Less, current portion....................................       712,325      9,711,772
                                                             ----------    -----------
     Total notes and other receivables...................    $  838,520    $ 3,893,084
                                                             ==========    ===========


---------------
(a) Notes receivable due from charter schools includes non-interest bearing notes with an aggregate face value of $839,093 and $6,803,410 at June 30, 1998 and 1999, respectively, less unamortized original issue discount of $1,465,768 at June 30, 1999. Interest is imputed on the notes at 12% per annum. This imputed rate is management's estimate of the fair market interest rate for these loans based on the Company's current estimated borrowing rate of approximately 10% and management's assessment of the incremental risk associated with these loans. The notes mature at various dates through the year 2002.

    Notes receivable due from charter schools includes an interest bearing note at 8.8% per annum. Management believes that the stated rate is the fair market rate for this note. The rate is less than the imputed rate on the non-interest bearing notes discussed above because the charter school has been and plans to continue accumulating cash reserves which would be sufficient to repay the note receivable when due. The note amounted to $687,478 and $746,932 at June 30, 1998 and 1999, respectively, and matures at various dates through the year 2002.

                              EDISON SCHOOLS INC.

(b) Advances due from charter schools were converted into a non-interest bearing note receivable in July 1999. The note is due December 31, 1999 and automatically converts into a 20 year term loan with interest at 10% per annum and regular amortization. The advances have been discounted at a rate of 12% over the expected period of refinancing. Consistent with the treatment of non-interest bearing notes receivable as discussed in (a) above. The face value of the advances at June 30, 1999 was $6,343,153, less unamortized original issue discount of $367,616.

     Aggregate maturities of notes receivable are as follows:

     For the fiscal year ending June 30,

2000....................................................  $10,204,966
2001....................................................           --
2002....................................................           --
2003....................................................    5,198,274
2004 and thereafter.....................................       35,000
                                                          -----------
                                                           15,438,240
Less: amount representing discount (see note 3(a) and
  (b))..................................................   (1,833,384)
                                                          -----------
Total notes and other receivables.......................  $13,604,856
Less: current portion, net of unamortized discount of
  $493,194..............................................   (9,711,772)
                                                          -----------
Notes and other receivables, noncurrent.................    3,893,084
                                                          ===========

4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                    JUNE 30,
                                                          ----------------------------
                                                              1998            1999
                                                          ------------    ------------
Land and buildings....................................    $  3,161,019    $    --
Leasehold improvements................................      11,748,747      11,844,562
Furniture, fixtures and equipment.....................      24,199,478      36,137,855
Educational software and textbooks....................       4,109,888      16,673,303
                                                          ------------    ------------
                                                            43,219,132      64,655,720
Accumulated depreciation and amortization.............     (11,576,688)    (21,784,482)
                                                          ------------    ------------
     Property and equipment, net......................    $ 31,642,444    $ 42,871,238
                                                          ============    ============

     Assets under capital leases at both June 30, 1998 and 1999 totaled $5,449,180 and related accumulated amortization totaled $3,021,407 and $4,564,551, respectively. Amortization expense for each of the three years ended June 30, 1997, 1998 and 1999 related to assets under capital leases amounted to $1,100,286, $1,602,121 and $1,543,144, respectively. The Company wrote off approximately $1,100,000 of equipment during the year ended June 30, 1999 in connection with its year-end physical equipment inventory.

     In March 1998, the Company purchased an office building in Trenton, New Jersey for approximately $618,000 and made significant improvements for use as a charter school. In September 1998, the Company entered into a non-cancellable operating lease, which expires on August 31, 1999, with the charter school for which the Company provides services. In December 1998, the Company sold the building to a real estate investment trust, and simultaneously entered into an 18 year operating lease for the building with future annual minimum rentals approximating $950,000. Subsequent to the sale and

                              EDISON SCHOOLS INC.

leaseback, the Company is expected to continue its operating lease with the charter school (the "Sublease") on a month-to-month basis (see Note 7). The Company received approximately $6,000,000 in cash and realized a gain of approximately $28,000 on the sale of the building, which is included in the loss on disposal of property and equipment in the statement of operations for the year ended June 30, 1999.

     In June 1998, the Company exercised an option to purchase a charter school building in Detroit, Michigan for $2,500,000 which the Company had been leasing under a capitalized lease. In September 1998, the Company, which provides services at the site, sold the building to the charter school for approximately $6,300,000 and incurred a loss of approximately $79,000, which is included in the loss on disposal of property and equipment in the statement of operations for the year ended June 30, 1999. The Company received approximately $4,400,000 in cash and a non-interest bearing subordinated note approximating $1,900,000 before discount, which is due on June 30, 2002 (see Note 3(a)).

     As of June 30, 1998, the Company had recorded in Property and Equipment approximately $8,100,000 from the two buildings noted above. No such amounts were recorded as of June 30, 1999.

5. ACCRUED EXPENSES:

     Accrued expenses consist of the following:

                                                                      JUNE 30,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Accrued payroll and benefits..............................    $4,801,481    $7,349,776
Accrued taxes other than income...........................       932,633     1,436,092
Accrued other.............................................     1,180,820     1,013,853
                                                              ----------    ----------
     Total accrued expenses...............................    $6,914,934    $9,799,721
                                                              ==========    ==========

6. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                     JUNE 30,
                                                             -------------------------
                                                                1998          1999
                                                             ----------    -----------
Notes payable(a).........................................    $8,870,955    $13,934,160
Capital leases (Note 7)..................................     2,608,153        990,453
                                                             ----------    -----------
                                                             11,479,108     14,924,613
Current portion..........................................    (4,601,683)    (6,660,789)
                                                             ----------    -----------
     Total long-term debt................................    $6,877,425    $ 8,263,824
                                                             ==========    ===========

---------------
(a) Notes payable at June 30, 1998 and 1999 consist of notes with five financing companies collateralized by computer equipment, furniture and other assets of the Company. All notes are similarly structured and generally provide for equal monthly installments, including interest and principal, over a term of 36 to 48 months. Monthly payments to each noteholder range from approximately $30,000 to $363,000. Certain notes also provide for a final installment of up to 15% of the original principal amount. Interest rates are fixed and range from 15.0% to 20.4% per annum.

     In connection with amounts currently outstanding under the notes payable and capital lease agreements (see Note 7), as of June 30, 1998 and 1999, the Company had outstanding stock purchase warrants to lenders that provide for the purchase of up to 1,151,762 and 1,251,762 shares of Series A

                              EDISON SCHOOLS INC.

common stock at purchase prices ranging from $1.00 to $3.98 and $1.00 to $4.00 per share, respectively. The stock purchase warrants are exercisable either 100% at the date of grant, or 50% at the date of grant with the remainder vesting ratably over the next five years. The stock purchase warrants expire at various dates through 2009. At the time of issuance, the value of the warrants was not deemed significant pursuant to a calculation using the Black Scholes option pricing model. Accordingly, no value has been assigned to the warrants.

     The Company is subject to certain reporting debt covenants under several of its debt agreements. The Company received a waiver from one of its lenders for a capital lease obligation amounting to $2,608,153 as of June 30, 1998 for a violation of a non-financial covenant. The non-financial covenant required compliance within ninety days after June 30, 1998. The covenant was waived as of June 30, 1998. All debt covenants thereafter have been complied with on a timely basis.

     Aggregate maturities of notes payable are as follows:

For the fiscal year ending June 30,
2000....................................................  $ 5,688,566
2001....................................................    5,296,462
2002....................................................    2,877,224
2003....................................................       71,908
                                                          -----------
     Total..............................................  $13,934,160
                                                          ===========

7. LEASES:

     The Company has entered into several lease agreements for school site computers and equipment. The agreements, which are accounted for as capital leases, provide that the Company will lease equipment for terms of 36 or 42 months with interest rates of 9.5% to 9.75%. Also, the Company has entered into various non-cancelable operating leases for office space and currently leases school sites. These leases expire at various dates through the year 2027.

     At June 30, 1999, the present value of the minimum lease payments under the capital leases and rental commitments under operating leases with terms in excess of one year are as follows:

                                                             CAPITAL
                                                             LEASES        OPERATING LEASES
                                                          -------------    ----------------
For the fiscal year ending June 30,
2000....................................................   $1,015,055        $ 3,088,637
2001....................................................       18,230          2,966,202
2002....................................................           --          2,942,976
2003....................................................           --          2,888,126
2004....................................................           --          2,801,566
Thereafter..............................................           --         17,773,209
                                                           ----------        -----------
Total commitments.......................................    1,033,285        $32,460,716
                                                                             ===========
Less amount representing interest.......................      (42,832)
                                                           ----------
Present value of minimum lease payments.................      990,453
Less current installments of capital lease obligation...     (972,223)
                                                           ----------
Capital lease obligations, excluding current
  installments..........................................   $   18,230
                                                           ==========

                              EDISON SCHOOLS INC.

     Total rental expense for each of the three years ended June 30, 1997, 1998 and 1999 related to operating leases amounted to approximately $524,000, $1,876,000 and $3,388,000, respectively.

     The Company has a sublease with a charter school on a month-to-month basis in the amount of $28,000 per month (see Note 4). The rental income has been recorded as a reduction to rental expense included in administration, curriculum and development expense.

8. RELATED PARTY TRANSACTIONS:

  STOCKHOLDER NOTES RECEIVABLE

     The stockholder notes receivable consists of two recourse notes from the Chairman of the Company, which arose in connection with his employment agreements. The note agreements, as amended March 1, 1997, bear interest at 5.83% per annum and do not require periodic interest or principal payments until maturity. The stockholder receivable is collateralized by the assignment of the proceeds of a life insurance policy and in the event of termination can be offset against the severance pay obligation of the Company. The receivable is due on the earlier of February 15, 2002, the date on which employment of the Chairman is terminated by the Company or upon the death of the Chairman.

     In June 1999, the board of directors agreed to make loans to the Chief Executive Officer ("CEO") of the Company. The loans would bear interest at the greater of the prime rate or the Company's actual borrowing rate, in effect from time to time, with payment due in full on the fifth anniversary of the loans. The purpose of the loans are to provide funds to the CEO to exercise certain options granted to him and to pay the related personal income tax impact. Management expects that the option loan will be $2,200,000. The loan for the estimated tax impact is based on the future estimated fair market value of the Company's stock and, accordingly, is not estimable at this time.

  STOCKHOLDERS' NOTES PAYABLE

     The Series A Common and Series A-C Preferred stockholders have been issued promissory notes dated December 18, 1997 for $4,407,903 and January 1, 1998 for $592,097 (see Note 9). In addition, as part of the Series D Preferred private placement (see Note 9), the Company issued to stockholders, promissory notes dated December 30, 1997 for $611,025, January 28, 1998 for $61,130, August 24,
1998 for $487,844 and December 14, 1998 for $450,595. The principal for each of the notes is payable on the tenth anniversary of the dates of issuance. Each note bears interest at 7% per annum, of which 50% is payable at maturity and the balance payable each April 1, starting in fiscal 1999 and thereafter.

  MANAGEMENT AGREEMENT

     The Company and WSI Inc. ("WSI"), a shareholder of the Company, entered into a five-year management agreement, dated March 15, 1995, as amended November 15, 1996, March 1, 1997 and December 15, 1997. This agreement provides for payments of fees and expenses as approved by the Company's Board of Directors in return for consulting and other services to be rendered by WSI. Payments for each of the three years ended June 30, 1997, 1998 and 1999 relating to the management agreement amounted to $867,619, $65,123 and $2,762, respectively.

     The Chief Executive Officer of the Company is also the sole shareholder of WSI.

  PLEDGE OF SHARES

     WSI and its sole shareholder have pledged all of their direct and indirect interests in the Company to a bank in order to obtain personal loans. The due date of the personal loans has been extended from August 30, 1999 to August 30, 2002. If WSI and its sole shareholder were to default on the personal loans in the future, their interest would revert to the bank.

                              EDISON SCHOOLS INC.

9.  COMMON AND PREFERRED STOCK:

  PREFERRED STOCK

     Preferred stock as of June 30, 1999 consists of the following:

                                                              AUTHORIZED    PAR
                        DESCRIPTION                             SHARES     VALUE
                        -----------                           ----------   -----
Series A Convertible Preferred stock ("Series A
  Preferred")...............................................  31,000,000   $.01
Series B Convertible Exchangeable Preferred stock ("Series B
  Preferred")...............................................   1,010,101   $.01
Series C Convertible Exchangeable Preferred stock ("Series C
  Preferred")...............................................   6,258,608   $.01
Series D Convertible Preferred stock ("Series D
  Preferred")...............................................  25,077,843   $.01
Non-Voting Series E Convertible Preferred ("Non-Voting
  Series E Preferred")......................................   6,759,420   $.01
Series F Convertible Preferred stock ("Series F
  Preferred")...............................................   4,757,476   $.01
Non-Voting Series G Convertible Preferred stock ("Non-Voting
  Series G Preferred")......................................   3,067,606   $.01
                                                              ----------
     Total preferred stock..................................  77,931,054
                                                              ==========

  COMMON STOCK

     Common stock as of June 30, 1999 consists of the following:

                                                              AUTHORIZED     PAR
                        DESCRIPTION                             SHARES      VALUE
                        -----------                           -----------   -----
Series A Common Stock ("Series A Common")...................   97,466,145   $.01
Series B Common Stock ("Series B Common")...................            1   $.01
Series C Common Stock ("Series C Common")...................            1   $.01
Series D Common Stock ("Series D Common")...................            1   $.01
Series E Common Stock ("Series E Common")...................            1   $.01
Series F Common Stock ("Series F Common")...................            1   $.01
Series G Common Stock ("Series G Common")...................            1   $.01
Series H Common Stock ("Series H Common")...................            1   $.01
Non-Voting Common Stock.....................................    9,827,026   $.01
                                                              -----------
     Total common stock.....................................  107,293,178
                                                              ===========

     Series B Common through Series H Common are known as "Special Common".

     Each share of preferred stock is convertible at any time, at the option of the holder, into one share of Series A Common. The preferred stock is subject to mandatory conversion into common stock upon the completion of an initial public offering resulting in gross proceeds of at least $50,000,000, at a per share offering price of at least $7.00 per share.

     All holders of preferred stock and common stock are entitled to share ratably in any dividends declared by the board of directors.

     On November 30, 1997, the Company's board of directors declared a dividend to be paid at a rate of 0.114213 per share to all stockholders of record on December 11, 1997 and payable in the form of interest bearing notes (see Note 8) in December 1997. The total issued and outstanding shares of common and preferred stock on the record date was 6,214,711 and 37,563,144 shares, respectively.

                              EDISON SCHOOLS INC.

     The Series D Preferred was sold to accredited investors for a unit price of $3.98. A unit included a share of Series D Preferred, three options for fractional shares of Series A Common, and a note payable for 11.4 cents per share. Of the three options included in the unit, the first option entitles the holder to 0.019191 shares of Series A Common at an exercise price of $10.00 per share. On December 31, 1997, the grant date, 70% of these options vested immediately, of which 50% expire five years from the grant date and the remainder expire ratably over the next two years. The balance vest 10% annually commencing June 30, 1998 and expire five years after vesting. The second option entitles the holder to 0.019191 shares of Series A Common at an exercise price of $1.50 per share. These options vest on or before January 1, 2000 upon the Company's completion of a Qualified Offering at a price per share of $8.00 or more or (ii) after January 1, 2000 and on or before January 1, 2001 at a price per share of $12.00 or more. A Qualified Offering is defined as (i) the sale by the Company and/or its stockholders of equity securities of the Company to the public in a bona fide, firm underwriting commitment to a registration statement on Form S-1 under The Securities Act of 1933, as amended, which has been declared effective by the Securities and Exchange Commission or (ii) a private placement by the Company and/or its stockholders with aggregate gross proceeds of at least $50,000,000 to the Company and/or its stockholders. These options expire ten years after vesting. The third option entitles the holder to 0.028786 shares of Series A Common at an exercise price of $8.00 per share. However, these options only vest if the Company is a public company and its closing price is $16.00 per share for more than 90 consecutive days. These options expire ten years after vesting.

     The Series D Preferred and Non-Voting Series E Preferred ("Dividend Securities") stockholders are entitled to a cumulative 6% paid in kind ("PIK") dividend on the issued and outstanding shares at July 1, 2000 (the "First Dividend Date") and thereafter at a rate of 6% per annum on the issued and outstanding shares through December 2003. If the Dividend Securities are converted into shares of common stock, all accrued and unpaid PIK dividends will be converted into shares of common stock. However, PIK dividends will terminate upon certain defined future events, including an IPO. Dividends on other preferred stock series are non-cumulative. With respect to rights of liquidation, winding up and dissolution, Series D Preferred and Non-voting Series E Preferred rank prior to the Series A Preferred, Series B Preferred, and Series C Preferred, which all rank pari passu with each other, and all of the Company's Preferred Stock rank prior to all Common Stock of the Company. Holders of Special Common hold rights not afforded to other holders of Common Stock or Preferred Stock, such as certain rights to elect members of the Company's Board of Directors and to participate in certain votes regarding the By-Laws. Shares of Special Common are non-transferable except to the Company and as expressly set forth in the Company's Shareholders' Agreement. Each existing holder of Preferred Stock or Series A Common has certain preemptive rights to purchase in any sale of additional equity by the Company and on the same terms such additional shares as may be necessary to maintain such holder's relative percentage ownership.

     On July 2, 1999, the Company filed an amended Certificate of Incorporation with the State of Delaware which changed its capital structure. The authorized capital stock subsequent to the amendment consists of 114,893,179 shares of Common Stock, par value $0.01 per share, and 85,531,054 shares of Preferred Stock, par value $0.01 per share, representing an additional authorization of 7,600,001 shares of Common Stock and an additional 7,600,000 shares of Preferred Stock. Of the total increase in Common Stock, 7,000,000 shares were designated as Series A Common, one share was designated as Series I Common Stock, and an additional 600,000 shares were designated as Non-Voting Common Stock. Of the total increase in Preferred Stock, 7,000,000 shares were designated as Series F Preferred and 600,000 shares were designated as Non-Voting Series G Preferred. The Series F Preferred and the Non-Voting Series G Preferred rank prior to the Series A, B and C Preferred and the Common Stock. (See Notes 8 and 13).

                              EDISON SCHOOLS INC.

     In July 1999, the Company completed two private placement financing transactions for total proceeds of $41,741,518 in exchange for 6,787,238 shares of Series F Convertible Preferred and one share of Series I Common.

     In March 1995, the Company granted to an investment bank options to purchase 200,000 shares of Series A Common, exercisable at $0.25 per share, for services rendered in raising equity financing. The options vested immediately on the grant date. The options expire on July 2, 2002.

     In addition, WSI, a stockholder, holds two options to purchase shares of the Company's Series A Common. Under the first option, WSI has the right to purchase up to 850,000 shares at $10 per share whereby 500,000 shares vested immediately and commencing on June 30, 1996, 100,000 shares vest annually for each of the following three years and 50,000 shares vest in the final year. Under the second option, WSI has the right to purchase up to 1,000,000 shares at $20 per share whereby 500,000 shares vested immediately and commencing on June 30, 1996, 100,000 shares vest annually for each of the next five years. The options expire in years 2003 through 2005. At the time of the grant in March 1995, the options were accounted for pursuant to the provision of APB No. 25 and, accordingly, the Company recorded no compensation expense.

     As of June 30, 1999, stock options issued and outstanding in conjunction with the Series D preferred private placement entitled the holders to purchase 947,137 shares of Series A Common.

     In June 1998, the Company, in exchange for $2,500,000, issued 3,775,000 warrants to a philanthropic foundation to purchase 3,775,000 shares of Series D Preferred at the price of $3.98 per share. The warrant expires on June 1, 2005. Certain provisions of the warrant agreement require such funds to be applied towards the pre-opening expenses and start-up investments with respect to certain schools that the Company operates.

10. STOCK OPTIONS:

     A summary of the Company's employee stock option activity is as follows:

                                                             WEIGHTED          STOCK         WEIGHTED
                                                            AVERAGE OF        OPTIONS       AVERAGE OF
                                               SHARES     EXERCISE PRICES   EXERCISABLE   EXERCISE PRICES
                                             ----------   ---------------   -----------   ---------------
Under option at June 30, 1996..............   3,194,419       $ 1.24           709,877         $1.22
Options granted in fiscal 1997.............     945,000       $ 1.50
Options exercised in fiscal 1997...........          --           --
Options cancelled in fiscal 1997...........     (17,690)      $ 1.25
                                             ----------
Under option at June 30, 1997..............   4,121,729       $ 1.30         1,276,425         $1.25
Options granted in fiscal 1998.............   9,566,220       $14.14
Options exercised in fiscal 1998...........          --           --
Options cancelled in fiscal 1998...........     (20,954)      $ 1.25
                                             ----------
Under option at June 30, 1998..............  13,666,995       $10.26         2,506,918         $1.28
Options granted in fiscal 1999.............   2,472,217       $ 8.08           303,360         $9.67
Options exercised in fiscal 1999...........          --           --
Options cancelled in fiscal 1999...........    (303,165)      $ 1.78
                                             ----------
Under option at June 30, 1999..............  15,836,047       $10.22         5,217,980         $2.01
                                             ==========

                              EDISON SCHOOLS INC.

     The board of directors approved on October 20, 1998 and amended on June 30, 1999, the 1998 Site Option Plan (the "Site Plan"). A maximum of 1,500,000 shares of Series A Common can be awarded under the Site Plan. The options under this plan cover all persons who are employed at the Company's schools. The options granted are intended to be either incentive stock options under section 422 of the Internal Revenue Code of 1986 or non-qualified options. Options granted will have an exercise price equal to the fair market value of the Series A Common at the grant date. The vesting of the options is determined by the board of the directors, however, these become exercisable on the earlier of an IPO or February 16, 2006. The options expire ten years after the date of grant. As of June 30, 1999, the Company has granted 126,217 of these options. On July 9, 1999, the Company granted additional options to purchase 808,731 shares of Series A Common.


     The board of directors on June 30, 1999 approved the adoption of the 1999 Stock Option Plan (the "1999 Plan"). A maximum of 1,000,000 shares of Series A Common can be awarded under the 1999 Plan. The options granted cover all employees except senior executives and are intended to be either incentive stock options under Section 422 of the Internal Revenue Code of 1986 or non-qualified options. Options granted will have an exercise price equal to the fair market value of the Series A Common at the grant date. The board determines the vesting of the options for each employee; however these become exercisable on the earlier of an IPO or February 16, 2006. The options expire ten years after the date of grant. On June 30, 1999, the Company granted options to purchase 397,000 shares of Series A Common. Additionally, on July 9, 1999, the Company granted options to purchase 399,500 shares of Series A Common.


     The board of directors on June 30, 1999 approved the adoption of the 1999 Key Stock Incentive Plan (the "Plan"). A maximum of 1,000,000 shares of Series A Common can be awarded under the Plan. The options granted cover a variety of stock-based awards to senior executives, officers and directors and are intended to be either incentive stock options under section 422 of the Internal Revenue Code of 1986 or non-qualified options. Options granted will have an exercise price equal to the fair market value of the Series A Common at the grant date. Each option is exercisable as determined by the board of directors; such terms are included in each option agreement. On June 30, 1999, the Company granted options to purchase 876,000 shares of Series A Common.

     The following table summarizes information about stock options outstanding at June 30, 1999:

                                                OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                    --------------------------------------------   ------------------------
                                                          WEIGHTED
                                                          AVERAGE      WEIGHTED                   WEIGHTED
                                                         REMAINING    AVERAGE OF                 AVERAGE OF
             RANGE OF                     SHARES         CONTRACTED    EXERCISE      SHARES       EXERCISE
         EXERCISE PRICES               OUTSTANDING          LIFE        PRICES     EXERCISABLE     PRICES
         ---------------            ------------------   ----------   ----------   -----------   ----------
$1.00 - $4.00.....................       6,612,680          2.9         $ 1.67      4,871,504      $ 1.50
       $6.15......................       1,408,367          4.9         $ 6.15        126,366      $ 6.15
       $8.00......................       1,500,000          3.8         $ 8.00             --          --
      $10.00......................          15,000          5.0         $10.00             --          --
      $11.00......................       1,000,000          5.0         $11.00             --          --
      $16.00......................       2,500,000          3.8         $16.00        220,110      $16.00
      $28.00......................       2,800,000          3.8         $28.00             --          --
                                        ----------                                  ---------
                                        15,836,047                                  5,217,980
                                        ==========                                  =========

     The Company, during the fourth quarter of fiscal 1999, made amendments to existing options which resulted in a new measurement date. As a result, stock-based compensation expense was recorded

                              EDISON SCHOOLS INC.

representing the difference between the exercise price of the options and the deemed fair market value of the underlying stock at that time. In this regard, the Company has recognized an expense of approximately $17,400,000 in the fourth quarter of fiscal 1999. During fiscal 1999, the Company also recorded an expense of approximately $4,970,000 in connection with stock options subject to variable accounting.

     Had compensation cost for the Company's stock option issuances been determined based on the fair value at the grant date for awards in each of the three years ended June 30, 1997, 1998 and 1999 consistent with the provisions of SFAS No. 123, the Company's net loss attributable to common stockholders would have been adjusted to the pro forma amounts indicated below:

                                                                 YEAR ENDED JUNE 30,
                                                      ------------------------------------------
                                                          1997           1998           1999
                                                      ------------   ------------   ------------
Net loss attributable to common stockholders -- as
  reported.........................................   $(11,421,595)  $(26,482,749)  $(50,459,253)
Net loss attributable to common stockholders -- pro
  forma............................................   $(11,486,192)  $(26,223,668)  $(28,334,780)
Basic and diluted net loss attributable to common
  stockholders per share -- as reported............   $      (1.84)  $      (4.26)  $      (8.12)
Basic net loss attributable to common stockholders
  per share -- pro forma...........................   $      (1.85)  $      (4.22)  $      (4.56)

     The fair value of each option grant is estimated on the date of the grant using the "Black-Scholes Option-pricing Model" with the following weighted average assumptions used for grants for each of the years ended June 30, 1997, 1998 and 1999: zero dividend yield; no volatility; a weighted average risk-free interest rate of 6.33%, 5.69% and 5.40%, respectively; and expected lives of 5.3, 3.0 and 6.7 years, respectively.

     The following table summarizes the weighted-average grant-date fair values of options granted during fiscal 1999:

                                                   EXERCISE PRICE      EXERCISE PRICE      EXERCISE PRICE
                                                 EQUALED FAIR VALUE     EXCEEDED FAIR      LESS THAN FAIR
                                                    AT ISSUANCE       VALUE AT ISSUANCE   VALUE AT ISSUANCE
                                                 ------------------   -----------------   -----------------
Weighted average exercise price of options
  granted during the year......................        $6.15               $10.19               $3.13
Weighted average fair value of options granted
  during the year..............................        $6.15               $ 5.62               $4.76


     On June 30, 1999, the Company also granted 35,000 options in shares of Series A Common to certain non-employees. 20,000 options in shares of Series A Common are exercisable at $4.00 per share and vest 20% upon grant and the balance vest ratably over the next four years. 15,000 options in shares of Series A Common are exercisable at $6.15 per share and vest ratably over the next five years. As of June 30, 1999, 4,000 options were fully vested. Management believes that the value of the options issued is de minimus as calculated using the Black-Scholes option pricing model with the following assumptions: zero dividend yield; 30% volatility, and a weighted average risk-free interest rate at 5.4% and expected life of 10 years. These options to purchase shares of Series A Common were granted under the Plan.


11. INCOME TAXES:

     There is no provision for federal or state and local income taxes pro forma or otherwise for the years ended June 30, 1997, 1998 and 1999 since the Company has incurred operating losses. Due to the uncertainty of the Company's ability to realize the tax benefit of such losses, a valuation allowance has been established to equal the total net deferred tax assets.

                              EDISON SCHOOLS INC.

          The components of deferred tax assets and liabilities consist of the following:

                                                                    JUNE 30,
                                                           ---------------------------
                                                              1998            1999
                                                           -----------    ------------
Deferred tax assets:
  Net operating loss carryforward........................  $16,938,000    $ 30,277,000
  Accrued liabilities....................................           --       1,874,000
  Stock options..........................................           --       8,501,000
  Amortization...........................................           --       2,282,000
  Organizational costs...................................       18,000          13,000
                                                           -----------    ------------
     Total deferred tax assets...........................   16,956,000      42,947,000
                                                           -----------    ------------
Deferred tax liabilities:
  Fixed assets...........................................           --         857,000
  Book basis of investment in excess of tax basis........    4,651,000              --
                                                           -----------    ------------
     Total deferred tax liabilities......................    4,651,000         857,000
                                                           -----------    ------------
Net benefit for income taxes.............................   12,305,000      42,090,000
Valuation allowance......................................  (12,305,000)    (42,090,000)
                                                           -----------    ------------
     Net deferred tax asset..............................  $        --    $         --
                                                           ===========    ============

     At June 30, 1999, the Company had approximately $80,000,000 of net operating loss carryforwards available to reduce its future taxable income. Under current Federal income tax law, approximately $45,000,000 of such carryforwards will expire in 2013 and approximately $35,000,000 will expire in 2019.

12. EMPLOYEE BENEFIT PLANS:

     The Company has established a 401(k) Plan for substantially all full-time employees. The Company matches each participant's contribution up to 50% of the first $1,000. Participants become fully vested in the match after one year. Contributions to the 401(k) Plan made by the Company for each of the three years ended June 30, 1997, 1998 and 1999 amounted to $19,179, $28,936 and $62,876, respectively.

13. COMMITMENTS AND CONTINGENCIES:

  LONG TERM LEASE OBLIGATIONS

     The Company has entered into operating leases for two charter school facilities with lease terms in excess of the initial term of the management agreement for the schools operating in those facilities.

     One of the facilities, currently housing two schools, has been leased for an 18 year term expiring in June 2017. The initial term of the management agreement to operate in this facility expires in June 2002. The annual lease payments begin at $640,500 per year and increase by approximately 2% per year resulting in a final year's annual rent of $905,823.

     The second facility, currently housing two schools, has been leased for a 15 year term expiring in September 2013. The initial term of the management agreement to operate in this facility expires in June 2001. The annual lease payment is $769,000 through fiscal 2008 and increases to $932,400 for fiscal 2009 through fiscal 2013.

     Although the Company's lease obligations exceed the length of the initial management agreement, the Company hopes to renew these management agreements or enter into management agreements with different charter school boards in the event the current charter school boards do not renew their

                              EDISON SCHOOLS INC.

agreements. There can be no assurance that the Company can find substitute charter school boards in the event its current clients decline to renew. In that event, the Company would be obligated to continue paying rent although it would be generating no revenues from these facilities which would have an adverse effect on the Company's financial results.

  LITIGATION

     The Company is subject to occasional lawsuits, investigations and claims arising out of the normal conduct of its business. Management does not believe the outcome of any pending claims will have a material adverse impact on the Company's financial position or results of operations.

  EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its executives. Such agreements may be terminated by either the executive or the Company at any time and provide, among other things, certain termination benefits. As of June 30, 1999, the aggregate termination benefits of the executives and certain other employees approximated $4,800,000.

  SETTLEMENT AGREEMENTS

     In connection with the development of certain parts of the core curriculum, agreements were entered into with former employees to compensate them for services rendered. Two former employees who provided such services had bonus agreements while employed with the Company which amounted to $888,900 and were contingent upon the occurrence of a qualified equity transaction. Such a transaction occurred in December 1997, causing the obligation to be payable in three equal annual installments beginning twelve months after the equity transaction. In addition, the Company entered into settlement agreements with three other former employees who, while employed, rendered such services for an aggregated obligation of $1,825,000. Upon execution of the settlement agreements dated January 30, 1998, $825,000 was paid immediately, while the balance of $1,000,000 is payable in two equal annual installments of principal plus interest on the first and second anniversary date of the agreements. Interest is computed at the rate of 6% per annum. In addition, the attorney who rendered legal services in connection with the settlement agreements was paid $10,000. The aforementioned expenses are included in design team compensation for the year ended June 30, 1998.

  GUARANTEES

     The Company has guaranteed certain debt obligations of charter school boards with which it has management agreements. As of June 30, 1999, the Company had provided guarantees totaling approximately $4,900,000. The debt obligations mature in August 2001 and June 2002.

     As of June 30, 1999, the debt obligations of the charter school boards are current. Under the guarantor agreements, the Company is also required to maintain minimum cash balances that may increase under certain circumstances, as well as to satisfy certain financial reporting covenants.

     For fiscal 1998 and 1999, all covenants have been met except that the Company received waivers for June 30, 1998 and 1999, respectively, from one financial institution as of June 30, 1998 and 1999 due to non-compliance with a covenant that requires maintenance of certain minimum cash balances aggregating to $1.5 million at fiscal year end. These instances of non-compliance were cured on July 1, 1998 and July 5, 1999, respectively.

                              EDISON SCHOOLS INC.

  STOCK PURCHASE AGREEMENT

     In July 1999, the Company entered into a preferred stock purchase agreement with a corporation providing for the purchase of up to 2,000,000 shares of the corporation's preferred stock, par value $0.001 per share, for a purchase price of $5.00 per share. The Company purchased 1,000,000 shares in July 1999 for a total investment of $5,000,000, which represents approximately 16.5% ownership in the corporation. The Company expects to account for the investment under the equity method of accounting. Under the agreement, if the corporation sells additional shares of its preferred stock prior to the second anniversary of the investment, the Company will be required to purchase up to $5,000,000 of additional shares of preferred stock. The chairman of the board of the corporation is also a director of the Company.

14. CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents, notes receivable and advances to charter schools, and trade receivables. The Company manages its credit risk by maintaining cash and cash equivalents with financial institutions that it believes are financially sound and through the contractual arrangements that it has entered into with each district and charter school.

     Trade receivables are primarily short-term receivables from various district and charter schools. Credit risk is affected by changing conditions within the economy of individual states and school districts in which the Company operates. The Company establishes an allowance for doubtful accounts, if necessary, based upon factors surrounding the credit risk of specific customers, historical trends and other information.

     Notes receivable from charter schools are both short-term and long-term. Credit risk associated with those amounts is affected not only by the economy of individual states and school districts in which the charter school operates, but on the continued existence of charter school laws. The Company establishes an allowance of uncollectible amounts, if appropriate, based upon factors surrounding the credit risk of the specific charter schools, historical trends and other information.


15. SUBSEQUENT EVENTS



     (a) In August 1999, the Company issued approximately 354,000 stock options at $6.15 to employees. The options vest over three to six years and expire ten years from date of issuance.



     In October 1999, the Board of Directors (the "Board") approved the adoption of the 1999 Stock Incentive Plan (the "Incentive Plan") for employees and authorized the Compensation Committee to administer the Plan for which a maximum of 2,500,000 shares of class A common stock can be issued. Stock based awards issued under the Plan that are unexercised are available for future award grants.



     On October 5, 1999, the Board of Directors approved a proposal to amend the capitalization structure of the Company. The amendment will become effective through both approval of the shareholders and at the closing of the initial public offering.


     Under the amendment, outstanding Series A through G Preferred Stock will convert into Class A Common Stock with the number of shares upon conversion calculated as the original purchase price for each share plus accrued and unpaid dividends divided by the conversion price multiplied by nine-twentieths. In addition, each Preferred share will convert into a number of shares of Class B Common Stock calculated as the original purchase price for each share plus accrued and unpaid dividends divided by the conversion price multiplied by one-twentieth.


     All outstanding shares of Series A Common, Special Common, and Non-Voting Common shall automatically convert into nine-twentieths of a share of Class A Common Stock and one-twentieth of a share of Class B Common Stock. In addition, all fractional shares of Class A Common Stock and Class B Common Stock will be rounded up to the next larger number. Pro forma per share data as shown in

                              EDISON SCHOOLS INC.

Note 2 to the financial statements reflects the effect of the conversion on outstanding capital stock as if the initial public offering became effective.



     (b) In October 1999, the Company anticipates issuing warrants to a third party to purchase Series A Common at $6.15 per share. The warrants will vest upon issuance and expire five years from date of issuance.

     DESCRIPTION OF GRAPHICAL MATERIAL ON INSIDE OF BACK COVER:

     PHOTOGRAPH OF FLOWER ABOVE THE NAME EDISON SCHOOLS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THROUGH AND INCLUDING                , 1999 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS AN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                6,800,000 SHARES


                             [EDISON SCHOOLS LOGO]


                              CLASS A COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                              MERRILL LYNCH & CO.
                         BANC OF AMERICA SECURITIES LLC
                           CREDIT SUISSE FIRST BOSTON
                          DONALDSON, LUFKIN & JENRETTE
                               J.P. MORGAN & CO.

                                            , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED OCTOBER 19, 1999


PROSPECTUS

                                6,800,000 SHARES


                             [EDISON SCHOOLS LOGO]

                              CLASS A COMMON STOCK
                             ----------------------
     This is Edison Schools Inc.'s initial public offering of class A common stock. The international managers will offer 1,360,000 shares of class A common stock outside the United States and Canada and the U.S. underwriters will offer 5,440,000 shares of class A common stock in the United States and Canada.

     We expect the public offering price to be between $21.00 and $23.00 per share. After pricing of the offering, we expect that the class A common stock will trade on the Nasdaq National Market under the symbol "EDSN."

      INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.
                             ----------------------

                                                                 PER SHARE         TOTAL
                                                                 ---------         -----
Public offering price......................................         $                $
Underwriting discount......................................         $                $
Proceeds, before expenses, to Edison Schools Inc. .........         $                $

     The international managers may also purchase up to an additional 204,000 shares of class A common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an aggregate of an additional 816,000 shares of class A common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the shares of class A common stock will be ready for
delivery in New York, New York on or about              , 1999.
                             ----------------------
MERRILL LYNCH INTERNATIONAL
          BANK OF AMERICA INTERNATIONAL LIMITED
                      CREDIT SUISSE FIRST BOSTON
                                 DONALDSON, LUFKIN & JENRETTE
                                           J.P. MORGAN SECURITIES LTD.
                             ----------------------
             THE DATE OF THIS PROSPECTUS IS                , 1999.

                                  UNDERWRITING

GENERAL

     Merrill Lynch International, Bank of America International Limited, Credit Suisse First Boston (Europe) Limited, Donaldson, Lufkin & Jenrette International and J.P. Morgan Securities Ltd. are acting as lead managers for each of the international managers named below. Subject to the terms and conditions set forth in an international purchase agreement among Edison and the international managers, and concurrently with the sale of 5,440,000 shares of class A common stock to the U.S. underwriters, Edison has agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from Edison the number of shares of class A common stock set forth opposite its name below.

                                                              NUMBER OF
                   INTERNATIONAL MANAGERS                       SHARES
                   ----------------------                     ----------
Merrill Lynch International.................................
Bank of America International Limited.......................
Credit Suisse First Boston (Europe) Limited.................
Donaldson, Lufkin & Jenrette International..................
J.P. Morgan Securities Ltd..................................
                                                              ----------
        Total...............................................   1,360,000
                                                              ==========

     Edison has also entered into a U.S. purchase agreement with certain underwriters in the United States and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan Securities Inc. are acting as representatives. Subject to the terms and conditions set forth in the U.S. purchase agreement, and concurrently with the sale of 1,360,000 shares of class A common stock to the international managers pursuant to the international purchase agreement, Edison has agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from Edison, an aggregate of 5,440,000 shares of class A common stock. The initial public offering price per share and the total underwriting discount per share of class A common stock are identical under the international purchase agreement and the U.S. purchase agreement.

     In the international purchase agreement and the U.S. purchase agreement, the several international managers and the several U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of class A common stock being sold pursuant to each such agreement if any of the shares of class A common stock being sold pursuant to such agreement are purchased. In the event of a default by an underwriter, the international purchase agreement and the U.S. purchase agreement provide that, in specified circumstances, the purchase commitments of non-defaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of class A common stock to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

     The lead managers have advised Edison that the international managers propose initially to offer the shares of class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of
$     per share of class A common stock. The international managers may allow,
and such dealers may reallow, a discount not in excess of $     per share of
class A common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

OVER-ALLOTMENT OPTION

     Edison has granted options to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 204,000 additional shares of class A common stock at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discount.

The international managers may exercise these options solely to cover over-allotments, if any, made on the sale of the common stock offered in this prospectus. To the extent that the international managers exercise these options, each international manager will be obligated, subject to certain conditions, to purchase a number of additional shares of class A common stock proportionate to that international manager's initial amount reflected in the above table. Edison has granted options to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 816,000 additional shares of class A common stock to cover over-allotments, if any, on terms similar to those granted to the international managers.

COMMISSIONS AND DISCOUNTS

     The following table shows the per share and total underwriting discount to be paid by Edison to the underwriters and the proceeds before expenses to Edison. The underwriting discount was determined based on negotiations between the representatives of the underwriters and Edison. In addition, the table includes certain other items considered by the NASD to be underwriting compensation for purposes of the NASD's Rules of Fair Practice. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.


                                                         PER SHARE    WITHOUT OPTION    WITH OPTION
                                                         ---------    --------------    -----------
Public offering price..................................         $              $                  $
Underwriting discount..................................         $                $                $
Other items............................................         $                $                $
Proceeds, before expenses, to Edison...................         $                $                $


     Affiliates of J.P. Morgan own 472,432 shares of Edison's series F preferred stock which were purchased in June and July 1999. Each of these shares of Series F preferred stock will automatically convert into .45 shares of class A common stock and .05 shares of class B common stock of Edison at the time of this offering. The compensation included in the chart above in the line titled "other items" was computed based on the difference between the $ offering price and $12.30, the price paid for the shares of series F preferred stock held by J.P. Morgan's affiliates. See "Related Party Transactions" and "Principal Stockholders."

     The expenses of the offering, exclusive of the underwriting discount, are estimated at $2.6 million and are payable by Edison, as set forth in the following table:

SEC registration fee........................................  $  50,040
NASD filing fee.............................................     18,500
Nasdaq National Market listing fee..........................    145,000
Printing and engraving expenses.............................    400,000
Legal fees and expenses.....................................    600,000
Accounting fees and expenses................................    400,000
Blue Sky fees and expenses (including legal fees)...........     20,000
Transfer agent and registrar fees and expenses..............     10,000
Directors and officers insurance............................    700,000
Miscellaneous...............................................    256,460
                                                              ---------
          Total.............................................  $2,600,000
                                                              =========

     The shares of class A common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters, including the validity of the shares of class A common stock, and other customary conditions, such as the receipt by the underwriters of officer's certificates and legal opinions.

The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

RESERVED SHARES

     At Edison's request, the underwriters have reserved for sale, at the initial public offering price, up to 680,000 of the shares offered hereby for employees, directors and other persons with relationships with Edison who have expressed an interest in purchasing shares of class A common stock in the offering. The number of shares of class A common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

NO SALES OF CLASS A COMMON STOCK OR SIMILAR SECURITIES

     Edison and Edison's executive officers and directors, as well as any of the executive officers' and directors' immediate family members who purchase reserved shares, stockholders, except for the holder of 100,000 shares of common stock, and warrantholders holding warrants to purchase 516,067 shares of common stock optionholders, except for the holders of options to purchase up to 250,000 shares of common stock, have agreed, subject to the exceptions described under "Shares Eligible for Future Sale -- Lock-up Agreements", not to directly or indirectly

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option -- other than options granted by Edison pursuant its stock options plans -- right or warrant for the sale of or otherwise dispose of or transfer any shares of class A common stock or securities convertible into exchangeable or exercisable for class A common stock, including class B common stock, whether now owned or thereafter acquired by them or with respect to which they thereafter acquire the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing; or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of the class A common stock whether any such swap or transaction is to be settled by delivery of class A common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale -- Lock-up Agreements."

NASDAQ NATIONAL MARKET LISTING

     Application has been made to list the class A common stock on the Nasdaq National Market under the trading symbol "EDSN."

     Prior to the offering, there has been no public market for Edison's class A common stock. The initial public offering price will be determined through negotiations between Edison and the representatives and the lead managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are:

     - price-earnings ratio of publicly traded companies that the representatives and the lead managers believe to be comparable to Edison;

     - certain financial information of Edison;

     - the history of, and the prospects for, Edison and the industry in which it competes; and

     - an assessment of (1) Edison's management, (2) its past and present operations, (3) the prospects for, and timing of, future revenue of Edison, (4) the present state of Edison's developments and (5) the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to Edison.

     There can be no assurance that an active trading market will develop for the class A common stock or that the class A common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     The underwriters do not expect sales of the class A common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered hereby. The underwriters will not confirm sales of the class A common stock to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

INTERSYNDICATE AGREEMENT

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Pursuant to the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of class A common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of class A common stock will not offer to sell or sell shares of class A common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers any dealer to whom they sell shares of class A common stock will not offer to sell or sell shares of class A common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the intersyndicate agreement.

     Edison has agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make for those liabilities.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the class A common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the class A common stock. As an exception to these rules, the representatives are permitted to engage in certain transactions that stabilize the price of the class A common stock. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the class A common stock.

     The underwriters may create a short position in the class A common stock in connection with the offering. This means that if they sell more shares of class A common stock than are set forth on the cover page of this prospectus. In that case, the representatives and lead managers, respectively, may reduce that short position by purchasing class A common stock in the open market. The representatives and lead managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

PENALTY BIDS

     The Depository Trust Company Tracking System tracks shares sold from accounts established on each underwriter's and selling group member's behalf for this offering. When the representatives or lead managers, respectively, repurchase shares of the class A common stock in the open market to reduce the underwriters' short position or to stabilize the price of the class A common stock, Merrill Lynch may, in its sole discretion, impose a penalty bid on the underwriters and selling group members who initially sold these "flipped" shares. This means that Merrill Lynch may reclaim part or all of the amount of the selling concession from the underwriters and selling group members who sold these flipped shares. Should Merrill Lynch decide to assess a penalty bid on any of the underwriters or selling group members for flipping shares, the reclaimed selling concessions are to be used only to reduce any loss incurred in making open market repurchases of the class A common stock. Merrill Lynch would not reclaim selling concessions if no shares were repurchased in the open market, and selling concessions may be reclaimed only to the extent that losses are incurred in making open market purchases.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the class A common stock to the extent that it discourages resales of the class A common stock.

     Neither Edison nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the class A common stock. In addition, neither Edison nor any of the underwriters makes any representation that the lead managers or representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

QUALIFIED INDEPENDENT UNDERWRITER

     Sprout Capital VI, L.P., Sprout Capital VII, L.P., The Sprout CEO Fund, L.P. and DLJ Capital Corporation (collectively, the "Sprout Entities") are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, one of the underwriters. As described under "Principal Stockholders," the Sprout Entities beneficially own an aggregate of 4,125,532 shares of the outstanding class A common stock and 458,396 shares of the outstanding class B common stock, which represent more than 10% of the outstanding class A and class B common stock. Of these shares, 2,190,857 shares of class A common stock and 281,206 shares of class B common stock are subject to a voting trust agreement and are held and voted by an independent third party as voting trustee. For additional information concerning the Sprout Entities' ownership of Edison's capital stock, see "Related Party Transactions".

     Because the Sprout Entities affiliated with Donaldson, Lufkin & Jenrette Securities Corporation beneficially own more than 10% of the outstanding class A and class B common stock, the offerings will be conducted in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc., which requires that the public offering price of an equity security be no higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of the Registration Statement and performed its usual standard of due diligence with respect thereto. Merrill Lynch has agreed to act as Qualified Independent Underwriter with respect to the U.S. offering and the international offering, and the public offering price of the class A common stock will be no higher than that recommended by Merrill Lynch. Edison has agreed to indemnify Merrill Lynch in its capacity as Qualified Independent Underwriter against certain liabilities, including certain liabilities under the Securities Act.

     Two representatives of the Sprout Entities serve on Edison's board of directors. See "Management."

OTHER RELATIONSHIPS

     Merrill Lynch, Banc of America Securities LLC and J.P. Morgan Securities Ltd. have acted as placement agents in connection with private placements of Edison's capital stock. Affiliates of J.P. Morgan are stockholders of Edison and two representatives of these affiliates serve on Edison's board of directors. See "Management," "Principal Stockholders" and "Related Party Transactions".

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THROUGH AND INCLUDING                , 1999 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS AN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                6,800,000 SHARES


                             [EDISON SCHOOLS LOGO]


                              CLASS A COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                          MERRILL LYNCH INTERNATIONAL
                     BANK OF AMERICA INTERNATIONAL LIMITED
                           CREDIT SUISSE FIRST BOSTON
                          DONALDSON, LUFKIN & JENRETTE
                          J.P. MORGAN SECURITIES LTD.

                                            , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of class A common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee........................................  $   50,040
NASD filing fee.............................................      18,500
Nasdaq National Market listing fee..........................     145,000
Printing and engraving expenses.............................     400,000
Legal fees and expenses.....................................     600,000
Accounting fees and expenses................................     400,000
Blue Sky fees and expenses (including legal fees)...........      20,000
Transfer agent and registrar fees and expenses..............      10,000
Directors and officers insurance............................     700,000
Miscellaneous...............................................     256,460
                                                              ----------
          Total.............................................  $2,600,000
                                                              ==========

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Fifth Amended and Restated Certificate of Incorporation (the "Restated Certificate"), which will be in effect following this offering, provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Second Amended and Restated By-Laws (the "Restated By-Laws"), which will be in effect following this offering, provides that the

Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.2 and
3.4 hereto, respectively.

     Two of the directors of the Registrant are also officers of DLJ Capital Corporation ("DLJCC"), and are serving on the Registrant's Board of Directors at the request of Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P. (collectively, the "Sprout Partnerships") and DLJCC. Pursuant to the partnership agreements of each of the Sprout Partnerships, each Sprout Partnership will indemnify officers of DLJCC when they are representing such Sprout Partnership on the board of directors of a corporation of which such Sprout Partnership is an investor, provided that such officers acted in good faith and in the manner such officers reasonably believed to be in the best interests of such Sprout Partnership.

     The U.S. Purchase Agreement and the International Purchase Agreement provide that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the forms of the U.S. Purchase Agreement and the International Purchase Agreement to be filed as Exhibits 1.1 and 1.2 hereto.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since June 30, 1996, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

  (a) Issuances of Capital Stock and Warrants.

     In July 1996, the Registrant, which was then a partnership, issued partnership interests to private investors in return for capital contributions aggregating $12.3 million.

     In November 1996, the Registrant converted from a partnership to a corporation and issued 6,214,704 shares of series A common stock and 21,149,993 shares of series A convertible preferred stock in exchange for partnership interests of existing investors. In November 1996, the Registrant also sold 9,144,442 shares of series A convertible preferred stock, one share of series B common stock, one share of series C common stock, one share of series D common stock, one share of series E common stock and one share of series F common stock to a group of private investors for an aggregate sale price of $13,716,663.

     In February 1997, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 213,333 shares of series A convertible preferred stock.

     In March 1997, the Registrant sold 1,010,101 shares of series B convertible exchangeable preferred stock to a private investor for an aggregate sale price of $1,666,666.

     In May 1997, the Registrant sold 5,201,135 shares of series C convertible exchangeable preferred stock to a group of private investors for an aggregate sale price of $15,083,291.

     In June 1997, (i) in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant which currently represents the right to purchase up to 50,000 shares of series A common stock, and (ii) in connection with another equipment financing the Registrant issued to an equipment financing firm a warrant to purchase up to 45,000 shares of series A common stock.

     In August 1997, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 77,000 shares of series A common stock.

     In October 1997, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant which currently represents the right to purchase up to 250,000 shares of series A common stock.

     In November 1997, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 129,504 shares of series A common stock.

     In December 1997, as a purchase price adjustment for the group of private investors who participated in the May 1997 sale of series C convertible exchangeable preferred stock, the Registrant issued 1,057,473 shares of series C convertible exchangeable preferred stock to such investors for no additional consideration.

     In December 1997, the Registrant also sold 5,885,145 shares of series D convertible preferred stock, one share of series G common stock, one share of series H common stock, options to purchase 395,280 shares of series A common stock and promissory notes in the aggregate principal amount of $1,908,429 to a group of private investors for an aggregate sale price of $23,422,877.

     In January 1998, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 25,125 shares of series A common stock.

     In June 1998, in connection with an investment a philanthropic foundation, the Registrant issued to the foundation a warrant to purchase up to 3,775,000 shares of series D convertible preferred common stock.

     In July 1998, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 100,000 shares of series A common stock.

     In August 1998, the Registrant also sold 4,271,352 shares of series D convertible preferred stock, options to purchase 286,878 shares of series A common stock and promissory notes in the aggregate principal amount of $487,843 to a group of private investors for an aggregate sale price of $17 million.

     In December 1998, the Registrant also sold 3,945,224 shares of series D convertible preferred stock, options to purchase 264,979 shares of series A common stock and promissory notes in the aggregate principal amount of $450,595 to a group of private investors for an aggregate sale price of $15,702,003.

     In June 1999, the Registrant sold 3,957,476 shares of series F convertible preferred stock and 800,000 shares of non-voting series G convertible preferred stock to a group of private investors for an aggregate sale price of $29,258,477.

     In July 1999, the Registrant sold 6,787,238 shares of series F convertible preferred stock and one share of series I common stock to a group of private investors for an aggregate sale price of $41,741,518.

     In October 1999, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 30,000 shares of series A common stock.

     Upon the closing of this offering, each share of common stock and each share of preferred stock will convert, automatically and without additional consideration, into 0.45 shares of class A common stock and 0.05 shares of class B common stock.

(b) Certain Grants and Exercises of Stock Options.

     The Registrant's 1998 Site Option Plan (the "Site Plan") was adopted by the Board of Directors in October 1998 and approved by the stockholders of Edison in July 1999. As of June 30, 1999, options to purchase 56,798 shares of series A common stock and 6,310 shares of class B common stock were outstanding under the Site Plan. The Registrant's 1999 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors in June 1999 and approved by the stockholders of Edison in July 1999. As of June 30, 1999, options to purchase 271,350 shares of series A common stock and 30,150 shares of class B common stock were outstanding under the Stock Option Plan. The Registrant's 1999 Key Stock Incentive Plan (the "Key Stock Plan") was adopted by the Board of Directors in June 1999 and approved by the stockholders in July 1999. As of June 30, 1999, options to purchase 55,800 shares of series A common stock and 6,200 shares of class B common stock were outstanding under the Key Stock Plan.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 1.1**   Form of U.S. Purchase Agreement
 1.2**   Form of International Purchase Agreement
 3.1*    Form of Sixth Amended and Restated Certificate of
         Incorporation of the Registrant, to be filed immediately
         after the closing of this offering
 3.2*    Form of Second Amended and Restated By-Laws of the
         Registrant, to be effective upon the closing of this
         offering
 4.1*    Specimen class A common stock certificate
 4.2     See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of class A common stock of the Registrant
 5.1**   Opinion of Hale and Dorr LLP
10.1*    1998 Site Option Plan
10.2*    1999 Stock Option Plan
10.3*    1999 Key Stock Incentive Plan
10.4*    1999 Stock Incentive Plan
10.5*    Third Amended and Restated Shareholders' Agreement, dated as of July 2, 1999, by and among the Registrant and certain
         stockholders, as amended
10.6*    Subscription Agreement, dated as of November 18, 1996, by
         among the Registrant and certain other parties
10.7*    Warrant Purchase Agreement, dated as of January 15, 1998,
         between the Registrant and Phoenix Leasing Incorporated
10.8*    Warrant, dated as of January 15, 1998, issued to Phoenix
         Leasing Incorporated
10.9*    Warrant Purchase Agreement, dated as of November 25, 1997, between the Registrant and BankBoston, N.A.
10.10*   Warrant, dated as of November 25, 1997, issued to
         BankBoston, N.A.
10.11*   Warrant Agreement, dated as of February 1, 1997, between the
         Registrant and Comdisco, Inc.
10.12*   Amended Warrant Purchase Agreement, dated as of June 1,
         1998, between the Registrant and the D2F2 Foundation
10.13*   Option Agreement, dated as of March 14, 1995, between the
         Registrant and Dillon, Read & Co. Inc.
10.14*   Warrant Agreement, dated as of January 1, 1996, between the
         Registrant and Comdisco, Inc.
10.15*   Warrant Agreement, dated as of July 5, 1995, between the
         Registrant and Comdisco, Inc.
10.16*   Warrant Purchase Agreement, dated as of June 30, 1997,
         between the Registrant and Phoenix Leasing Incorporated and related warrant
10.17*   Warrant Purchase Agreement, dated as of June 30, 1997,
         between the Registrant and LINC Capital Management and
         related warrant
10.18*   Stock Subscription Warrant, dated as of August 20, 1997,
         issued to Transamerica Business Credit Corporation
10.19*   Stock Subscription Warrant, dated as of October 30, 1997,
         issued to Transamerica Business Credit Corporation
10.20*   Stock Subscription Warrant, dated as of July 17, 1998,
         issued to TBCC Funding II

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.21*   Series F Subscription Agreement, dated as of July 2, 1999, between the Registrant and certain stockholders
10.22*   Series D Subscription Agreement, dated as of December 30,
         1997, between the Registrant and certain stockholders
10.23*   Letter Agreement, dated as of March 1, 1997, between the
         Registrant and Benno C. Schmidt, Jr., as amended on December
         15, 1997
10.24*   Letter Agreement, dated as of March 1, 1997, between the
         Registrant and H. Christopher Whittle, as amended on
         December 15, 1997
10.25*   Letter Agreement, dated as of June 16, 1997, between the
         Registrant and Christopher D. Cerf
10.26*   Letter Agreement, dated as of March 15, 1995, between the
         Registrant and John E. Chubb
10.27*   Letter Agreement, dated as of April 20, 1998, between the
         Registrant and James L. Starr.
10.28*   Preferred Stock Purchase Agreement, dated as of July 2,
         1999, between the Registrant and Apex Online Learning Inc.
10.29*   Shareholders Agreement, dated as of July 2, 1999, between
         the Registrant and Apex Online Learning Inc.
10.30*   Lease Agreement, dated as of April 4, 1995, between the
         Registrant and 521 Fifth Avenue Associates, as amended on
         June 6, 1996 and December 8, 1997
10.31*   Office Lease, dated as of March 19, 1999, between the
         Registrant and 529 Fifth Company
10.32*   Management Agreement, dated as of March 14, 1995, between
         the Registrant and WSI Inc., as amended on November 15,
         1996, March 1, 1997 and December 31, 1997.
10.33*   Promissory note, dated as of June 5, 1992, from Benno C.
         Schmidt, Jr. to the Registrant
10.34*   Promissory note, dated as of January 23, 1996, from Benno C.
         Schmidt to the Registrant
10.35*   Allonges, dated as of October 5, 1999, to promissory notes, dated as of June 5, 1992 and January 23, 1996, from Benno C.
         Schmidt, Jr. to the Registrant
10.36**  Amendment to Letter Agreement between the Registrant and H.
         Christopher Whittle
10.37**  Amendment to Letter Agreement between the Registrant and
         Christopher D. Cerf
10.38*   Series F Subscription Agreement, dated as of June 4, 1999, between the Registrant and certain stockholders
10.39*   Loan Agreement between the Registrant and WSI Inc.
10.40*   Addendum to Series F Subscription Agreement, dated as of
         July 28, 1999, between the Registrant and certain
         stockholders
10.41*   Guaranty of Payment Agreement, dated as of September 3,
         1998, between the Registrant and NCB Development Corporation
10.42*   Guaranty Agreement, dated as of November 25, 1997, between the Registrant and BankBoston, N.A.
10.43**  Stock Subscription Warrant, dated as of October 18, 1999, issued to TBCC Funding Trust II.
11.1     Statement re Computation of Earnings per Share
23.1     Consent of PricewaterhouseCoopers LLP
23.2**   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1*    Powers of Attorney
27.1*    Financial Data Schedule


---------------
 * Previously filed.

** To be filed by amendment.

  (b) Financial Statement Schedules

     All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

        (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 19th day of October, 1999.


                                          EDISON SCHOOLS INC.

                                          By: /s/ JAMES L. STARR
                                            ------------------------------------
                                              James L. Starr
                                              Executive Vice President and Chief
                                              Financial Officer


                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
*                                                    Chairman of the Board of          October 19, 1999
---------------------------------------------------    Directors
Benno C. Schmidt, Jr.

*                                                    President, Chief Executive        October 19, 1999
---------------------------------------------------    Officer and Director
H. Christopher Whittle                                 (Principal Executive Officer)

/s/ JAMES L. STARR                                   Executive Vice President and      October 19, 1999
---------------------------------------------------    Chief Financial Officer
James L. Starr                                         (Principal Financial and
                                                       Accounting Officer)

*                                                    Executive Vice President and      October 19, 1999
---------------------------------------------------    Director
Laura K. Eshbaugh

*                                                                Director              October 19, 1999
---------------------------------------------------
Virginia G. Bonker

*                                                                Director              October 19, 1999
---------------------------------------------------
John W. Childs

*                                                                Director              October 19, 1999
---------------------------------------------------
Charles J. Delaney

*                                                                Director              October 19, 1999
---------------------------------------------------
Robert Finzi

*                                                                Director              October 19, 1999
---------------------------------------------------
John B. Fullerton

*                                                                Director              October 19, 1999
---------------------------------------------------
Janet A. Hickey

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
*                                                                Director              October 19, 1999
---------------------------------------------------
Klas Hillstrom

*                                                                Director              October 19, 1999
---------------------------------------------------
Bert Kolde

*                                                                Director              October 19, 1999
---------------------------------------------------
Jeffrey T. Leeds

*                                                                Director              October 19, 1999
---------------------------------------------------
Brian P. Mathis


By: /s/ JAMES L. STARR
    --------------------------------------------------
    James L. Starr
    Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1**   Form of U.S. Purchase Agreement.............................
 1.2**   Form of International Purchase Agreement....................
 3.1*    Form of Sixth Amended and Restated Certificate of
         Incorporation of the Registrant, to be filed immediately
         after the closing of this offering..........................
 3.2*    Form of Second Amended and Restated By-Laws of the
         Registrant, to be effective upon the closing of this
         offering....................................................
 4.1*    Specimen common stock certificate...........................
 4.2     See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of class A common stock of the
         Registrant..................................................
 5.1**   Opinion of Hale and Dorr LLP................................
10.1*    1998 Site Option Plan.......................................
10.2*    1999 Stock Option Plan......................................
10.3*    1999 Key Stock Incentive Plan...............................
10.4*    1999 Stock Incentive Plan...................................
10.5*    Third Amended and Restated Shareholders' Agreement, dated as of July 2, 1999, by and among the Registrant and certain
         stockholders, as amended....................................
10.6*    Subscription Agreement, dated as of November 18, 1996, by
         among the Registrant and certain other parties..............
10.7*    Warrant Purchase Agreement, dated as of January 15, 1998,
         between the Registrant and Phoenix Leasing Incorporated.....
10.8*    Warrant, dated as of January 15, 1998, issued to Phoenix
         Leasing Incorporated........................................
10.9*    Warrant Purchase Agreement, dated as of November 25, 1997, between the Registrant and BankBoston, N.A. ................
10.10*   Warrant, dated as of November 25, 1997, issued to
         BankBoston, N.A. ...........................................
10.11*   Warrant Agreement, dated as of February 1, 1997, between the
         Registrant and Comdisco, Inc. ..............................
10.12*   Amended Warrant Purchase Agreement, dated as of June 1,
         1998, between the Registrant and the D2F2 Foundation........
10.13*   Option Agreement, dated as of March 14, 1995, between the
         Registrant and Dillon, Read & Co. Inc. .....................
10.14*   Warrant Agreement, dated as of January 1, 1996, between the
         Registrant and Comdisco, Inc. ..............................
10.15*   Warrant Agreement, dated as of July 5, 1995, between the
         Registrant and Comdisco, Inc. ..............................
10.16*   Warrant Purchase Agreement, dated as of June 30, 1997,
         between the Registrant and Phoenix Leasing Incorporated and related warrant.............................................
10.17*   Warrant Purchase Agreement, dated as of June 30, 1997,
         between the Registrant and LINC Capital Management and
         related warrant.............................................
10.18*   Stock Subscription Warrant, dated as of August 20, 1997,
         issued to Transamerica Business Credit Corporation..........
10.19*   Stock Subscription Warrant, dated as of October 30, 1997,
         issued to Transamerica Business Credit Corporation..........
10.20*   Stock Subscription Warrant, dated as of July 17, 1998,
         issued to TBCC Trust Funding II.............................
10.21*   Series F Subscription Agreement, dated as of July 2, 1999, between the Registrant and certain stockholders.............
10.22*   Series D Subscription Agreement, dated as of December 30,
         1997, between the Registrant and certain stockholders.......

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.23*   Letter Agreement, dated as of March 1, 1997, between the
         Registrant and Benno C. Schmidt, Jr., as amended on December
         15, 1997....................................................
10.24*   Letter Agreement, dated as of March 1, 1997, between the
         Registrant and H. Christopher Whittle, as amended on
         December 15, 1997...........................................
10.25*   Letter Agreement, dated as of June 16, 1997, between the
         Registrant and Christopher D. Cerf..........................
10.26*   Letter Agreement, dated as of March 15, 1995, between the
         Registrant and John E. Chubb................................
10.27*   Letter Agreement, dated as of April 20, 1998, between the
         Registrant and James L. Starr.
10.28*   Preferred Stock Purchase Agreement, dated as of July 2,
         1999, between the Registrant and Apex Online Learning
         Inc. .......................................................
10.29*   Shareholders Agreement, dated as of July 2, 1999, between
         the Registrant and Apex Online Learning Inc. ...............
10.30*   Lease Agreement, dated as of April 4, 1995, between the
         Registrant and 521 Fifth Avenue Associates, as amended on
         June 6, 1996 and December 8, 1997...........................
10.31*   Office Lease, dated as of March 19, 1999, between the
         Registrant and 529 Fifth Company............................
10.32*   Management Agreement, dated as of March 14, 1995, between
         the Registrant and WSI Inc., as amended on November 15,
         1996, March 1, 1997 and December 31, 1997. .................
10.33*   Promissory note, dated as of June 5, 1992, from Benno C.
         Schmidt, Jr. to the Registrant..............................
10.34*   Promissory note, dated as of January 23, 1996, from Benno C.
         Schmidt to the Registrant...................................
10.35*   Allonges, dated as of October 5, 1999, to promissory notes, dated as of June 5, 1992 and January 23, 1996, from Benno C.
         Schmidt, Jr. to the Registrant..............................
10.36**  Amendment to Letter Agreement between the Registrant and H.
         Christopher Whittle.........................................
10.37**  Amendment to Letter Agreement between the Registrant and
         Christopher D. Cerf.........................................
10.38*   Series F Subscription Agreement, dated as of June 4, 1999, between the Registrant and certain stockholders.............
10.39*   Loan Agreement between the Registrant and WSI Inc...........
10.40*   Addendum to Series F Subscription Agreement, dated as of
         July 28, 1999, between the Registrant and certain
         stockholders
10.41*   Guaranty of Payment Agreement, dated as of September 3,
         1998, between the Registrant and NCB Development Corporation
10.42*   Guaranty Agreement, dated as of November 25, 1997, between the Registrant and BankBoston, N.A.
10.43**  Stock Subscription Warrant, dated as of October 18, 1999, issued to TBCC Funding Trust II.............................
11.1     Statement re Computation of Earnings per Share..............
23.1     Consent of Pricewaterhouse Coopers LLP......................
23.2**   Consent of Hale and Dorr LLP (included in Exhibit 5.1)......
24.1*    Powers of Attorney..........................................
27.1*    Financial Data Schedule.....................................


---------------
 * Previously filed.

** To be filed by amendment.